Exhibit 4.7

$22,000,000

CREDIT AGREEMENT

among

CAMPING WORLD, INC. and

CWI, INC., as Borrowers,

The certain Subsidiaries of Borrowers party hereto as Guarantors,

The financial institutions party hereto as the Lenders,

SUNTRUST BANK, as the Issuing Bank,

and

SUNTRUST BANK, as the Administrative Agent

March 1, 2010

2

3

4

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Borrowing Base Certificate
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Request for Advance
Exhibit F	-	Form of Request for Issuance of Letter of Credit
Exhibit G	-	Form of Revolving Loan Note

SCHEDULES

Schedule 1.1(a)	-	Revolving Loan Commitment, Letter of Credit Commitment and Aggregate Commitment Ratios
Schedule 1.1(b)	-	Liens
Schedule 5.1(c)-1	-	Subsidiaries
Schedule 5.1(c)-2	-	Partnerships/Joint Ventures
Schedule 5.1(d)	-	Outstanding Capital Stock Ownership
Schedule 5.1(h)	-	Material Contracts
Schedule 5.1(i)	-	Labor Matters
Schedule 5.1(j)	-	Taxes
Schedule 5.1(m)	-	Investments/Guaranties
Schedule 5.1(n)	-	Litigation
Schedule 5.1(o)		ERISA
Schedule 5.1(p)	-	Intellectual Property; Licenses; Certifications
Schedule 5.1(v)	-	Insurance
Schedule 5.1(x)-1	-	Leased Real Property
Schedule 5.1(x)-2	-	Owned Real Property
Schedule 5.1(y)	-	Environmental Matters
Schedule 6.11	-	Location of Collateral
Schedule 6.15	-	Bank and Investment Accounts
Schedule 6.20(c)	-	Post-Closing Collateral Access Agreements
Schedule 8.1	-	Funded Debt
Schedule 8.6	-	Affiliate Transactions
Schedule 11.1(a)	-	Addresses of Lenders

5

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of March 1, 2010, is among CAMPING WORLD, INC., a Kentucky corporation (“Camping World”), CWI, INC., a Kentucky corporation (“CWI”), as Borrowers, the certain Subsidiaries of Borrowers party hereto as Guarantors, the financial institutions party hereto as the Lenders, SUNTRUST BANK (“SunTrust”), as the Issuing Bank, and SunTrust, as the Administrative Agent.

W I T N E S S E T H:

WHEREAS, Borrowers have requested that the Administrative Agent, the Issuing Bank and the Lenders make available to it the Aggregate Commitment, on the terms and conditions set forth herein, to, among other things, refinancing certain Funded Debt of Borrowers and fund transaction costs and working capital needs of Borrowers; and

WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders are willing to make the Aggregate Commitment available to Borrowers upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS, ACCOUNTING PRINCIPLES AND
OTHER INTERPRETIVE MATTERS

Section 1.1                                      Definitions.  For the purposes of this Agreement:

“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean all “accounts”, as such term is defined in the UCC, of each Borrower Party whether now existing or hereafter created or arising, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC)) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Borrower Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Borrower Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“ACH Transactions” shall mean any cash management or related services including the automated clearinghouse transfer of funds by the Administrative Agent (or any Affiliate of the Administrative Agent) for the account of the Borrower Parties pursuant to agreement or overdrafts.

“additional amount” shall have the meaning specified in Section 2.8(b)(i).

“Administrative Agent” shall mean SunTrust, acting as administrative agent for the Lender Group, and any successor Administrative Agent appointed pursuant to Section 10.12.

“Administrative Agent Hedge Agreement” shall mean any and all Hedge Agreements now existing or hereafter entered into between or among any Borrower Party, on the one hand, and the Administrative Agent (or an Affiliate of the Administrative Agent), on the other hand.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, 23rd Floor, Mail Code GA-ATL 1981, Atlanta, Georgia 30308, Attention: Scott Cowan, or such other office as may be designated by the Administrative Agent pursuant to the provisions of Section 11.1.

“Administrative Questionnaire” shall mean a questionnaire in form and substance satisfactory to the Administrative Agent.

“Advance” or “Advances” shall mean amounts of the Loans advanced by the Lenders to, or on behalf of, Borrowers pursuant to Section 2.1 on the occasion of any borrowing and shall include all Agent Advances and Swing Loans.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or that is a director, officer, manager or partner of such Person.  For purposes of this definition, “control”, when used with respect to any Person, includes the direct or indirect beneficial ownership of five percent (5%) or more of the outstanding Equity Interests of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affinity Pledge Agreement” shall mean that certain Pledge Agreement dated as of the Agreement Date among AGI and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group, in form and substance satisfactory to the Administrative Agent.

“Agent Advances” shall have the meaning specified in Section 2.1(e)(i).

“Aggregate Commitment” shall mean the Revolving Loan Commitment plus the Letter of Credit Commitment.

“Aggregate Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the unutilized portion of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of such Lender, divided by (b) the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances of all Lenders, which, as of the Agreement Date, are set forth (together with Dollar amounts thereof) on Schedule 1.1(a).

“Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate principal amount of all Swing Loans then outstanding, plus (c) the aggregate principal amount of all Agent Advances then outstanding, plus (d) the aggregate amount of all Letter of Credit Obligations then outstanding.

“AGH” shall mean Affinity Group Holding, Inc., a Delaware corporation.

“AGH Bonds” shall mean the 10.875% Senior Notes due 2012, issued by AGH pursuant to that certain Indenture, dated as of March 24, 2005, by and among AGH and The Bank of New York as Trustee.

“AGI” shall mean Affinity Group, Inc., a Delaware corporation.

“AGI Bonds” shall mean the 9.0% Senior Subordinated Notes due 2012, issued by AGI pursuant to that certain Indenture, dated as of February 18, 2004, by and among AGI, the guarantors party thereto, and The Bank of New York as Trustee.

“AGI Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of the Agreement Date, by and among AGI Credit Agreement Agent, AGI, the guarantors party thereto, and the AGI Credit Agreement Lenders, in form and substance satisfactory to Agent.

“AGI Credit Agreement Agent” shall mean Wilmington Trust FSB, as administrative agent for the AGI Credit Agreement Lenders, together with its successors and assigns.

“AGI Credit Agreement Debt” shall mean all Indebtedness under the AGI Credit Documents or any refinancing of such Indebtedness pursuant to the terms and conditions of the Intercreditor Agreement.

“AGI Credit Agreement Lenders” shall mean the Lenders (under and as defined in the AGI Credit Agreement).

“AGI Credit Documents” shall mean the AGI Credit Agreement and the Loan Documents (as defined in the AGI Credit Agreement), in form and substance satisfactory to Agent.

“Agreement” has the meaning specified in the preamble.

“Agreement Date” shall mean the date as of which this Agreement is dated.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable, whether by law or by virtue of contract, to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean that certain form of Assignment and Acceptance attached hereto as Exhibit A, pursuant to which each Lender may, as further provided in Section 11.5, sell a portion of its Loans or its portion of the Revolving Loan Commitment.

“Authorized Signatory” shall mean, with respect to any Borrower Party, such senior personnel of such Borrower Party as may be duly authorized and designated in writing to the Administrative Agent by such Borrower Party to execute documents, agreements, and instruments on behalf of such Borrower Party.

“Availability” shall mean, as of any particular time, the lesser of (a) the sum of the Aggregate Commitment minus the Letter of Credit Commitment minus the Aggregate Revolving Credit Obligations other than the aggregate amount of all Letter of Credit Obligations then outstanding and (b) the sum of the Borrowing Base minus the Aggregate Revolving Credit Obligations.

“Availability Block” shall mean (a) during the Availability Block Reduction Period, $3,000,000 and (b) at all other times, $5,000,000.

“Availability Block Reduction Period” shall mean the period from and including the Agreement Date until and including July 31, 2010.

“Available Letter of Credit Amount” shall mean, as of any particular time, an amount equal to the lesser of (a) the Letter of Credit Commitment at such time minus the aggregate amount of all Letter of Credit Obligations than outstanding and (b) the sum of the Borrowing Base minus the Aggregate Revolving Credit Obligations.

“Avoidance Provisions” shall have the meaning specified in Section 2.13(c)(iii).

“Bank Product Reserves” shall mean all reserves that the Administrative Agent, from time to time, establishes in its reasonable discretion for the Bank Products then provided or outstanding.

“Bank Products” shall mean any one or more of the following types of services or facilities extended to the Borrower Parties by the Administrative Agent (or any Affiliate of the

Administrative Agent):  (a) credit cards; (b) ACH Transactions; (c) cash management, including controlled disbursement services; and (d) Administrative Agent Hedge Agreements.

“Bank Products Documents” shall mean all agreements entered into from time to time by the Borrower Parties in connection with any of the Bank Products and shall include the Administrative Agent Hedge Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean, at any time, a fluctuating and floating rate per annum equal to the highest of:  (a) 0.50% per annum above the latest Federal Funds Rate; (b) the rate of interest announced publicly by the Administrative Agent from time to time as its “prime rate” for the determination of interest rate loans of varying maturities in Dollars to US residents of varying degrees of credit worthiness; and (c) the Eurodollar Rate determined on a daily basis for a period of one (1) month.  Such “prime rate” is not necessarily the lowest rate of interest charged to borrowers of the Administrative Agent, and the Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below such “prime rate”.  Each change in the prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” shall mean an Advance which any Borrower requests to be made as a Base Rate Advance or which is converted to a Base Rate Advance, in accordance with the provisions of Section 2.2.

“Blocked Account” shall mean an account with SunTrust and any other account subject to a Blocked Account Agreement.

“Blocked Account Agreement” shall mean any agreement executed by a depository bank or securities intermediary and the Administrative Agent, for the benefit of the Lender Group, and acknowledged and agreed to by the applicable Borrower Party, in form and substance satisfactory to the Administrative Agent.

“Blocked Person” shall have the meaning specified in Section 5.1(dd)(ii).

“Borrowers” shall have the meaning specified in the preamble.

“Borrower Parties” shall mean, collectively, Borrowers and the Guarantors; and “Borrower Party” shall mean any one of the foregoing Borrower Parties.

“Borrower Payments” shall have the meaning specified in Section 2.8(b)(i).

“Borrowing Base” shall mean, at any particular time, the sum of:

(a)                                  the lesser of (i) up to eighty-five percent (85%) of Eligible Trade Accounts and (ii) $4,000,000; plus

(b)                                 up to ninety percent (90%) of Eligible Credit Card Accounts; plus

(c)                                  up to eighty-five percent (85%) of the NOLV of Eligible Landed Inventory; plus

(d)                                 the lesser of (i) up to eighty-five percent (85%) of the NOLV of Eligible In-Transit Inventory and (ii) $4,000,000; minus

(e)                                  the Availability Block; minus

(f)                                    the Reserves.

“Borrowing Base Certificate” shall mean a certificate of an Authorized Signatory of each Borrower substantially in the form of Exhibit B.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or is a day on which banking institutions located in such state are closed; provided, however, that when used with reference to a Eurodollar Advance (including the making, continuing, prepaying or repaying of any Eurodollar Advance), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of Dollars on the London interbank market.

“Camping World” shall have the meaning specified in the preamble.

“Capital Expenditures” shall mean, for any period, on a consolidated basis for the Borrower Parties, the aggregate of all expenditures made by the Borrower Parties during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of the Borrower Parties, including Capitalized Lease Obligations of the Borrower Parties.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Equivalents” shall mean, collectively, (a) marketable, direct obligations of the US and its agencies maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper issued by corporations, each of which shall (i) have a consolidated net worth of at least $250,000,000, and (ii) conduct substantially all of its business in the US, which commercial paper will mature within one hundred eighty (180) days from the date of the original issue thereof and is rated “P-1” or better by Moody’s or “A-1” or better by S&P, (c) certificates of deposit maturing within three hundred sixty-five (365) days of the date of purchase and issued by a US national or state bank having deposits totaling more than $250,000,000, and whose short-term debt is rated “P-1” or better by Moody’s or “A-1” or better by S&P, and (d) up to $100,000 per institution and up to $1,000,000 in the aggregate in (i) short-term obligations issued by any local commercial bank or trust company located in those areas where any Borrower conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of the types of investments described in this clause (d).

“Change in Control” shall mean the occurrence of one or more of the following events:  (a) Permitted Holder ceases to directly or indirectly own and control fifty-one percent (51%) of the outstanding Equity Interests of AGH; provided, however, that the occurrence of such event as a result of the death of Permitted Holder shall not be considered a Change of Control during the time JPMorgan Chase & Co. controls, as trustee for the estate of Permitted Holder, fifty-one percent (51%) of the outstanding Equity Interests of AGH, (b) any Person or two (2) or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEA) of twenty percent (20%) or more of the outstanding shares of the voting Equity Interest of Camping World; (c) as of any date a majority of the board of directors of Camping World consists (other than vacant seats) of individuals who were not either (i) directors of Camping World as of the Agreement Date, (ii) selected or nominated to become directors by the board of directors of Camping World of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of Camping World of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii); (c) AGH ceases to directly own and control one hundred percent (100%) of the outstanding Equity Interests of AGI; (d) AGI ceases to directly own and control one hundred percent (100%) of the outstanding Equity Interests of CWI; (e) Camping World ceases to directly own and control one hundred percent (100%) of the outstanding Equity Interests of any of its Subsidiaries; (f) CWI ceases to directly or indirectly own and control one hundred percent (100%) of the outstanding Equity Interests of any of its Subsidiaries; or (g) a “Change of Control” (as defined therein) occurs under the AGI Bonds or the AGH Bonds.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged as collateral security for the Obligations pursuant to the Security Documents or otherwise, and all other property of any Borrower Party that is now or hereafter in the possession or control of any member of the Lender Group, or on which any member of the Lender Group has been granted a Lien.

“Collateral Access Agreement” shall mean any agreement of any lessor, warehouseman, processor, customs broker, freight forwarder, consignee or other Person in possession of, having a Lien upon or having rights or interests in any of the Collateral in favor of the Administrative Agent, for the benefit of the Lender Group, in form and substance satisfactory to the Administrative Agent, pursuant to which such Person, among other things, waives or subordinates its Liens or certain other rights or interests such Person may hold in regard to the property of any of the Borrower Parties and agrees to provide the Administrative Agent access to the Collateral.

“Commercial Letter of Credit” shall mean a documentary Letter of Credit issued by the Issuing Bank in respect of the purchase of goods or services by a Borrower in the ordinary course of its business.

“Compliance Certificate” shall mean a certificate executed by the chief financial officer of Camping World substantially in the form of Exhibit C.

“Confidential Information” shall have the meaning specified in Section 11.17.

“Contributing Borrower” shall have the meaning specified in Section 2.13(f).

“Copyright Security Agreements” shall mean, collectively, the Copyright Security Agreements made in favor of the Administrative Agent, on behalf of the Lender Group, from time to time.

“Credit Card Issuer” shall mean any Person (other than a Borrower Party or any Affiliate thereof) who issues or whose members issue credit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., or any proprietary card issuer reasonably acceptable to the Administrative Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Processor Agreement” shall have the meaning specified in Section 6.15(b).

“Cure Amount” shall have the meaning specified in Section 8.8(c).

“Cure Period” shall have the meaning specified in Section 8.8(c).

“Cure Right” shall have the meaning specified in Section 8.8(c).

“Customer Dispute” shall mean all instances in which (a) a customer of a Borrower has rejected or returned the goods and such return or rejection has not been accepted by such Borrower as a valid return or rejection, or (b) a customer of a Borrower has otherwise affirmatively asserted grounds for nonpayment of an Account, including any repossession of goods by such Borrower, or any claim by an Account Debtor of total or partial failure of delivery, set-off, counterclaim, or breach of warranty.

“CWFR” shall mean CWFR Capital Corp., a Delaware corporation.

“CWI” shall mean have the meaning specified in the preamble.

“Date of Issue” shall mean the date on which the Issuing Bank issues a Letter of Credit pursuant to Section 2.15.

“Default” shall mean any Event of Default, and any of the events specified in Section 9.1 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to, with respect to all outstanding Obligations, the sum of (a) the applicable Interest Rate Basis, plus (b) the Interest Rate Margin, plus (c) two percent (2.00%).

“Deferred Tax Liabilities” shall mean the potential tax liability of CWI or any other Borrower Party in the amount of approximately $11,374,000 as a result of the sale by CWI and Affinity Group, Inc. of buildings and land at eleven (11) locations to AGRP Management Corp., an Affiliate of CWI at the time of such sale, in 2001.

“Disbursement Account” shall mean the deposit account maintained at SunTrust, or as otherwise designated to the Administrative Agent by Borrowers.

“Dividends” shall mean any direct or indirect distribution, dividend, or payment to any Person on account of any Equity Interests of any Borrower Party.

“Dollars” or “$” shall mean the lawful currency of the United States.

“Domestic Subsidiary” shall mean any Subsidiary of a Borrower that is organized and existing under the laws of the US or any state or commonwealth thereof or under the laws of the District of Columbia.

“E-Fax” shall mean any system used to receive or transmit faxes electronically.

“E-System” shall mean any electronic system, including SyndTrak Online and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or any other security system.

“EBITDA” shall mean, with respect to Camping World and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, for any period, the Net Income for such period, plus, without duplication and to the extent reflected as charges in the statement of Net Income for such period, the sum of (a) income taxes, (b) Interest Expense and (c) depreciation and amortization expense; provided, however, that if any such calculation includes any period in which an acquisition or sale of a Person or all or substantially all of the assets of a Person occurred, then such calculation shall be made on a Pro Forma Basis.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or any other equivalent service.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person approved by (i) the Administrative Agent, (ii) the Issuing Bank and, (iii) unless a Default exists, Camping World, such approvals not to be unreasonably withheld or delayed; provided, however, that if the consent of Camping World to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 11.5(b)), Camping World shall be deemed to have given its consent five (5) Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by Borrowers prior to such fifth Business Day.

“Eligible Credit Card Accounts” shall mean Accounts (net of any applicable reserves retained by a Credit Card Issuer or a Credit Card Processor), owed by a Credit Card Issuer or Credit Card Processor reasonably acceptable to the Administrative Agent to a Borrower resulting from charges by a customer of a Borrower on credit or debit cards issued or processed by such Credit Card Issuer or Credit Card Processor in connection with the sale of goods by a Borrower, or services performed by a Borrower, in each case as arise in the ordinary course of business and which have been earned by performance and that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Credit Card Accounts; provided, however, that, without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Credit Card Accounts shall not include any of the following Accounts:

(a)                                  Accounts that have been outstanding for more than five (5) Business Days from the date of sale of goods or services giving rise to such Accounts;

(b)                                 Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents;

(c)                                  Accounts which are not subject to a valid and continuing first priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents as to which all action necessary or desirable to perfect such security interest shall have been taken, and to which any Borrower has good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group);

(d)                                 Accounts with respect to which any of the representations, warranties, covenants and agreements contained in Section 5.2 are not or have ceased to be complete and correct or have been breached;

(e)                                  Accounts as to which the Credit Card Processor has the right under certain circumstances to require a Borrower to repurchase the Accounts from such Credit Card Processor;

(f)                                    Accounts as to which any one or more of the following events has occurred with respect to the Credit Card Issuer or Credit Card Processor owing such Accounts:  the filing by or against such Credit Card Issuer or Credit Card Processor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the US, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Credit Card Issuer or Credit Card Processor for the benefit of creditors; the appointment of a receiver or trustee for such Credit Card Issuer or Credit Card Processor or for any of the assets of such Credit Card Issuer or Credit Card Processor, including the appointment of or taking possession by a “custodian”, as defined in Bankruptcy Code; the institution by or against such Credit Card Issuer or Credit Card Processor of any other type of Insolvency Proceeding or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Credit Card Issuer or Credit Card Processor; the sale, assignment, or transfer of all or substantially all of the assets of such Credit Card Issuer or Credit Card Processor unless the obligations of such Credit Card Issuer or Credit Card Processor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; the nonpayment generally by such Credit Card Issuer or Credit Card Processor of its debts as they become due; or the cessation of the business of such Credit Card Issuer or Credit Card Processor as a going concern;

(g)                                 Accounts which are evidenced by a promissory note or other instrument or by chattel paper;

(h)                                 Accounts which are not a bona fide, valid and, to the best of any Borrower’s knowledge, enforceable obligation of the Credit Card Issuer or Credit Card Processor thereunder;

(i)                                     Accounts which arise on account of any private label credit card issued by a Borrower Party; or

(j)                                     Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback).

“Eligible In-Transit Inventory” shall mean Inventory that would otherwise be Eligible Landed Inventory (other than for its location) as to which:

(a)                                  such Inventory is purchased with and subject to a Commercial Letter of Credit or the payment for which has been paid in full and in cash;

(b)                                 such Inventory is then in transit (whether by vessel, air or land) from a location outside of the continental United States to any location in the continental United States owned or leased by a Borrower;

(c)                                  the title of such Inventory has passed to, and such Inventory is owned by, a Borrower and for which the Administrative Agent shall have received such evidence thereof as the Administrative Agent may require in its Permitted Discretion;

(d)                                 the Administrative Agent has received each of the following: (i) a copy of the certificate of marine cargo insurance in connection therewith in which the Administrative Agent has been named as an additional insured and loss payee in a manner acceptable to the Administrative Agent in its Permitted Discretion; and (ii) a copy of the invoice, packing slip and manifest with respect thereto;

(e)                                  such Inventory is either (i) subject to a negotiable bill of lading (A) that is consigned to the Issuing Bank (unless and until such time as the Administrative Agent shall require that the same be consigned to the Administrative Agent, then thereafter, that is consigned to the Administrative Agent either directly or by means of endorsements), (B) that was issued by the carrier in respect of such Inventory and (C) is either in the possession of the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of the Administrative Agent pursuant to a Collateral Access Agreement or the subject of a telefacsimile or other electronic copy that the Administrative Agent has received from the Issuing Bank with respect to the Letter of Credit and as to which the Administrative Agent has also received confirmation from the Issuing Bank that such document is in transit to the Administrative Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of the Administrative Agent pursuant to a Collateral Access Agreement or (ii) subject to a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of a consolidator or the Administrative Agent, or their respective agents) and such negotiable cargo receipt is (A) consigned to the Issuing Bank (unless and until such time as the Administrative Agent shall require that the same be consigned to the Administrative Agent, then thereafter, that is consigned to the Administrative Agent either directly or by means of endorsements), (B) issued by a consolidator in respect of such Inventory and (C) either in the possession of the Administrative Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of the Administrative Agent pursuant to a Collateral Access Agreement or the subject of a telefacsimile or other electronic copy that the Administrative Agent has received from the Issuing Bank with respect to the Letter of Credit and as to which the Administrative Agent has also received a confirmation from the Issuing Bank that such document is in transit to the Administrative Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of the Administrative Agent pursuant to a Collateral Access Agreement;

(f)                                    such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to the Administrative Agent; and

(g)                                 such Inventory shall not have been in transit for more than ninety (90) days.

“Eligible Inventory” shall mean, collectively, as of any date of determination, the Eligible Landed Inventory and the Eligible In-Transit Inventory.

“Eligible Landed Inventory” shall mean, as of any particular date, the portion of the Inventory of a Borrower that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Landed Inventory; provided, however, that without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Landed Inventory shall not include any of the following Inventory:

(a)                                  Inventory that is not owned solely by a Borrower;

(b)                                 Inventory that does not conform to all of the warranties and representations regarding the same which are set forth in this Agreement or any of the other Loan Documents;

(c)                                  Inventory that is not located in the continental US either on real property owned or leased by a Borrower;

(d)                                 Inventory that is subject to any claim of reclamation, Lien, adverse claim, interest or right of any other Person;

(e)                                  Inventory that has been consigned to or by any Person;

(f)                                    Inventory that is not in good condition or does not meet all standards imposed by any Person having regulatory authority over such goods or their use or sale, or Inventory that is not currently saleable in the normal course of a Borrower’s business;

(g)                                 Inventory that consists of work-in-process or raw materials;

(h)                                 Inventory scheduled for return to vendors, display items, packaging materials, labels or name plates or similar supplies;

(i)                                     Inventory that is not personal property in which a Borrower has granted a valid and continuing first Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents, or as to which all action necessary to perfect such security interest has not been taken;

(j)                                     Inventory that consists of recreational vehicles (other than non-motorized, towable campers) of CWI with an aggregate value of up to $500,000 (or such higher amount to which the Administrative Agent agrees in its sole and absolute discretion) (i) for which the Administrative Agent has received an appraisal reflecting values of CWI’s interest in such inventory at levels acceptable to the Administrative Agent from an appraiser acceptable to the Administrative Agent and (ii) that CWI is licensed by the appropriate Governmental Authority to sell; or

(k)                                  Inventory that is covered, in whole or in part, by any security agreement, financing statement, equivalent security or Lien instrument or continuation statement which is on file or of record in any public office, except such as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents.

“Eligible Trade Accounts” shall mean, at any particular date, all Accounts (other than those described in the lead-in to the definition of Eligible Credit Card Accounts) of Borrowers that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Trade Accounts; provided, however, that, without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Trade Accounts shall not include any of the following Accounts:

(a)                                  any Account with respect to which more than sixty (60) days have elapsed since the due date of the original invoice therefor or more than ninety (90) days have elapsed since the date of the original invoice therefor;

(b)                                 Accounts with respect to which any of the representations, warranties, covenants and agreements contained in Section 5.2 are not or have ceased to be complete and correct or have been breached;

(c)           Accounts (or any other Account due from the same Account Debtor), with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

(d)           Accounts as to which any Borrower has not performed, as of the applicable date of calculation, all of its obligations then required to have been performed, including the delivery of merchandise or rendition of services applicable to such Accounts;

(e)           Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts:  death or judicial declaration of incompetency of such Account Debtor who is an individual; the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the US, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including the appointment of or taking possession by a “custodian”, as defined in Bankruptcy Code; the institution by or against such Account Debtor of any other type of Insolvency Proceeding or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor unless the obligations of such Account Debtor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; the nonpayment generally by such Account Debtor of its debts as they become due; or the cessation of the business of such Account Debtor as a going concern;

(f)            Accounts, the collection of which, the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition;

(g)           (i) those Accounts of an Account Debtor for whom fifty percent (50%) or more of the aggregate Dollar amount of such Account Debtor’s outstanding Accounts are classified as ineligible under the criteria (other than this clause (g)) set forth herein; or (ii) those Accounts with respect to which the aggregate Dollar amount of all Accounts owed by the Account Debtor thereon exceeds fifteen percent (15%) of the aggregate amount of all Accounts at such time to the extent of such excess;

(h)           Accounts owed by an Account Debtor which: (i) does not maintain its chief executive office in the US; or (ii) is not organized under the laws of the US or any state or territory thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(i)            Accounts owed by an Account Debtor which is an Affiliate or employee of any Borrower, including all amounts owed by FreedomRoads to any Borrower under any product marketing and sales agreements or otherwise;

(j)            Accounts which are owed by an Account Debtor to which any Borrower is indebted in any way, or which are subject to any right of setoff by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Administrative Agent to waive setoff rights;

(k)           Accounts which are subject to any Customer Dispute, but only to the extent of the amount in dispute;

(l)            Accounts which are owed by the government of the US, or any department, agency, public corporation, or other instrumentality thereof, unless all required procedures for the effective collateral assignment of the Accounts under the Federal Assignment of Claims Act of 1940 and any other steps necessary to perfect the Administrative Agent’s security interest, for the benefit of the Lender Group, in such Accounts have been complied with to the Administrative Agent’s satisfaction with respect to such Accounts;

(m)          Accounts which are owed by any state, municipality, territory or other political subdivision of the US, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines in its reasonable discretion that its security interest therein is not or cannot be perfected;

(n)           Accounts which represent sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(o)           Accounts which are evidenced by a promissory note or other instrument or by chattel paper;

(p)           Accounts with respect to which the Account Debtor is located in a state or jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any bar to access to such courts to enforce payment of such Account;

(q)           Accounts as to which the applicable Account Debtor has not been sent an invoice or has been partially billed;

(r)            Accounts which are not a bona fide, valid and, to the best of any Borrower’s knowledge, enforceable obligation of the Account Debtor thereunder;

(s)           Accounts which are owed by an Account Debtor with whom any Borrower has any agreement or understanding for deductions from the Accounts, except for discounts or allowances which are made in the ordinary course of business for prompt payment or volume purchases and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Accounts, or Accounts with respect to which a debit or chargeback has been issued or generated;

(t)            Accounts which are not subject to a valid and continuing first priority Lien in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents as to which all action necessary or desirable to perfect such security interest shall have been taken, and to which any Borrower has good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent, for the benefit of the Lender Group);

(u)           Accounts generated through membership fees (other than President’s Club membership fees) or marketing fees or credit card royalty fees;

(v)           Accounts generated through sales of recreational vehicles; or

(w)          Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except as may have been filed in favor of the Administrative Agent, for the benefit of the Lender Group, pursuant to the Security Documents.

“Environmental Laws” shall mean, collectively, any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including Hazardous Materials or human health, as now or may at any time during the term of this Agreement be in effect.

“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.

“ERISA Affiliate” shall mean, with respect to any Borrower Party, any trade or business (whether or not incorporated) that together with such Borrower Party, are treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean, with respect to any Borrower Party or any ERISA Affiliate, (a) any “reportable event” within the meaning of Section 4043 of ERISA with respect to a Title IV Plan for which the thirty (30) day notice period has not been waived; (b) the withdrawal of any Borrower Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Borrower Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution or threatened institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (g) the failure by any Borrower Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (h) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA, or (i) the revocation or threatened revocation of a Plan’s tax-qualified status under Code Section 401(a).

“Eurodollar Advance” shall mean an Advance which a Borrower requests to be made as a Eurodollar Advance or which is continued as or converted to a Eurodollar Advance, in accordance with the provisions of Section 2.2.

“Eurodollar Advance Period” shall mean, for each Eurodollar Advance, each one (1), two (2), three (3), or six (6) month period, as selected by a Borrower pursuant to Section 2.2, during which the applicable Eurodollar Rate (but not the applicable Interest Rate Margin) shall remain unchanged.  Notwithstanding the foregoing, however: (a) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Advance Period shall end on the next preceding Business Day; (b) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (a) above) end on the last day of such calendar month; and (c) no Eurodollar Advance Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of Borrowers under Section 2.6.

“Eurodollar Basis” shall mean, with respect to each Eurodollar Advance Period, a simple per annum interest rate equal to the quotient of (a) the Eurodollar Rate divided by (b) one minus the Eurodollar Reserve Percentage, stated as a decimal.  The Eurodollar Basis shall remain unchanged during the applicable Eurodollar Advance Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

“Eurodollar Rate” shall mean, for any applicable Eurodollar Advance Period, the greater of (a) the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to such Eurodollar Advance Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two (2) Business Days prior to the first day of such Eurodollar Advance Period, or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Eurodollar Advance Period, the Eurodollar Rate shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest one one-hundredth of one percent (1/100th of 1%)) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Eurodollar Advance Period by leading banks in the London interbank market as of 10:00 a.m. for delivery on the first day of such Eurodollar Advance Period, for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s portion of the relevant Eurodollar Advance and (b) 1.00%.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next one one-hundredth of one percent (1/100th of 1%)) in effect on any day to which the Administrative Agent is subject with respect to the Eurodollar Basis pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) (“Regulation D”) with respect to Eurocurrency Liabilities (as that term is defined in Regulation D).  Eurodollar Advances shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.  The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date of any changes in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events specified in Section 9.1, provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Executive Order No. 13224” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Extraordinary Receipts” shall mean any cash received by any Borrower Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.6(b)(i) or 2.6(b)(ii)), including (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments and (g) any purchase price adjustment received in connection with any purchase agreement.

“Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 12:00 noon (Atlanta, Georgia time) on that day by each of three leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter of even date herewith executed by Borrowers and addressed to SunTrust.

“Financial Covenants” shall mean the financial covenants applicable to the Borrower Parties from time to time pursuant to Sections 8.8 and 8.9.

“Foreign Lender” shall have the meaning specified in Section 2.8(b)(v).

“FreedomRoads” shall mean FreedomRoads, LLC, a Minnesota limited liability company, and its Subsidiaries.

“FRH” shall mean FreedomRoads Holding Company, LLC, a Minnesota limited liability company, all the preferred equity of which is held by CWFR.

“FRH Preferred” means the rights and preferences of the preferred membership interest in FRH as adopted by the Board of Governors of FRH on the date of issuance of the AGH Bonds.

“FRH Preferred Equity Interest” means the membership interest in FRH having the rights and preferences of the FRH Preferred.

“Fund” shall mean any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person shall mean, without duplication, as of any calculation date, (a) any obligation of such Person for borrowed money, including all of the Obligations, (b) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) any obligation of such Person in respect of the deferred purchase price of property or for services (other than trade payables incurred in the ordinary course of business on terms customary in the trade), (d) any Capitalized Lease Obligation of such Person, (e) any obligation of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (f) any obligation, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) any Guaranty by such Person of any obligation described in clauses (a) through (f) above, (h) any obligation or liability of others secured by a Lien on property owned by such Person, whether or not such obligation or liability is assumed by such Person, (i) any financial obligation of such Person under purchase money mortgages, (j) any obligation of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interest of such Person, (k) any off-balance sheet liability of such Person retained in connection with asset securitization programs, synthetic leases, sale and leaseback transactions or other similar obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries and (l) any debt, liability or obligation of such Person arising from or in connection with (i) any Hedge Agreements or (ii) without double counting, any other debt, liability or obligation arising from or in connection with any Bank Products; provided, however, that, notwithstanding anything in GAAP to the contrary, the amount of all obligations shall be the full face amount of such obligations.

“Funding Borrower” shall have the meaning specified in Section 2.13(f).

“GAAP” shall mean generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the

Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the US accounting profession).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

“Guarantors” shall mean, collectively, the Subsidiary Guarantors and any other Person that has executed a document guaranteeing the Obligations; and “Guarantor” shall mean any one of the foregoing Guarantors.

“Guaranty” or “guaranteed”, as applied to an obligation (each, a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such primary obligation or (B) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.  All references in this Agreement to “this Guaranty” shall be to the Guaranty provided for pursuant to the terms of Article 3.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

“Hedge Agreement” shall mean any and all transactions, agreements or documents now existing or hereafter entered into between or among any Borrower Party, on the one hand, and a third party, on the other hand, which provides for an interest rate, credit or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower Party’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations.

“Indemnified Person” shall mean each member of the Lender Group, each Affiliate thereof and each of their respective employees, representatives, officers, directors and agents.

“Initial Advance” shall have the meaning specified in Section 2.12(a).

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal or non-US bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Agreement Date among Administrative Agent, AGI Credit Agreement Agent and the Borrower Parties party thereto as Grantors.

“Interest Expense” shall mean, for Camping World and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (a) total interest expense, including the interest component of any Capitalized Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

“Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as applicable.

“Interest Rate Margin” shall mean 3.25%.

“Inventory” shall mean all “inventory”, as such term is defined in the UCC, of each Borrower Party, whether now existing or hereafter acquired, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of a Borrower Party for sale or lease or are furnished or are to be furnished under a contract of service, goods that are leased by a Borrower Party as lessor, or that constitute raw materials, samples, work-in-process, finished goods, returned goods, promotional materials or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Borrower Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” shall mean, with respect to any Person, any loan, advance or extension of credit by such Person to, or any Guaranty with respect to the Equity Interests, Funded Debt or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any acquisition of all or substantially all of the Equity Interests of a Person or all or substantially all of the assets, property or business of a Person.

“Issuing Bank” shall mean SunTrust, or any other Person who hereafter may be designated as the Issuing Bank pursuant to an Assignment and Acceptance or otherwise.

“Lender Group” shall mean, collectively, the Administrative Agent, the Issuing Bank and the Lenders.  In addition, if SunTrust ceases to be the Administrative Agent, then for any Administrative Agent Hedge Agreement entered into by any Borrower Party with SunTrust while it was the Administrative Agent, SunTrust shall be a deemed to be a member of the Lender Group for purposes of determining the secured parties under any Security Documents.

“Lenders” shall mean those lenders whose names are set forth on the signature pages to this Agreement under the heading “Lenders”, any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 11.5; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Commitment” shall mean the obligation of the Issuing Bank to issue Letters of Credit in an aggregate face amount from time to time not to exceed $10,000,000 pursuant to the terms of this Agreement.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to one hundred percent (100%) of the aggregate undrawn and unexpired stated amount (including the amount to which any such Letter of Credit can be reinstated pursuant to its terms) of the then outstanding Letters of Credit, plus (b) an amount equal to one hundred percent (100%) of the aggregate drawn, but unreimbursed drawings of any Letters of Credit.

“Letter of Credit Reimbursement Agreement” shall mean that certain Letter of Credit Reimbursement Agreement dated as of the Agreement Date among AGI, Administrative Agent and Issuing Bank, and acknowledged and agreed to by Borrowers.

“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent the proceeds of which shall be applied as provided in Section 9.2(d).

“Letters of Credit” shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing Bank on behalf of a Borrower from time to time in accordance with Section 2.15.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment, charge, option, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Liquidation Payment” has the meaning given to that term in the FRH Preferred and includes any payment made on account of the FRH Preferred Equity Interest as a result of a redemption made pursuant to Section 5 of the FRH Preferred.

“Loan Account” shall have the meaning specified in Section 2.7(b).

“Loan Documents” shall mean this Agreement, any Revolving Loan Notes, the Security Documents, the Intercreditor Agreement, the Blocked Account Agreements, the Letter of Credit Reimbursement Agreement, the Fee Letter, all reimbursement agreements relating to Letters of Credit issued hereunder, all Collateral Access Agreements, all Compliance Certificates, all Requests for Advance, all Requests for Issuance of Letters of Credit, all Notices of Conversion/Continuation, all Borrowing Base Certificates, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any) and all other documents, lockbox agreements, instruments, certificates, and agreements executed or delivered in connection with or contemplated by this Agreement, including any security agreements or guaranty agreements from a Borrower’s Subsidiaries to the Lender Group, or any of them; provided, however, that, notwithstanding the foregoing, none of the Bank Product Documents shall constitute Loan Documents.

“Loans” shall mean, collectively, the Revolving Loans, the Swing Loans and the Agent Advances.

“Majority Lenders” shall mean, as of any date of calculation, Lenders the sum of whose unutilized portions of the Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding on such date of calculation exceeds fifty percent (50%) of the sum of the aggregate unutilized Revolving Loan Commitment plus Loans (other than Swing Loans and Agent Advances) outstanding plus participation interests in Letter of Credit Obligations, Swing Loans and Agent Advances outstanding of all of the Lenders as of such date of calculation.

“margin stock” shall have the meaning specified in Section 5.1(t).

“Material Contracts” shall mean, collectively, all contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which any Borrower Party or any Subsidiary a of Borrower Party is or becomes a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Materially Adverse Effect, including the AGI Credit Documents and the AGI Bonds.

“Materially Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse change in, or a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), prospects or operations of a Borrower Party, (b) the ability of any Borrower Party to perform any obligations under this Agreement or any other Loan Document to which it is a party, or (c) (i) the validity, binding effect or enforceability of any Loan Document, (ii) the rights, remedies or benefits available to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document or (iii) the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on the Collateral.  In determining whether any individual event, act, condition or occurrence of the foregoing types would result in a Materially Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Materially Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other events, acts, conditions or occurrences of the foregoing types which have occurred would result in a Materially Adverse Effect.

“Maturity Date” shall mean the earlier of (i) the date which is three years from the Agreement Date, (ii) the date which is 60 days prior to the date of maturity of the AGI Credit Agreement, (iii) the date which is 120 days prior to the earlier date of maturity of the AGI Bonds and the AGH Bonds, except that this clause (iii) shall not apply if the AGI Bonds and the AGH Bonds are (a) refinanced or exchanged for a security with a maturity date of at least 120 days following the date set forth in the foregoing clause (i) or (b) discharged (through conversion to equity or otherwise) without incurring any replacement or refinanced Indebtedness, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Maximum Borrower Liability” shall have the meaning specified in Section 2.13(c).

“Maximum Guaranteed Amount” shall have the meaning specified in Section 3.1(g).

“Moody’s” shall mean Moody’s Investor Service, Inc., or any successor thereto.

“Mortgage” shall mean, collectively, any mortgage, deed of trust or deed to secure debt entered into by a Borrower Party in favor of the Administrative Agent, for the benefit of the Lender Group.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Borrower Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the transactions contemplated by the Loan Documents, the AGI Credit Documents, and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower Parties.

“Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer, casualty loss or other disposition or loss of assets by any Borrower Party or any issuance by any Borrower Party of any Equity Interests or the incurrence by any Borrower Party of any Funded Debt (other than the Obligations), the aggregate amount of cash received for such assets or Equity Interests, or as a result of such Funded Debt, net of reasonable and customary transaction costs properly attributable to such transaction and payable by such Borrower Party to a non-Affiliate in connection with such sale, lease, transfer or other disposition of assets or the issuance of any Equity Interests or the incurrence of any Funded Debt, including sales commissions and underwriting discounts.

“Net Income” shall mean, for any period, the consolidated net income (or loss) of Camping World and its Subsidiaries for such period, determined in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses (including losses from discontinued operations that constitute extraordinary losses), (b) any gains attributable to write-ups of assets, (c) any non-cash losses attributable to write-downs of assets, (d) any Equity Interest of Camping World or any of its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary of Camping World and (e) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Camping World or any of its Subsidiaries on the date that such Person’s assets are acquired by Camping World or such Subsidiary.

“New York Life Facility” shall mean that certain Second Lien Note Purchase Agreement, dated as of June 5, 2009, by and among AGI, the affiliates of AGI party thereto as guarantors, the Purchasers (as defined therein) and New York Life Investment Management LLC as administrative agent for the Purchasers, and the Notes (as defined therein) issues thereunder.

“NOLV” shall mean, as to any particular category of asset, the value that is estimated to be recoverable in an orderly liquidation thereof, net of liquidation expenses of selling such category of assets, as determined from time to time by a qualified appraiser selected by the Administrative Agent.

“Non-Depository Account” shall have the meaning specified in Section 6.15(f).

“Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit D.

“Obligations” shall mean (a) all payment and performance obligations as existing from time to time of the Borrower Parties to the Lender Group, or any of them, under this Agreement and the other Loan Documents (including all Letter of Credit Obligations and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), or as a result of making the Loans or issuing the Letters of Credit, (b) the obligation to pay an amount equal to the amount of any and all damages which the Lender Group, or any of them, may suffer by reason of a breach by any Borrower Party of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document, and (c) any debts, liabilities and obligations as existing from time to time of any Borrower Party to the Administrative Agent (or an Affiliate of the Administrative Agent) arising from or in connection with any Bank Products and, if SunTrust ceases to be the Administrative Agent, any debts, liabilities and obligations as existing from time to time of any Borrower Party to SunTrust (or an Affiliate of SunTrust) arising from or in connection with any Bank Products Documents entered into at a time when SunTrust was the Administrative Agent.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Debtor Relief Law” shall have the meaning specified in Section 2.13(c)(iii).

“Other Taxes” shall have the meaning specified in Section 2.8(b)(ii).

“Overadvance” shall have the meaning specified in Section 2.1(d).

“Participant” shall have the meaning specified in Section 11.5(d).

“Patent Security Agreements” shall mean, collectively, the Patent Security Agreements made in favor of the Administrative Agent, on behalf of the Lender Group, from time to time.

“Payment Date” shall mean the last day of each Eurodollar Advance Period for a Eurodollar Advance.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Discretion” shall mean a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holder” shall mean Stephen Adams, the indirect owner of one hundred percent (100%) of the outstanding Equity Interests of AGH as of the Agreement Date.

“Permitted Liens” shall mean, as applied to any Person:

(a)           Any Lien in favor of the Administrative Agent or any other member of the Lender Group given to secure the Obligations;

(b)           (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;

(c)           Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)           Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;

(e)           Easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which in the reasonable opinion of the Administrative Agent do not interfere with the ordinary conduct of the business of such Person;

(f)            Purchase money security interests and Liens securing Capitalized Lease Obligations provided that such Lien attaches only to the asset (which asset shall not constitute Inventory) so purchased or leased by such Person and secures only Funded Debt incurred by such Person in order to purchase or lease such asset, but only to the extent permitted by Section 8.1(d);

(g)           Deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)           Liens on assets of Borrowers existing as of the Agreement Date which are set forth on Schedule 1.1(b);

(i)            Liens on assets of the Borrower Parties securing the AGI Credit Agreement Debt so long as all such Liens are subject to the Intercreditor Agreement;

(j)            With respect to Collateral consisting of real property, Liens that are exceptions to the commitments for title insurance issued in connection with the Mortgage, as accepted by the Administrative Agent in its sole and absolute discretion; and

(k)           Mortgages in favor of the AGI Credit Agreement Agent, delivered after the Agreement Date, upon leasehold interests in real property, pursuant to the AGI Credit

Documents; provided, that a Mortgage on such leasehold interest is also delivered in favor of the Administrative Agent in accordance with Section 6.21, unless the requirement to deliver a Mortgage on such leasehold interest pursuant to Section 6.21 has been duly waived pursuant to Section 11.12.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, other legal entity or joint venture or a government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA that any Borrower Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years on behalf of participants who were employed by any Borrower Party or ERISA Affiliate.

“Pro Forma Basis” shall mean for purposes of determining compliance with the Financial Covenants and the defined terms relating thereto, giving pro forma effect to any acquisition or sale of a Person, all or substantially all of the business or assets of a Person, and any related incurrence, repayment or refinancing of Funded Debt, Capital Expenditures or other related transactions which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, in each case, as if such acquisition or sale and related transactions were realized on the first day of the relevant period.

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by the Borrower Parties, their Subsidiaries or any of them (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Register” shall have the meaning specified in Section 11.5(c).

“Reimbursement Obligations” shall mean the payment obligations of Borrowers under Section 2.15(d).

“Replacement Event” shall have the meaning specified in Section 11.16.

“Replacement Lender” shall have the meaning specified in Section 11.16.

“Request for Advance” shall mean any certificate signed by an Authorized Signatory of a Borrower requesting a new Advance hereunder, which certificate shall be denominated a “Request for Advance”, and shall be in substantially the form of Exhibit E.  Each Request for Advance shall, among other things, specify the date of the Advance, which shall be a Business Day, the amount of the Advance, and the type of Advance.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory of a Borrower requesting that the Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit F, and shall, among other things, (a) specify that the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (b) the stated amount of the Letter of Credit (which shall be in Dollars), (c) the effective date (which shall be a Business Day) for the issuance of such Letter of Credit, (d) the date on which such Letter of Credit is to expire (which shall be a Business Day and which shall be subject to Section 2.15(a)), (e) the Person for whose benefit such Letter of Credit is to be issued, (f) other relevant terms of such Letter of Credit, and (g) the Available Letter of Credit Amount as of the scheduled date of issuance of such Letter of Credit.

“Reserves” shall mean reserves that the Administrative Agent may establish from time to time in its Permitted Discretion for such purposes as the Administrative Agent shall deem necessary.  Without limiting the generality of the foregoing, the following reserves shall be deemed an exercise of the Administrative Agent’s Permitted Discretion:  (a) reserves for price adjustments and damages, (b) reserves for obsolescence of Inventory; (c) reserves for special order goods and deferred shipment sales; (d) reserves for accrued but unpaid ad valorem and personal property tax liability; (e) reserves for market value declines; (f) and receivable reserves; (g) Bank Product Reserves; (h) reserves for accrued, unpaid interest on the Obligations; (i) reserves for warehousemen’s, bailees’, shippers’ or carriers’ charges; and (j) reserves for any other matter that has a negative impact on the value of the Collateral.

“Restricted Payment” shall mean (a) after repayment of the AGI Bonds and the AGH Bonds, Dividends, (b) loans by any Borrower Party or any Subsidiary of a Borrower Party to any Affiliate or (c) any payment of management, consulting or similar fees payable by any Borrower Party or any Subsidiary of a Borrower Party to any Affiliate.

“Restricted Purchase” shall mean any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of Equity Interests of any Borrower Party.

“Retiree Welfare Plan” shall mean a Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Code Section 4980B (or applicable state law mandating health insurance continuation coverage for employees) and at the sole expense of the participant or the beneficiary.

“Revolving Commitment Ratio” shall mean, with respect to any Lender, the ratio, expressed as a percentage, of (a) the portion of the Revolving Loan Commitment of such Lender, divided by (b) the Revolving Loan Commitment, which, as of the Agreement Date, are set forth (together with Dollar amounts thereof) on Schedule 1.1(a).

“Revolving Loan Commitment” shall mean the several obligations of the Lenders to advance the aggregate amount of up to $12,000,000 to Borrowers on or after the Agreement Date, in accordance with their respective Revolving Commitment Ratios, pursuant to the terms of this Agreement, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Revolving Loan Notes” shall mean those certain promissory notes issued by Borrowers to each of the Lenders that requests a promissory note, in accordance with each such Lender’s Revolving Commitment Ratio of the Revolving Loan Commitment, in substantially in the form of Exhibit G.

“Revolving Loans” shall mean, collectively, the amounts (other than Agent Advances and Swing Loans) advanced from time to time by the Lenders to Borrowers under the Revolving Loan Commitment, not to exceed the amount of the Revolving Loan Commitment.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor thereto.

“SEA” shall mean the Securities and Exchange Act of 1934 and the rules promulgated thereunder by the Securities and Exchange Commission, as amended from time to time or any similar Federal law then in force.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal law then in force.

“Security Agreement” shall mean that certain Pledge and Security Agreement dated as of the Agreement Date among the Borrower Parties and the Administrative Agent, on behalf of, and for the benefit of, the Lender Group, in form and substance satisfactory to the Administrative Agent.

“Security Documents” shall mean, collectively, the Copyright Security Agreements, the Mortgages, the Patent Security Agreements, the Affinity Pledge Agreement, the Security Agreement, the Trademark Security Agreements, all documents executed in connection with the Federal Assignment of Claims Act of 1940 (if any), all UCC-1 financing statements and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended or modified from time to time.

“Standby Letter of Credit” shall mean a Letter of Credit issued to support obligations of a Borrower incurred in the ordinary course of its business, and which is not a Commercial Letter of Credit.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership interests or membership interests, as the case may be, is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Guarantors” shall mean all Subsidiaries of Borrowers signatory to this Agreement as a “Guarantor” and all Subsidiaries of a Borrower that have otherwise guaranteed the Obligations, but shall not include CWFR.

“Swing Bank” shall mean SunTrust, or any other Lender who shall agree with the Administrative Agent to act as Swing Bank.

“Swing Loans” shall mean, collectively, the amounts advanced from time to time by the Swing Bank to Borrowers under the Revolving Loan Commitment in accordance with Sections 2.1(c) and  2.2(g).

“Taxes” shall have the meaning specified in Section 2.8(b)(i).

“Title IV Plan” shall mean a Plan that is an “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA, that is covered by Title IV of ERISA.

“Trademark Security Agreements” shall mean, collectively, the Trademark Security Agreements made in favor of the Administrative Agent, on behalf of the Lender Group, from time to time.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Georgia; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Georgia, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Unfinanced Capital Expenditures” shall mean, with respect to Camping World and its Subsidiaries for any period, Capital Expenditures made during such period that are not financed with the proceeds of Funded Debt (other than Funded Debt described in clause (l)(i) of the definition thereof) and are otherwise permitted under this Agreement.

“Unfunded Pension Liability” shall mean at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Borrower Party or any ERISA Affiliate as a result of such transaction.

“Unused Line Fee” shall have the meaning specified in Section 2.4(b).

“US” or “United States” shall mean the United States of America.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Value” shall mean, at any particular date, with respect to any item of Inventory:  (a) the lower of the fair market value of the Inventory and its cost, valued in accordance with the “First-In, First-Out” method of accounting, minus (b) an amount which is equal to the amount of reserves which, under FASB No. 48, “Revenue recognition when the right of return exists”, Borrowers shall be required to take in regard to the amount identified in clause (a) of this definition.

“Voidable Transfer” shall have the meaning specified in Section 11.18.

Section 1.2             Accounting Principles.  The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement; provided that if because of a change in GAAP after the date of this Agreement Camping World or any of its Subsidiaries would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with Camping World’s or such Subsidiary’s previous accounting principles, methods and policies.  All accounting terms used herein without definition shall be used as defined under GAAP.  All financial calculations hereunder shall, unless otherwise stated, be determined for Camping World on a consolidated basis with its Subsidiaries.

Section 1.3             Other Interpretive Matters.  Each definition of an agreement in this Article 1 shall include such instrument or agreement as amended, restated, supplemented or otherwise modified from time to time with, if required, the prior written consent of the Majority Lenders, except as provided in Section 11.12 and otherwise to the extent permitted under this Agreement and the other Loan Documents.  Except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise specifically provided herein.  References in this Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Agreement unless otherwise specifically provided.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressly stated in each such instance, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form.  Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns.  An Event of Default, if one occurs, shall “exist”, “continue” or be “continuing” until such Event of Default has been waived in writing in accordance with Section 11.12. All terms used herein which are defined in Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

ARTICLE 2.

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1             Extension of Credit.  Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Lenders agree, severally in accordance with their respective Revolving Commitment Ratios, and not jointly, to extend credit to Borrowers in an aggregate principal amount not to exceed the Aggregate Commitment.

(a)           The Revolving Loans.  Each Lender agrees, severally in accordance with its Revolving Commitment Ratio and not jointly with the other Lenders, upon the terms and subject to the conditions of this Agreement, to lend and relend to Borrowers, from time to time on any Business Day prior to the Maturity Date, amounts which do not exceed such Lender’s ratable share (based upon such Lender’s Revolving Commitment Ratio) of Availability as of such Business Day.  Subject to the terms and conditions hereof and prior to the Maturity Date, Advances under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis.

(b)           The Letters of Credit.  Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of Borrowers, from time to time on any Business Day prior to the date thirty (30) days prior to the Maturity Date, pursuant to Section 2.15 in an outstanding face amount not to exceed, with respect to the issuance of any individual Letter of Credit as of any Business Day, the Available Letter of Credit Amount as of such Business Day.

(c)           The Swing Loans.  Subject to the terms and conditions of this Agreement, the Swing Bank, in its sole and absolute discretion, may from time to time on any Business Day after the Agreement Date but prior to the Maturity Date, make Swing Loans to Borrowers (i) in an amount not to exceed Availability as of such Business Day and (ii) in an aggregate amount (including all Swing Loans outstanding as of such Business Day) not to exceed (A) if SunTrust is the only Lender, the Revolving Loan Commitment, and (B) if SunTrust is not the only Lender, $2,000,000.

(d)           Overadvances; Optional Overadvances.  If at any time the amount of the Aggregate Revolving Credit Obligations exceeds the Aggregate Commitment, the Borrowing Base or any other applicable limitation set forth in this Agreement (including the limitations on Swing Loans, Agent Advances and Letters of Credit) such excess (an “Overadvance”) shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof.  In no event, however, shall Borrowers have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swing Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default.  In the event that (1) the Lenders shall make any Revolving Loans, (2) the Swing Bank shall make any Swing Loan, (3) the Administrative Agent shall make any Agent Advances or (4) the Issuing Bank shall agree to the issuance of any Letter of Credit, which in any such case gives rise to an Overadvance, Borrowers shall make, on demand, a payment on the Obligations to be applied to the Revolving Loans, the Swing Loans, the Agent Advances and the Letter of Credit Reserve

Account, as appropriate, in an aggregate principal amount equal to such Overadvance.  Notwithstanding the foregoing or any other contrary provision of this Agreement, the Lenders hereby authorize the Swing Bank at the direction of the Administrative Agent in the Administrative Agent’s Permitted Discretion, and Swing Bank shall at the direction of the Administrative Agent, knowingly and intentionally, continue to make Swing Loans to Borrowers, notwithstanding that an Overadvance exists or thereby would be created, in an aggregate amount outstanding at any time not to exceed (together with the amount of Agent Advances made pursuant to Section 2.1(e) then outstanding) ten percent (10%) of the Borrowing Base, so long as (i) after giving effect to such Swing Loans, the outstanding Aggregate Revolving Credit Obligations does not exceed the Aggregate Commitment, and (ii) at the time of the making of any such Swing Loans, the Administrative Agent does not believe, in good faith, that the Overadvance created by such Swing Loans will be outstanding for more than ninety (90) days.  The foregoing sentence is for the exclusive benefit of the Administrative Agent, the Swing Bank, and the Lenders and is not intended to benefit Borrowers in any way.  The Majority Lenders may at any time revoke the Administrative Agent’s authority to direct the Swing Bank to make Overadvances pursuant to the preceding sentence of this Section 2.1(d).  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(e)           Agent Advances.

(i)            Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by Borrowers and the Lenders, from time to time in the Administrative Agent’s sole and absolute discretion, (A) at any time that a Default exists, or (B) at any time that any of the other conditions precedent set forth in Article 4 have not been satisfied, to make Base Rate Advances to Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed (together with the amount of Swing Loans made pursuant to Section 2.1(c) then outstanding) ten percent (10%) of the Borrowing Base, which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”); provided, that the Majority Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  The Administrative Agent shall promptly provide to Borrowers written notice of any Agent Advance.  In no event shall the Aggregate Revolving Credit Obligations, after giving effect to any Agent Advance, exceed the Aggregate Commitment.

(ii)           The Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder.  Each Agent Advance shall bear interest as a Base Rate Advance.  Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account and the making of any

Agent Advance shall not require the consent of Borrowers.  The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.

(iii)          The Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Advances outstanding as of 12:00 noon (Atlanta, Georgia time) as of such date, and each Lender’s pro rata share thereof.  Each Lender shall before 2:00 p.m. (Atlanta, Georgia time) on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its pro rata share of such principal amount of Agent Advances outstanding.  Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to Borrowers, notwithstanding any failure of Borrowers to satisfy the conditions in Section 4.2.  The Administrative Agent shall use such funds to repay the principal amount of Agent Advances.  Additionally, if at any time any Agent Advances are outstanding, any of the events described in Section 9.1(g) or 9.1(h) shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, Borrowers or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount).  The disbursement of funds in connection with the settlement of Agent Advances hereunder shall be subject to the terms and conditions of Section 2.2(e).

Section 2.2             Manner of Borrowing and Disbursement of Loans.

(a)           Choice of Interest Rate, etc.  Any Advance shall, at the option of a Borrower, be made either as a Base Rate Advance or as a Eurodollar Advance (except for the first three (3) Business Days after the Agreement Date, during which period the Loans shall bear interest as a Base Rate Advance); provided, however, that (i) if a Borrower fails to give the Administrative Agent written notice specifying whether a Eurodollar Advance is to be repaid, continued or converted on a Payment Date, such Advance shall be converted to a Base Rate Advance on the Payment Date in accordance with Section 2.3(a)(iii), (ii) Borrowers may not select a Eurodollar Advance (A) on the Agreement Date, (B) with respect to Swing Loans, (C) with respect to an Advance, the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, or (D) if, at the time of such Advance or at the time of the continuation of, or conversion to, a Eurodollar Advance pursuant to Section 2.2(c), a Default exists and (iii) all Agent Advances shall be made as Base Rate Advances.  Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (Atlanta, Georgia time) in order for such Business Day to count toward the minimum number of Business Days required.

(b)           Base Rate Advances.

(i)            Initial and Subsequent Advances.  Except as otherwise provided in Section 2.2(f), a Borrower shall give the Administrative Agent in the case of Base Rate Advances irrevocable notice by telephone not later than 11:00 a.m. (Atlanta, Georgia time) on the date of such Base Rate Advance and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by such Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.

(ii)           Repayments and Conversions.  Each Borrower may (A) subject to Section 2.5, at any time without prior notice repay a Base Rate Advance, or (B) upon at least three (3) Business Days irrevocable prior written notice to the Administrative Agent in the form of a Notice of Conversion/Continuation, convert all or a portion of the principal thereof to one or more Eurodollar Advances.  Upon the date indicated by such Borrower, such Base Rate Advance shall be so repaid or converted.

(c)           Eurodollar Advances.

(i)            Initial and Subsequent Advances.  A Borrower shall give the Administrative Agent in the case of Eurodollar Advances irrevocable notice by telephone not later than 11:00 a.m. (Atlanta, Georgia time) three (3) days prior to the date of such Eurodollar Advance and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by such Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.

(ii)           Repayments, Continuations and Conversions.  At least three (3) Business Days prior to each Payment Date for a Eurodollar Advance, a Borrower shall give the Administrative Agent written notice in the form of a Notice of Conversion/Continuation specifying whether all or a portion of such Eurodollar Advance outstanding on such Payment Date is to be continued in whole or in part as one or more new Eurodollar Advances and also specifying the new Eurodollar Advance Period applicable to each such new Eurodollar Advance (and subject to the provisions of this Agreement, upon such Payment Date, such Eurodollar Advance shall be so continued).  Upon such Payment Date, any Eurodollar Advance (or portion thereof) not so continued shall be converted to a Base Rate Advance or, subject to Section 2.5, be repaid.

(iii)          Miscellaneous.  Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Advance shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $500,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Advances then outstanding exceed five (5).

(d)           Notification of Lenders.  Upon receipt of (i) a Request for Advance or a telephone, telecopy or deemed request for Advance, (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swing Loan), or (iii) notice from a Borrower with respect to the prepayment of any outstanding Eurodollar Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Advance.  Each Lender shall, not later than 1:00 p.m. (Atlanta, Georgia time) on the date specified for such Advance (under clause (i) or (ii) of this Section 2.2(d)) in such notice, make available to the

Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Advance in immediately available funds.

(e)           Disbursement.  Prior to 3:00 p.m. (Atlanta, Georgia time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 4, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (i) transferring the amounts so made available by wire transfer to the Disbursement Account or (ii) in the case of an Advance the proceeds of which are to reimburse the Issuing Bank pursuant to Section 2.15, transferring such amounts to such Issuing Bank. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon (Atlanta, Georgia time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may, in its sole and absolute discretion and in reliance upon such assumption, make available to Borrowers or the Issuing Bank, as applicable, on such date a corresponding amount.  If and to the extent such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrowers or the Issuing Bank, as applicable, until the date such amount is repaid to the Administrative Agent, (x) for the first two (2) Business Days, at the Federal Funds Rate for such Business Days, and (y) thereafter, at the Base Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement and if both such Lender and Borrowers shall pay and repay such corresponding amount, the Administrative Agent shall promptly relend to Borrowers such corresponding amount.  If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor, the Administrative Agent shall notify Borrowers and Borrowers shall immediately pay such corresponding amount to the Administrative Agent.  The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.  In the event that a Lender for any reason fails or refuses to fund its portion of an Advance in violation of this Agreement, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Lender shall not (i) have the right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document and, with respect to any such Lender, the amount of the Revolving Loan Commitment or Loans, as applicable, held by such Lender shall not be counted as outstanding for purposes of determining “Majority Lenders” hereunder, and (ii) be entitled to receive any payments of principal, interest or fees from Borrowers or the Administrative Agent (or the other Lenders) in respect of its Loans.

(f)            Deemed Requests for Advance.   Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be a Request for Advance on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Revolving Loan made pursuant thereto may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as a Base Rate Advance.  The Lenders shall have no obligation to Borrowers to honor any deemed Request for Advance under this Section 2.2(f) unless all the conditions set forth in Section 4.2 have been satisfied, but, with the consent of the Lenders required under the last sentence of Section 4.2, may do so in their sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default and without regard to the existence or creation of an Overadvance or the failure by Borrowers to satisfy any of the conditions set forth in Section 4.2.  No further authorization, direction or approval by Borrowers shall be required to be given by Borrowers for any deemed Request for Advance under this Section 2.2(f).  The Administrative Agent shall promptly provide to Borrowers written notice of any Advance pursuant to this Section 2.2(f).

(g)           Special Provisions Pertaining to Swing Loans.

(i)            A Borrower shall give the Swing Bank written notice in the form of a Request for Advance, or notice by telephone no later than 11:00 a.m. (Atlanta, Georgia time) on the date on which such Borrower wishes to receive an Advance of any Swing Loan followed immediately by a written Request for Advance, with a copy to the Administrative Agent; provided, however, that the failure by such Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given; provided, further, however, that any request by such Borrower of a Base Rate Advance under the Revolving Loan Commitment shall be deemed to be a request for a Swing Loan unless such Borrower specifically requests otherwise.  Each Swing Loan shall bear interest as a Base Rate Advance.  If the Swing Bank, in its sole and absolute discretion, elects to make the requested Swing Loan, the Swing Loan shall be made on the date specified in the notice or the Request for Advance and such notice or Request for Advance shall specify (i) the amount of the requested Swing Loan, and (ii) instructions for the disbursement of the proceeds of the requested Swing Loan.  Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account.  The Swing Bank shall have no duty or obligation to make any Swing Loans hereunder.  The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender (or the Swing Bank has actual knowledge) that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Advance date.  In the event the Swing Bank in its sole and absolute discretion elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to Borrowers by deposit of Dollars in same day funds by wire transfer to the Disbursement Account.

(ii)           The Swing Bank shall notify the Administrative Agent and each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of 3:00 p.m. (Atlanta, Georgia time) as of such date and each Lender’s pro rata share (based on its Revolving Commitment Ratio) thereof.  Each

Lender shall before 12:00 noon (Atlanta, Georgia time) on the next Business Day make available to the Administrative Agent, in immediate available funds, the amount of its pro rata share (based on its Revolving Commitment Ratio) of such principal amount of Swing Loans outstanding.  Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to Borrowers, notwithstanding any failure of Borrowers to satisfy the conditions in Section 4.2.  Each Revolving Loan so made shall bear interest as a Base Rate Advance.  The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank.  Additionally, if at any time any Swing Loans are outstanding, any of the events described in Section 9.1(g) or 9.1(h) shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, Borrowers, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio of the principal and interest of all Swing Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount).  The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).

Section 2.3             Interest.

(a)           On Loans.  Interest on the Loans, subject to Sections 2.3(b), shall be payable as follows:

(i)            On Base Rate Advances.  Interest on each Base Rate Advance shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable monthly in arrears on the last day of each calendar month for such calendar month, commencing on March 31, 2010.  Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Base Rate Advance at the simple per annum interest rate equal to the sum of (A) the Base Rate, and (B) the applicable Interest Rate Margin.

(ii)           On Eurodollar Advances.  Interest on each Eurodollar Advance shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable in arrears on (A) the Payment Date for such Advance, and (B) if the Eurodollar Advance Period for such Advance is greater than one (1) month, on the last day of each month prior to the expiration of the Eurodollar Advance Period.  Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).  Interest shall accrue and be payable on each Eurodollar Advance at a rate per annum equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Advance, and (B) the applicable Interest Rate Margin.

(iii)          If No Notice of Selection of Interest Rate.  If a Borrower fails to give the Administrative Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Advance is not timely concluded, the Base Rate shall apply to such Advance.  If a Borrower fails to elect to continue any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2, as applicable, the Base Rate shall apply to such Advance commencing on and after such Payment Date.

(b)           Upon Default.  Immediately upon the occurrence of an Event of Default, interest on the outstanding Obligations shall accrue at the Default Rate. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date (or the date of any earlier prepayment in full of the Obligations) and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 11.12, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.  The Lenders shall not be required to (A) accelerate the maturity of the Loans, (B) terminate the Revolving Loan Commitment, or (C) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c)           [Intentionally Omitted]

(d)           Computation of Interest.

(i)            In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day of interest shall be due with respect to such Advance.

(ii)           With respect to the computation of interest hereunder, the application of funds in any Blocked Account by the Administrative Agent to the Obligations shall be deemed made one (1) Business Day after receipt of such funds.

Section 2.4             Fees.

(a)           Fee Letter.  Each Borrower agrees, jointly and severally, to pay to the Administrative Agent such fees as are set forth in the Fee Letter.

(b)           Unused Line Fee.  Each Borrower agrees, jointly and severally, to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Revolving Commitment Ratios, an unused line fee (“Unused Line Fee”) on the aggregate amount by which the Aggregate Commitment exceeded the sum of the average daily amount of Aggregate Revolving Credit Obligations (other than with respect to any Swing Loans (unless SunTrust is the only Lender) and Agent Advances) for each day from the Agreement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a rate of 0.375% per annum. Such Unused Line Fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, and shall be payable monthly in arrears on the last day of each calendar month for such calendar month, commencing on March 31, 2010, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(c)           Letter of Credit Fees.

(i)            Borrowers shall pay to the Administrative Agent for the account of the Lenders, in accordance with their respective Revolving Commitment Ratios, a fee on the stated amount of any outstanding Letters of Credit for each day from the Date of Issue through the Maturity Date (or the date of any earlier prepayment in full of the Obligations) at a rate per annum on the amount of the Letter of Credit Obligations equal to the applicable Interest Rate Margin in effect from time to time with respect to Advances.  Such Letter of Credit fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears on the last day of each calendar month for such calendar month, commencing on March 31, 2010, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(ii)           Borrowers shall also pay to the Administrative Agent, for the account of the Issuing Bank, (A) a fee on the stated amount of each Standby Letter of Credit for each day from the Date of Issue through the expiration date of each such Letter of Credit (or any earlier prepayment in full of the Obligations) at a rate of one-eighth of one percent (0.125%) per annum, which fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears on the last day of each calendar month for such calendar month, commencing on March 31, 2010, and, if then unpaid, on the Maturity Date (or any earlier prepayment in full of the Obligations), and (B) any reasonable and customary fees charged by the Issuing Bank for issuance and administration of all Letters of Credit.  The foregoing fees shall be fully earned when due and non-refundable when paid.

(d)           Computation of Fees.  In computing any fees payable under this Section 2.4, the first day of the applicable period shall be included and the date of the payment shall be excluded.

Section 2.5             Prepayment/Reduction of Revolving Loan Commitment.

(a)           The principal amount of any Base Rate Advance may be repaid in full or in part at any time, without penalty or prior notice, and the principal amount of any Eurodollar Advance may be prepaid prior to the applicable Payment Date, upon three (3) Business Days prior written notice to the Administrative Agent, provided that Borrowers shall reimburse the Lenders and the Administrative Agent, on the earlier of demand or the Maturity Date, for any loss or reasonable out-of-pocket expense incurred by the Lenders or the Administrative Agent in connection with such prepayment, as set forth in Section 2.9.  Each notice of prepayment of any Eurodollar Advance shall be irrevocable, and each prepayment or repayment made under this Section 2.5(a) shall include the accrued interest on the amount so prepaid or repaid.  Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment.  Notwithstanding the foregoing, Borrowers shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swing Loans and the Agent Advances then outstanding is zero.  Except as provided in Section 2.5(b), any repayment and prepayment of Advances outstanding under the Revolving Loan

Commitment shall not reduce the Revolving Loan Commitment.  Any prepayment of the Loans shall not affect any Borrower’s obligation to continue to make payments under any swap agreement (as defined in 11 U.S.C. §101), including any such swap agreement that is an Administrative Agent Hedge Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of the applicable swap agreement.

(b)           Borrowers shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least ten (10) Business Days prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment or the Letter of Credit Commitment on a pro rata basis among the Lenders in accordance with their respective Revolving Commitment Ratios; provided, that (i) any such partial reduction shall be made in an amount not less than $1,000,000 and in integral multiples of $1,000,000 in excess thereof, (ii) the Letter of Credit Commitment may not be reduced to an amount below the then outstanding Letter of Credit Obligations and (iii) after giving effect to any partial reduction in the Revolving Loan Commitment, at least $8,000,000 of the Revolving Loan Commitment shall remain in place.  As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment or the Letter of Credit Commitment, as applicable, shall be permanently canceled or reduced to the amount stated in Borrowers’ notice for all purposes herein, and Borrowers shall (x) pay to the Administrative Agent for the account of the Lenders the amount necessary to repay in full the principal amount of the Revolving Loans, Swing Loans and Agent Advances or reduce the principal amount of the Revolving Loans, Swing Loans and Agent Advances then outstanding to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the Unused Line Fee accrued through the date of the reduction with respect to the amount reduced or the date of cancellation, and (y) reimburse the Administrative Agent and the Lenders for any loss or out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9 and (z) in the case of cancellation of the Letter of Credit Commitment, secure the Letter of Credit Obligations through the delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letters of Credit Obligations.

Section 2.6             Repayment.

(a)           The Revolving Loans.  All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full on the Maturity Date.  Notwithstanding the foregoing, however, in the event that at any time and for any reason there shall exist an Overadvance, Borrowers, in accordance with Section 2.1(d), shall pay to the Administrative Agent an amount equal to the Overadvance, which payment shall constitute a mandatory payment of the Revolving Loans, Agent Advances, Swing Loans and Letter of Credit Reserve Account, as appropriate.

(b)           Other Mandatory Repayments.

(i)            One hundred percent (100%) of the Net Cash Proceeds from the issuance of any Equity Interests or the incurrence of any Funded Debt other than Funded Debt permitted under Section 8.1 by any Borrower Party shall be paid on the date of receipt thereof by the Borrower Parties to the Lenders as a mandatory payment of the Obligations.  Any payment due hereunder shall be applied first to repay outstanding Agent Advances, second to repay outstanding Swing Loans, third to repay outstanding Revolving Loans and fourth to fund the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any Letter of Credit Obligations then outstanding.  So long as no Event of Default exists, all such other Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(a).  Notwithstanding the foregoing, if an Event of Default exists, all such Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(b).  The Revolving Loan Commitment shall not be permanently reduced by the amount of any payment of the Agent Advances, Swing Loans or Revolving Loans due under this Section 2.6(b)(i). Nothing in this Section 2.6(b)(i) shall authorize any Borrower Party incur any Funded Debt except as expressly permitted by this Agreement or to issue any Equity Interests except to the extent not prohibited by this Agreement.

(ii)           One hundred percent (100%) of the Net Cash Proceeds from the sale, transfer, assignment or other disposition, or casualty or condemnation loss, of any Collateral or other assets of any Borrower Party shall be paid on the date of receipt thereof by the Borrower Parties to the Lenders as a mandatory payment of the Obligations.  So long as no Event of Default exists, all such Net Cash Proceeds (other than Net Cash Proceeds from dispositions permitted by Sections 8.7(b)(i) and 8.7(b)(iii)) shall be applied first to repay outstanding Agent Advances, second to repay outstanding Swing Loans, third to repay outstanding Revolving Loans and fourth to fund the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any Letter of Credit Obligations then outstanding.  So long as no Event of Default exists, all such other Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(a).  Notwithstanding the foregoing, if an Event of Default exists, all such Net Cash Proceeds shall be applied in the manner set forth in Section 2.11(b).  The Revolving Loan Commitment shall not be permanently reduced by the amount of any payment of the Agent Advances, Swing Loans or Revolving Loans due under this Section 2.6(b)(ii).

(iii)          One hundred percent (100%) of the Extraordinary Receipts received by any Borrower Party or any of its Subsidiaries shall be paid on the date of receipt thereof by the Borrower Parties to the Lenders as a mandatory payment of the Obligations.  So long as no Event of Default exists, all such Extraordinary Receipts shall be applied first to repay outstanding Agent Advances, second to repay outstanding Swing Loans, third to repay outstanding Revolving Loans and fourth to fund the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any Letter of Credit Obligations then outstanding.  Notwithstanding the foregoing, if an Event of Default exists, all such other Extraordinary Receipts shall be applied in the manner set forth in Section 2.11(b).  The Revolving Loan Commitment shall not be permanently reduced by the amount of any payment of the Agent Advances, Swing Loans or Revolving Loans due under this Section 2.6(b)(iii).

(c)           The Other Obligations.  In addition to the foregoing, Borrowers hereby promise, jointly and severally, to pay all Obligations (other than Obligations in respect of Bank Products), including the principal amount of the Loans, amounts drawn under Letters of Credit and interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date.  In addition to the foregoing, Borrowers hereby promise, jointly and severally, to pay all Obligations in respect of Bank Products as the same become due and payable under the applicable Bank Products Documents.

Section 2.7             Revolving Loan Notes; Loan Accounts.

(a)           The Loans shall be repayable in accordance with the terms and provisions set forth herein and, upon request by any Lender, the Loans owed to such Lender shall be evidenced by Revolving Loan Notes.  A Revolving Loan Note shall be payable to the order of each Lender requesting such a Revolving Loan Note in accordance with the Revolving Commitment Ratio of such Lender.  Each such Revolving Loan Note shall be issued by Borrowers to the applicable Lender and shall be duly executed and delivered by an Authorized Signatory of each Borrower.

(b)           The Administrative Agent shall open and maintain on its books in the name of Borrowers a loan account with respect to the Loans and interest thereon (the “Loan Account”).  The Administrative Agent shall debit such Loan Account for the principal amount of each Advance made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from Borrowers pursuant to this Agreement and shall credit the Loan Account for each payment which Borrowers shall make in respect to the Obligations.  The records of the Administrative Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

Section 2.8             Manner of Payment.

(a)           When Payments Due.

(i)            Each payment (including any prepayment) by Borrowers on account of the principal of or interest on the Loans, fees, and any other amount owed to any member of the Lender Group under this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (Atlanta, Georgia time) on the date specified for payment under this Agreement or any other Loan Document to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, in Dollars in immediately available funds.  Any payment received by the Administrative Agent after 1:00 p.m. (Atlanta, Georgia time) shall be deemed received on the next Business Day.  In the case of a payment for the account of a Lender, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to such Lender.  In the case of a payment for the account of the Issuing Bank, the Administrative Agent will promptly thereafter distribute the amount so received in like funds to the Issuing Bank.  If the Administrative Agent shall not have received any payment from Borrowers as and when due, the Administrative Agent will promptly notify the Lenders accordingly.

(ii)           Except as provided in the definition of Eurodollar Advance Period, if any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b)           No Deduction.

(i)            Any and all payments of principal and interest, or of any fees or indemnity or expense reimbursements by Borrowers hereunder or under any other Loan

Documents (the “Borrower Payments”) shall be made without setoff or counterclaim and free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to such Borrower Payments and all interest, penalties or similar liabilities with respect thereto, excluding taxes imposed on the net income of any member of the Lender Group by the jurisdiction under the laws of which such member of the Lender Group is organized or conducts business or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges or withholdings and liabilities collectively or individually “Taxes”).  If Borrowers shall be required to deduct any Taxes from or in respect of any sum payable to any member of the Lender Group hereunder or under any other Loan Document, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)(i)), such member of the Lender Group shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, and (iii) Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(ii)           In addition, Borrowers shall pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (such taxes being “Other Taxes”).

(iii)          Borrowers shall indemnify the members of the Lender Group for the full amount of Taxes and Other Taxes with respect to Borrower Payments paid by such Person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a member of the Lender Group or the Administrative Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes.  Such indemnification shall be made within thirty (30) days after the date the Administrative Agent or such member, as the case may be, makes written demand therefor.  If any Taxes or Other Taxes for which the Administrative Agent or any member of the Lender Group has received indemnification from Borrowers hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such member, the Administrative Agent or such member, as the case may be, shall promptly forward to Borrowers any such refunded amount (after deduction of any Tax or Other Tax paid or payable by any member of the Lender Group as a result of such refund), not exceeding the increased amount paid by Borrowers pursuant to this Section 2.8(b).

(iv)          As soon as practicable after the date of any payment of Taxes or Other Taxes by Borrowers to the relevant Governmental Authority, Borrowers will deliver to the Administrative Agent, at its address, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

(v)           On or prior to the Agreement Date (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, on or prior to the effective date of such Assignment and Acceptance), each Lender which is organized in a jurisdiction other than the United States or a political subdivision thereof (a “Foreign Lender”) shall provide each of the Administrative Agent and Borrowers with either (A) two (2) properly executed originals of Form W-8ECI or Form W-8BEN (or any successor forms) prescribed by the Internal Revenue Service or other documents satisfactory to Borrowers and the Administrative Agent, as the case may be, certifying (1) as to such Foreign Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to such Foreign Lender hereunder and under any other Loan Documents or Bank Products Documents or (2) that all payments to be made to such Foreign Lender hereunder and under any other Loan Documents and Bank Products Documents are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B)(1) a certificate executed by such Lender certifying that such Lender is not a “bank” and that such Lender qualifies for the portfolio interest exemption under Section 881(c) of the Code, and (2) two (2) properly executed originals of Internal Revenue Service Form W-8BEN (or any successor form), in each case, certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made hereunder or under any other Loan Documents or Bank Products Documents.  Each such Foreign Lender agrees to provide the Administrative Agent and Borrowers with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and Borrowers.

(vi)          Borrowers shall not be required to indemnify any Foreign Lender, or to pay any additional amounts to such Foreign Lender pursuant to Section 2.8(b)(i) or 2.8(b)(iii) to the extent that (A) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Foreign Lender became a party to this Agreement (or, in the case of a transferee, on the effective date of the Assignment and Acceptance pursuant to which such transferee became a Lender) or, with respect to payments to a new lending office, the date such Foreign Lender designated such new lending office; provided, however, that this clause (A) shall not apply to any Foreign Lender that became a Lender or new lending office that became a new lending office as a result of an assignment or designation made at the request of Borrowers; and provided, further, however, that this clause (A) shall not apply to the extent the indemnity payment or additional amounts, if any, that any member of the Lender Group through a new lending office would be entitled to receive (without regard to this clause (A)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such member of the Lender Group making the designation of such new lending office would have been entitled to receive in the absence of such assignment, transfer or designation or (B) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such member of the Lender Group to comply with the provisions of Section 2.8(b)(v).

(vii)         Nothing contained in this Section 2.8(b) shall require any member of the Lender Group to make available to Borrowers any of its tax returns (or any other information) that it deems confidential or proprietary.

Section 2.9            Reimbursement.  Whenever any Lender shall sustain or incur any losses (including losses of anticipated profits) or out-of-pocket expenses in connection with (a) failure by a Borrower to borrow or continue any Eurodollar Advance, or convert any Advance to a Eurodollar Advance, in each case, after having given notice of its intention to do so in accordance with Section 2.2 (whether by reason of the election of such Borrower not to proceed or the non-fulfillment of any of the conditions set forth in this Agreement), or (b) prepayment of any Eurodollar Advance in whole or in part for any reason or (c) failure by Borrowers to prepay any Eurodollar Advance after giving notice of their intention to prepay such Advance, each Borrower agrees, jointly and severally, to pay to such Lender, promptly upon such Lender’s demand therefor, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses.  Such Lender’s good faith determination of the amount of such losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive.  Losses subject to reimbursement hereunder shall include expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender or any participant of such Lender over the remainder of the Eurodollar Advance Period for such prepaid Advance.  For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant Eurodollar Advance through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Advance and having a maturity and repricing characteristics comparable to the relevant Eurodollar Advance Period; provided, however, that each Lender may fund each of its Eurodollar Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.9.

Section 2.10          Pro Rata Treatment.

(a)           Advances.  Each Advance with respect to the Revolving Loans from the Lenders under this Agreement shall be made pro rata on the basis of their respective Revolving Commitment Ratios.

(b)           Payments.  Each payment and prepayment of the principal of the Revolving Loans and each payment of interest on the Revolving Loans received from Borrowers shall be made by the Administrative Agent to the Lenders pro rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.2(e)).  If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans in excess of its ratable share of Loans under its Aggregate Commitment Ratio (or in violation of any restriction set forth in Section 2.2(e)), such Lender shall forthwith purchase from the other Lenders such participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation.

Section 2.11          Application of Payments.

(a)           Payments Prior to Event of Default.  At all times during which an Event of Default has not occurred and is continuing, all amounts received by the Administrative Agent from Borrowers (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.6(b) (which shall be applied as earmarked or, with respect to payments under Section 2.6(b), as set forth in Section 2.6(b))), shall be distributed by the Administrative Agent in the following order of priority:

FIRST, pro rata, to the payment of (i) out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent incurred by the Administrative Agent in connection with the enforcement of the rights of the Lender Group under the Loan Documents and (ii) any Agent Advances made by the Administrative Agent under or pursuant to the terms of the Loan Documents and interest accrued thereon;

SECOND, pro rata, to the payment of any fees then due and payable to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Documents;

THIRD, pro rata, to the payment of all Obligations consisting of accrued fees and interest then due and payable to the Lenders hereunder;

FOURTH, to the payment of principal then due and payable on the Swing Loans;

FIFTH, to the payment of principal then due and payable on the Revolving Loans;

SIXTH, to the payment of the Obligations arising in respect of Bank Products then due and payable; and

SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable.

(b)           Payments Subsequent to Event of Default.  Notwithstanding anything in this Agreement or any other Loan Document which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Lender Group, or any of them, or otherwise received by any member of the Lender Group (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10):

FIRST, pro rata, to the payment of (i) out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent incurred in connection with the enforcement of the rights of the Lender Group under the Loan Documents, and (ii) any Agent Advances made by the Administrative Agent under or pursuant to the terms of the Loan Documents (including any costs incurred in connection with the sale or disposition of any Collateral);

SECOND, pro rata, to payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swing Bank hereunder or under any other Loan Document;

THIRD, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lenders incurred in connection with the enforcement of their respective rights under the Loan Documents;

FOURTH, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of the principal of the Swing Loans then outstanding;

SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding and (ii) the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any Letter of Credit Obligations then outstanding;

SEVENTH, to the payment of any Obligation arising in respect of any Bank Products;

EIGHTH, to any other Obligations not otherwise referred to in this Section 2.11(b); and

NINTH, upon satisfaction in full of all Obligations, to Borrowers or as otherwise required by law.

Section 2.12          Use of Proceeds.  The proceeds of the Loans shall be used by Borrowers as follows:

(a)           The proceeds of the initial Advance of Revolving Loans hereunder (the “Initial Advance”) shall be used on the Agreement Date to refinance certain Funded Debt of Borrowers and to fund transaction costs.

(b)           The balance of the proceeds of the Loans shall be used for Borrowers’ general operating needs to the extent not inconsistent with the provisions of this Agreement.

Section 2.13          Joint and Several Obligations.

(a)           All Obligations shall constitute joint and several obligations of Borrowers and shall be secured by the Administrative Agent’s security interest (on behalf of the Lender Group) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by each Borrower to the Lender Group, or any of them, to the extent provided in the Security Documents under which such Lien arises.  Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by the Lender Group, or any of them, to any other Borrower hereunder and under the other Loan Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers.  Each Borrower acknowledges that any Notice of Conversion/Continuation or other notice given by any Borrower to the Administrative Agent or any Lender shall bind all Borrowers, and that any notice given by the Administrative Agent or any Lender to any Borrower shall be effective with respect to all Borrowers.  Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or the amount of such Loans or other extensions of credit received or the manner in which the Administrative Agent or any Lender accounts among Borrowers for such Loans or other Obligations on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of Borrowers and that the Lender Group is relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations under the Loan Documents and Bank Products Documents.

(b)           Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrowers to the extent any Borrower is required to pay to the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Borrower or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of Sections 2.13(c) through 2.13(g).

(c)           It is the intent of Borrowers and the Lender Group and any other Person holding any of the Obligations that each Borrower’s maximum obligations hereunder (such Borrower’s “Maximum Borrower Liability”) in any case or proceeding referred to below (but only in such a case or proceeding) shall not be in excess of:

(i)            in a case or proceeding commenced by or against such Borrower under the Bankruptcy Code on or within one (1) year from the date on which any of the Obligations of such Borrower are incurred, the maximum amount that would not otherwise cause the Obligations of such Borrower hereunder (or any other Obligations of such Borrower to the Lender Group and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Borrower under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(ii)           in a case or proceeding commenced by or against such Borrower under the Bankruptcy Code subsequent to one (1) year from the date on which any of the Obligations of such Borrower are incurred, the maximum amount that would not otherwise cause the Obligations of such Borrower hereunder (or any other Obligations of such Borrower to the Lender Group and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Borrower under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or

(iii)          in a case or proceeding commenced by or against such Borrower under any law, statute or regulation other than the Bankruptcy Code relating to dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization or similar debtor relief from time to time in effect affecting the rights of creditors generally (collectively, “Other Debtor Relief Law”), the maximum amount that would not otherwise cause the Obligations of such Borrower hereunder (or any other Obligations of such Borrower to the Lender Group and any other Person holding any of the Obligations) to be avoidable or unenforceable against such Borrower under such Other

Debtor Relief Law, including any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.  (The substantive state or federal laws under which the possible avoidance or unenforceability of the Obligations of any Borrower hereunder (or any other Obligations of such Borrower to the Lender Group and any other Person holding any of the Obligations) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).

Notwithstanding the foregoing, no provision of this Section 2.13(c) shall limit any Borrower’s liability for loans advanced directly or indirectly to it under this Agreement.

(d)           To the extent set forth in Section 2.13(c), but only to the extent that the Obligations of any Borrower hereunder, or the transfers made by such Borrower under any Security Document, would otherwise be subject to avoidance under any Avoidance Provisions if such Borrower is not deemed to have received valuable consideration, fair value, fair consideration or reasonably equivalent value for such transfers or obligations, or if such transfers or obligations of any Borrower hereunder would render such Borrower insolvent, or leave such Borrower with an unreasonably small capital or unreasonably small assets to conduct its business, or cause such Borrower to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the obligations of such Borrower are deemed to have been incurred and transfers made under such Avoidance Provisions, then the obligations of such Borrower hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Obligations of such Borrower hereunder (or any other Obligations of such Borrower to the Lender Group or any other Person holding any of the Obligations), as so reduced, to be subject to avoidance under such Avoidance Provisions.  This Section 2.13(d) is intended solely to preserve the rights hereunder of the Lender Group and any other Person holding any of the Obligations to the maximum extent that would not cause the obligations of Borrowers hereunder to be subject to avoidance under any Avoidance Provisions, and none of Borrowers nor any other Person shall have any right, defense, offset, or claim under this Section 2.13(d) as against the Lender Group or any other Person holding any of the Obligations that would not otherwise be available to such Person under the Avoidance Provisions.

(e)           Each Borrower agrees that the Obligations may at any time and from time to time exceed the Maximum Borrower Liability of such Borrower, and may exceed the aggregate Maximum Borrower Liability of all Borrowers hereunder, without impairing this Agreement or any provision contained herein or affecting the rights and remedies of the Lender Group hereunder.

(f)            In the event any Borrower (a “Funding Borrower”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations hereunder, each other Borrower (each, a “Contributing Borrower”) shall contribute to such Funding Borrower an amount equal to such payment or payments made, or losses suffered, by such Funding Borrower determined as of the date on which such payment or loss was made multiplied by the ratio of (i) the Maximum Borrower Liability of such Contributing Borrower (without giving effect to any right to receive any contribution or other obligation to make any contribution hereunder), to (ii) the aggregate Maximum Borrower Liability of all Borrowers (including the Funding Borrowers) hereunder

(without giving effect to any right to receive, or obligation to make, any contribution hereunder).  Nothing in this Section 2.13(f) shall affect any Borrower’s joint and several liability to the Lender Group for the entire amount of its Obligations.  Each Borrower covenants and agrees that its right to receive any contribution hereunder from a Contributing Borrower shall be subordinate and junior in right of payment to all obligations of Borrowers to the Lender Group hereunder.

(g)           No Borrower will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or Bank Products Documents or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Borrower hereunder or under any other Loan Document or Bank Products Documents, until all amounts owing to the Lender Group on account of the Obligations are paid in full in cash.  If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Borrower in trust for the Lender Group, segregated from other funds of such Borrower, and shall, forthwith upon receipt by such Borrower, be turned over to the Administrative Agent in the exact form received by such Borrower (duly endorsed by such Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

Section 2.14           Maximum Rate of Interest.  Borrowers and the Lender Group hereby agree and stipulate that the only charges imposed upon Borrowers for the use of money in connection with this Agreement are and shall be the specific interest and fees described in this Article 2 and in any other Loan Document.  Notwithstanding the foregoing, Borrowers and the Lender Group further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by any member of the Lender Group to third parties or for damages incurred by the Lender Group, or any of them, are charges to compensate the Lender Group for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by the Lender Group in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to Official Code of Georgia Annotated Sections 7-4-2 and 7-4-18 or any other Applicable Law.  In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under Applicable Law, then, ipso facto as of the Agreement Date, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.

Section 2.15         Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c), hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Letter of Credit Commitment; provided, however, that, except as described in the last sentence of Section 4.3, the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 4.3 have been satisfied.  Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire no later than the earlier to occur of (A) the date thirty (30) days prior to the Maturity Date, and (B) three hundred sixty (360) days after its date of issuance (but may contain provisions for automatic renewal provided that no Default exists on the renewal date or would be caused by such renewal and provided, further, that no such renewal shall extend beyond the date thirty (30) days prior to the Maturity Date).  Each Letter of Credit shall be subject to, to the extent not inconsistent therewith, the laws of the State of Georgia.  The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law.

(b)           Each Borrower may from time to time request that the Issuing Bank issue a Letter of Credit.  Such Borrower shall execute and deliver to the Administrative Agent and the Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by the Issuing Bank, not later than 11:00 a.m. (Atlanta, Georgia time) on the third Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Administrative Agent.  Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 4.3 or waiver of such conditions pursuant to the last sentence of Section 4.3, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby.  The Issuing Bank shall furnish a copy of such Letter of Credit to Borrowers and the Administrative Agent following the issuance thereof.  In addition to the fees payable pursuant to Section 2.4(c)(ii), Borrowers shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.  If a Borrower requests a Letter of Credit on behalf of AGI, such Letter of Credit, if issued, in accordance with the terms of this Agreement, shall be subject to the Letter of Credit Reimbursement Agreement.

(c)           Immediately upon the issuance by the Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto).  The Issuing Bank shall promptly notify the Administrative Agent of any draw under a Letter of Credit.  At such time as the Administrative Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Administrative Agent shall promptly notify Borrowers and the Swing Bank (or, at its option, all Lenders), by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.

(d)           Each Borrower hereby agrees, jointly and severally, to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit.  In order to facilitate such repayment, each Borrower hereby irrevocably requests the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article 4 with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Advance on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw.  Each Lender shall pay its share of such Base Rate Advance by paying its portion of such Advance to the Administrative Agent in accordance with Section 2.2(e) and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default exists or would be caused thereby.  The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.15 shall be subject to the terms and conditions of Section 2.2(e).  The obligation of each Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of the Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction).  The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders.  Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate.  Notwithstanding the foregoing, at the request of the Administrative Agent, the Swing Bank may, at its option and subject to the conditions set forth in Section 2.2(g) other than the condition that the applicable conditions precedent set forth in Article 4 be satisfied, make Swing Loans to reimburse the Issuing Bank for amounts drawn under Letters of Credit.

(e)           Each Borrower agrees that each Advance by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Advance pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Advance under the Revolving Loan Commitment and shall be payable and bear interest in accordance with all other Base Rate Advances of Revolving Loans.

(f)            Each Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on Borrowers as between Borrowers and the Issuing Bank, and shall not result in any liability of the Issuing Bank to Borrowers.  The obligation of Borrowers to reimburse the Issuing

Bank for a drawing under any Letter of Credit or the Lenders for Advances made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including the following circumstances:

(i)            Any lack of validity or enforceability of any Loan Document;

(ii)           Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii)          Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv)          The existence of any claim, set-off, defense or any right which Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v)           Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi)          The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii)         Any breach of any agreement between Borrowers and any beneficiary or transferee of any Letter of Credit;

(viii)        Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix)           Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x)            Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

(xi)           Any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii)          Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(xiii)         Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g)           Borrowers will indemnify and hold harmless each Indemnified Person from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnified Person in any way relating to or arising out of the issuance of a Letter of Credit, except that Borrowers shall not be liable to an Indemnified Person for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of a court of competent jurisdiction.  This Section 2.15(g) shall survive termination of this Agreement.

(h)           Each Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by Borrowers) for its pro rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, any Borrower’s or any Guarantor’s obligations to reimburse draws thereunder or otherwise.  In the event Borrowers shall fail to pay such expenses of the Issuing Bank within fifteen (15) days of demand for payment by the Issuing Bank, each Lender shall thereupon pay to the Issuing Bank its pro rata share (based on such Lender’s Revolving Commitment Ratio) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Lenders of Borrowers’ failure to pay; provided, however, that if Borrowers shall thereafter pay such expenses, the Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.

(i)            Unless otherwise expressly agreed to by the Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Commercial Letter of Credit.

Section 2.16           Bank Products.  Any Borrower Party may request and the Administrative Agent may, in its sole and absolute discretion, arrange for such Borrower Party to obtain from the Administrative Agent or any Affiliate of the Administrative Agent, as applicable, Bank Products although no Borrower Party is required to do so.  If any Bank Products are provided by an Affiliate of the Administrative Agent, the Borrower Parties agree to indemnify and hold the Lender Group, or any of them, harmless from any and all costs and obligations now or hereafter incurred by the Lender Group, or any of them, which arise from any indemnity given by the Administrative Agent to any of its Affiliates, as applicable, related to such Bank Products;

provided, however, nothing contained herein is intended to limit the Borrower Parties’ rights, with respect to the Administrative Agent or any of its Affiliates, as applicable, if any, which arise as a result of the execution of documents by and between the Borrower Parties and such Person which relate to Bank Products.  The agreement contained in this Section 2.16 shall survive termination of this Agreement.  The Borrower Parties acknowledge and agree that the obtaining of Bank Products from the Administrative Agent or its Affiliates (a) is in the sole and absolute discretion of the Administrative Agent or such Affiliates, and (b) is subject to all rules and regulations of the Administrative Agent or such Affiliates.

Section 2.17           Borrowers’ Representative.  Each Borrower hereby irrevocably appoints Camping World, and Camping World agrees to act, as the agent and representative of itself and each other Borrower for all purposes under this Agreement, including requesting Advances and Letters of Credit, selecting whether any Loan or portion thereof is to bear interest as a Base Rate Advance or a Eurodollar Advance, and receiving account statements and other notices and communications to Borrowers (or any of them) from the Administrative Agent.  The Administrative Agent may rely, and shall be fully protected in relying, on any Request for Advance, Request for Issuance of Letter of Credit, Notice of Conversion/Continuation, Borrowing Base Certificate, disbursement instructions, reports, information, or any other notice or communication made or given by Camping World, whether in its own name, on behalf of any Borrower or on behalf of “Borrowers”, and the Administrative Agent shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Request for Advance, Request for Issuance of Letter of Credit, Notice of Conversion/Continuation, Borrowing Base Certificate, instruction, report, information or other notice or communication, nor shall the joint and several character of Borrowers’ liability for the Obligations be affected.

ARTICLE 3.

GUARANTY

Section 3.1             Guaranty.

(a)           Each Guarantor hereby guarantees to the Administrative Agent, for the benefit of the Lender Group, the full and prompt payment of the Obligations, including any interest therein (including interest as provided in this Agreement, accruing after the filing of a petition initiating any Insolvency Proceedings, whether or not such interest accrues or is recoverable against Borrowers after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), plus reasonable attorneys’ fees and expenses if the obligations represented by this Guaranty are collected by law, through an attorney-at-law, or under advice therefrom.

(b)           Regardless of whether any proposed guarantor or any other Person shall become in any other way responsible to the Lender Group, or any of them, for or in respect of the Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Lender Group, or any of them, for the Obligations or any part thereof, whether under this Guaranty or otherwise, shall cease to be so liable, each Guarantor hereby declares and agrees that this Guaranty shall be a joint and several obligation, shall be a continuing guaranty and shall be operative and binding until the Obligations shall have been indefeasibly paid in full in cash (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations) and the Revolving Loan Commitment shall have been terminated.

(c)           Each Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense (other than the defense of payment in cash in full, to the extent of its obligations hereunder, or a defense that such Guarantor’s liability is limited as provided in Section 3.1(g)), set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations of the Guarantors under this Guaranty or the obligations of any other Person or party (including Borrowers) relating to this Guaranty or the obligations of any of the Guarantors under this Guaranty or otherwise with respect to the Obligations in any action or proceeding brought by the Administrative Agent or any other member of the Lender Group to collect the Obligations or any portion thereof, or to enforce the obligations of any of the Guarantors under this Guaranty.

(d)           The Lender Group, or any of them, may from time to time, without exonerating or releasing any Guarantor in any way under this Guaranty, (i) take such further or other security or securities for the Obligations or any part thereof as they may deem proper, or (ii) release, discharge, abandon or otherwise deal with or fail to deal with any Guarantor of the Obligations or any security or securities therefor or any part thereof now or hereafter held by the Lender Group, or any of them, or (iii) amend, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as they may consider expedient or appropriate in their sole and absolute discretion.  Without limiting the generality of the foregoing, or of Section 3.1(e), it is understood that the Lender Group, or any of them, may, without exonerating or releasing any Guarantor, give up, modify or abstain from perfecting or taking advantage of any security for the Obligations and accept or make any compositions or arrangements, and realize upon any security for the Obligations when, and in such manner, and with or without notice, all as such Person may deem expedient.

(e)           Each Guarantor acknowledges and agrees that no change in the nature or terms of the Obligations or any of the Loan Documents, or other agreements, instruments or contracts evidencing, related to or attendant with the Obligations (including any novation), shall discharge all or any part of the liabilities and obligations of such Guarantor pursuant to this Guaranty; it being the purpose and intent of the Guarantors and the Lender Group that the covenants, agreements and all liabilities and obligations of each Guarantor hereunder are absolute, unconditional and irrevocable under any and all circumstances.  Without limiting the generality of the foregoing, each Guarantor agrees that until each and every one of the covenants and agreements of this Guaranty is fully performed, and without possibility of recourse, whether by operation of law or otherwise, such Guarantor’s undertakings hereunder shall not be released, in whole or in part, by any action or thing which might, but for this paragraph of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, or by reason of any waiver, omission of the Lender Group, or any of them, or their failure to proceed promptly or otherwise, or by reason of any action taken or omitted by the Lender Group, or any of them, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of, such Guarantor or by reason of any further dealings between any Borrower, on the one hand, and any member of the Lender Group, on the other hand, or any other guarantor or surety, and such

Guarantor hereby expressly waives and surrenders any defense to its liability hereunder, or any right of counterclaim or offset of any nature or description which it may have or may exist based upon, and shall be deemed to have consented to, any of the foregoing acts, omissions, things, agreements or waivers.

(f)            The Lender Group, or any of them, may, without demand or notice of any kind upon or to any Guarantor, at any time or from time to time when any amount shall be due and payable hereunder by any Guarantor, if Borrowers shall not have timely paid any of the Obligations (or in the case of Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations), set-off and appropriate and apply to any portion of the Obligations hereby guaranteed, and in such order of application as the Administrative Agent may from time to time elect in accordance with this Agreement, any deposits, property, balances, credit accounts or moneys of any Guarantor in the possession of any member of the Lender Group or under their respective control for any purpose.  If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Person pursuant to or in respect of this Guaranty, any claim which such Guarantor may have against Borrowers by reason thereof shall be subject and subordinate to the prior payment in full of the Obligations to the satisfaction of the Lender Group.

(g)           The creation or existence from time to time of Obligations in excess of the amount committed to or outstanding on the date of this Guaranty is hereby authorized, without notice to any Guarantor, and shall in no way impair or affect this Guaranty or the rights of the Lender Group herein. It is the intention of each Guarantor and the Administrative Agent that each Guarantor’s obligations hereunder shall be, but not in excess of, the Maximum Guaranteed Amount (as herein defined).  The “Maximum Guaranteed Amount” with respect to any Guarantor, shall mean the maximum amount which could be paid by such Guarantor without rendering this Guaranty void or voidable as would otherwise be held or determined by a court of competent jurisdiction in any action or proceeding involving any state or Federal bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to the insolvency of debtors.

(h)           Upon the bankruptcy or winding up or other distribution of assets of any Borrower, or of any surety or guarantor (other than the applicable Guarantor) for any Obligations of Borrowers to the Lender Group, or any of them, the rights of the Administrative Agent against any Guarantor shall not be affected or impaired by the omission of any member of the Lender Group to prove its claim, or to prove the full claim, as appropriate, against such Borrower, or any other Borrower or any such other guarantor or surety, and the Administrative Agent may prove such claims as it sees fit and may refrain from proving any claim and in its discretion may value as it sees fit or refrain from valuing any security held by it without in any way releasing, reducing or otherwise affecting the liability to the Lender Group of each of  the Guarantors.

(i)            Each Guarantor hereby absolutely, unconditionally and irrevocably expressly waives, except to the extent such waiver would be expressly prohibited by Applicable Law, the following:  (i) notice of acceptance of this Guaranty, (ii) notice of the existence or creation of all or any of the Obligations, (iii) presentment, demand, notice of dishonor, protest and all other notices whatsoever (other than notices expressly required hereunder or under any other Loan Document to which any Guarantor is a party), (iv) all diligence in collection or protection of or realization upon the Obligations or any part thereof, any obligation hereunder, or any security for any of the foregoing, (v) all rights to enforce any remedy which the Lender Group, or any of them, may have against Borrowers, (vi) until the Obligations shall have been paid in full in cash (or in the case of a Letter of Credit Obligations, secured through delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letter of Credit Obligations), all rights of subrogation, indemnification, contribution and reimbursement from Borrowers for amounts paid hereunder and any benefit of, or right to participate in, any collateral or security now or hereinafter held by the Lender Group, or any of them, in respect of the Obligations, and (vii) any and all rights under Official Code of Georgia Sections 10-7-23 and 10-7-24.  If a claim is ever made upon any member of the Lender Group for the repayment or recovery of any amount or amounts received by such Person in payment of any of the Obligations and such Person repays all or part of such amount by reason of (A) any judgment, decree or order of any court or administrative body having jurisdiction over such Person or any of its property, or (B) any settlement or compromise of any such claim effected by such Person with any such claimant, including any Borrower, then in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any promissory note or other instrument evidencing any of the Obligations, and such Guarantor shall be and remain obligated to such Person hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person.

(j)            This Guaranty is a continuing guaranty of the Obligations and all liabilities to which it applies or may apply under the terms hereof and shall be conclusively presumed to have been created in reliance hereon.  No failure or delay by any member of the Lender Group in the exercise of any right, power, privilege or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy and no course of dealing between any Guarantor and any member of the Lender Group shall operate as a waiver thereof.  No action by any member of the Lender Group permitted hereunder shall in any way impair or affect this Guaranty.  For the purpose of this Guaranty, the Obligations shall include all Obligations of Borrowers to the Lender Group, notwithstanding any right or power of any third party, individually or in the name of Borrowers and the Lender Group, or any of them, to assert any claim or defense as to the invalidity or unenforceability of any such Obligation, and no such claim or defense shall impair or affect the obligations of any Guarantor hereunder.

(k)           This is a guaranty of payment and not of collection.  In the event the Administrative Agent makes a demand upon any Guarantor in accordance with the terms of this Guaranty, such Guarantor shall be held and bound to the Administrative Agent directly as debtor in respect of the payment of the amounts hereby guaranteed.  All costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent in obtaining performance of or collecting payments due under this Guaranty shall be deemed part of the Obligations guaranteed hereby.

(l)            Each Subsidiary Guarantor is a direct or indirect wholly owned Domestic Subsidiary of a Borrower.  Each Guarantor expressly represents and acknowledges that any financial accommodations by the Lender Group to any Borrower, including the extension of credit, are and will be of direct interest, benefit and advantage to such Guarantor.

(m)          Each Guarantors shall be entitled to subrogation and contribution rights from and against the other Guarantors to the extent any Guarantor is required to pay to the Lender Group any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Guarantor or as otherwise available under Applicable Law.  The payment obligation of a Guarantor to any other Guarantor under any Applicable Law regarding contribution rights among co-obligors or otherwise shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Guaranty, and such Guarantor shall not exercise any right or remedy with respect to such rights until payment and satisfaction in full of all such obligations.

ARTICLE 4.

CONDITIONS PRECEDENT

Section 4.1             Conditions Precedent to Initial Advance.  The obligations of the Lenders to undertake the Revolving Loan Commitment and to make the initial Advance hereunder, and the obligation of the Issuing Bank to issue the initial Letter of Credit hereunder, are subject to the prior fulfillment of each of the following conditions:

(a)           The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Lender Group:

(i)            This duly executed Agreement,

(ii)           The Fee Letter duly executed by Borrowers,

(iii)          The Security Agreement duly executed by each Borrower Party, together with Uniform Commercial Code financing statements related thereto, certificates representing all of the certificated Equity Interests of the pledged Subsidiaries, and all other original Collateral to be delivered to the Administrative Agent pursuant to the Security Agreement, and transfer powers with respect thereto duly endorsed in blank,

(iv)          A Trademark Security Agreement duly executed by Borrowers,

(v)           The Affinity Pledge Agreement duly executed by AGI,

(vi)          The duly executed Blocked Account Agreements required by Section 6.15,

(vii)         The legal opinions of Kaplan, Strangis and Kaplan, P.A. and Harlan Parker, counsel to the Borrower Parties, addressed to the Lender Group,

(viii)        The duly executed Request for Advance for the initial Advance of the Loans,

(ix)           A duly executed Borrowing Base Certificate, in form and substance satisfactory to the Administrative Agent, dated the Agreement Date,

(x)            Duly executed Collateral Access Agreements as required by the Administrative Agent;

(xi)           Duly executed Credit Card Processor Agreements as required by the Administrative Agent,

(xii)          With respect to each Borrower Party and AGI, a loan certificate signed by the secretary or assistant secretary of such Person (or, in the case of a Person that is a partnership, the general partner of such Person or, in the case of a Person that is a limited liability company, the members or manager, as appropriate, of such Person), in form and substance satisfactory to the Administrative Agent, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with appropriate attachments which shall include the following: (A) a copy of the Certificate of Incorporation or Formation of such Person certified to be true, complete and correct by the Secretary of State of the State of such Person’s incorporation or formation, (B) a true, complete and correct copy of the By-Laws, partnership agreement or operating agreement of such Person, (C) a true, complete and correct copy of the resolutions of such Person (or it general partner, members or manager, as applicable) authorizing the execution, delivery and performance by such Person of the Loan Documents and the Bank Products Documents and, with respect to Borrowers, authorizing the borrowings hereunder, (D) certificates of good standing from each jurisdiction in which such Person does business, (E) copies of employment contracts for key management level employees of such Person, and (F) copies of all shareholders or share purchase agreements relating to the Equity Interests of such Person,

(xiii)         A Solvency Certificate executed by an Authorized Signatory of the Camping World regarding the solvency and financial condition of the Borrower Parties, after the incurrence of the Initial Advance and, if any, the issuance of the initial Letter of Credit hereunder and after giving effect to the AGI Credit Documents,

(xiv)        the financial statements and balance sheets described in Section 5.1(k),

(xv)         Projected consolidated financial statements, including the balance sheet and related statements of income and cash flow, for Camping World and its Subsidiaries for the 2010 fiscal year on a month by month basis, and for each fiscal year thereafter until the Maturity Date on an annual basis,

(xvi)        Certificates of insurance and loss payable endorsements with respect to the Borrower Parties and certified copies of all insurance policies of the Borrower Parties, in each case, meeting the requirements of Section 6.5,

(xvii)       Pay-off or release letters, termination statements, canceled mortgages and the like required by the Administrative Agent in connection with the removal of any Liens (other than Permitted Liens) against the assets of the Borrower Parties, the repayment of Funded Debt, or the release of a Borrower Party from a Guaranty,

(xviii)      Lien search results with respect to the Borrower Parties from all appropriate jurisdictions and filing offices,

(xix)         Evidence satisfactory to the Administrative Agent that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens), including evidence satisfactory to the Administrative Agent that (x) any Liens granted pursuant to the New York Life Facility shall have been released and terminated, (y) any UCC financing statements filed against any Borrower Party pursuant to the AGI Credit Documents shall have been subsequently amended to include in the collateral description of each such financing statement a reference to the Intercreditor Agreement and the first priority perfected Liens of the Administrative Agent thereunder and (z)  any UCC financing statements filed against AGI pursuant to the AGI Credit Documents shall have been subsequently amended to include in the collateral description of each such financing statement a reference to the Intercreditor Agreement and the first priority perfected Liens of the Administrative Agent on the Pledged Interests (as defined in the Affinity Pledge Agreement) thereunder,

(xx)          Payment of all fees and expenses payable to the Administrative Agent, the Affiliates of the Administrative Agent, and the Lenders in connection with the execution and delivery of the Loan Documents and the due diligence relating thereto to be paid on the Agreement Date, including fees and expenses of counsel to the Administrative Agent,

(xxi)         A flow of funds report which shall include a statement of all sources and uses of funds on the Agreement Date,

(xxii)        The duly executed Letter of Credit Reimbursement Agreement, and

(xxiii)       All such other documents as the Administrative Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested;

(b)           The Lender Group shall have received evidence satisfactory to them that no change in the business, assets, management, operations, financial condition, income or prospects of the Borrower Parties shall have occurred since December 31, 2008, which change has had or could reasonably be expected to have a Materially Adverse Effect, and the Lender Group shall have received a certificate of an Authorized Signatory of the Borrower Parties so stating;

(c)           AGI and the Borrower Parties, as appropriate, shall have entered into the AGI Credit Documents, the AGI Credit Documents shall be in full force and effect, with all conditions to closing thereof satisfied or duly waived, and AGI shall have received a term loan in the aggregate principal amount of $144,300,000 from the AGI Credit Agreement Lenders, pursuant to the terms of the AGI Credit Documents.  The Lenders shall have received a true and correct copy of the AGI Credit Documents.  The rights of the holders of the AGI Credit Agreement Debt with respect to the Collateral shall be subordinated to the rights of the holders of the Obligations with respect to the Collateral pursuant to the Intercreditor Agreement, which shall be in form and substance satisfactory to the Agent.  The Lender Group shall have received a certificate of an Authorized Signatory of Camping World so stating and evidence satisfactory to the Lender Group of each of the foregoing, including all exhibits and schedules thereto.

(d)           Camping World and FreedomRoads, shall have entered into an agreement whereby FreedomRoads has agreed to provide to Camping World the audited annual and unaudited monthly financial statements of FreedomRoads contemplated by this Agreement in form and substance satisfactory to the Administrative Agent;

(e)           Each Borrower Party shall have established its primary depository bank arrangement with SunTrust, and such arrangement shall be acceptable to the Administrative Agent;

(f)            The Lender Group shall have received evidence satisfactory to them that all Necessary Authorizations are in full force and effect and are not subject to any pending or threatened reversal or cancellation, and that no Default exists, after giving effect to the Credit Agreement and the initial Advance hereunder, and the Lender Group shall have received a certificate of an Authorized Signatory of Camping World so stating;

(g)           The Administrative Agent shall have received confirmation that the original Uniform Commercial Code financing statements naming each Borrower Party as a debtor and naming the Administrative Agent as secured party have been duly filed in all appropriate jurisdictions, in such form as shall be satisfactory to the Administrative Agent;

(h)           Since December 31, 2008, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect;

(i)            The Administrative Agent shall have received a true, complete and correct copy of each Material Contract, and the Lender Group shall have received a certificate of an Authorized Signatory of the Borrower Parties so stating;

(j)            The Administrative Agent shall have received an appraisal reflecting values of the Borrower Parties’ interest in inventory at levels acceptable to the Administrative Agent from appraisers acceptable to the Administrative Agent;

(k)           The Administrative Agent shall have completed its credit review of certain Account Debtors of Borrowers and such review shall be satisfactory to the Administrative Agent; and

(l)            The Administrative Agent shall have completed such other business and legal due diligence with respect to the Borrower Parties, including environmental due diligence, and the results thereof shall be acceptable to the Administrative Agent, in its sole and absolute discretion.

Section 4.2             Conditions Precedent to Each Advance.  The obligation of the Lenders to make each Advance, including the initial Advance hereunder (but excluding Advances, the proceeds of which are to reimburse the Swing Bank for Swing Loans, the Administrative Agent for Agent Advances or the Issuing Bank for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

(a)           All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.4, are made at and as of the time of such Advance, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) at such time, both before and after giving effect to the application of the proceeds of the Advance;

(b)           The incumbency of the Authorized Signatories of each Borrower shall be as stated in the certificate of incumbency contained in the certificate of such Borrower delivered pursuant to Section 4.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent and the Lenders;

(c)           The most recent Borrowing Base Certificate which shall have been delivered to the Administrative Agent pursuant to Section 7.5(a) shall demonstrate that, after giving effect to the making of such Advance, no Overadvance shall exist;

(d)           Since December 31, 2008, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect;

(e)           There shall not exist on the date of such Advance and after giving effect thereto, a Default; and

(f)            The Administrative Agent and the Lenders shall have received all such other certificates, reports, statements, opinions of counsel, or other documents as the Administrative Agent or Lenders may reasonably request and all other conditions to the making of such Advance which are set forth in this Agreement shall have been fulfilled.

Each Borrower hereby agrees that the delivery, including any deemed delivery, of any Request for Advance hereunder or any request for an Advance hereunder by telephone shall, in each case, be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.2 have been satisfied.  Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 11.12, and, in any event the Majority Lenders may waive the condition set forth in Section 4.2(c).

Section 4.3             Conditions Precedent to Each Letter of Credit.  The obligation of the Issuing Bank to issue each Letter of Credit (including the initial Letter of Credit) hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the issuance of such Letter of Credit:

(a)           All of the representations and warranties of the Borrower Parties under this Agreement and the other Loan Documents, which, pursuant to Section 5.4, are made at and as of the time of the issuance of such Letter of Credit, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) at such time, both before and after giving effect to the issuance of such Letter of Credit;

(b)           The incumbency of the Authorized Signatories of each Borrower shall be as stated in the certificate of incumbency contained in the certificate of such Borrower delivered pursuant to Section 4.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent and the Lenders;

(c)           The most recent Borrowing Base Certificate which shall have been delivered to the Administrative Agent pursuant to Section 7.5(a) shall demonstrate that, after giving effect to the making of such Letter of Credit, no Overadvance shall exist;

(d)           Since December 31, 2008, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect;

(e)           There shall not exist on the date of issuance of such Letter of Credit, and after giving effect thereto, a Default; and

(f)            The Administrative Agent and the Issuing Bank shall have received all such other certificates, reports, statements, opinions of counsel, or other documents as the Administrative Agent or the Issuing Bank may reasonably request and all other conditions to the issuance of such Letter of Credit which are set forth in this Agreement shall have been fulfilled.

Each Borrower hereby agrees that the delivery of any Request for Issuance of Letter of Credit hereunder shall be deemed to be the certification of the Authorized Signatory thereof that all of the conditions set forth in this Section 4.3 have been satisfied.  Notwithstanding the foregoing, if the conditions, or any of them, set forth above are not satisfied, such conditions may be waived by the requisite Lenders under Section 11.12, and, in any event the Majority Lenders may waive the condition set forth in Section 4.3(c).

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

Section 5.1             General Representations and Warranties.  In order to induce the Lender Group to enter into this Agreement and to extend the Loans and issue the Letters of Credit to Borrowers, each Borrower Party hereby represents, and warrants that:

(a)           Organization; Power; Qualification.  Each Borrower Party and each Subsidiary of a Borrower Party (i) is a corporation, partnership or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation, (ii) has the corporate or other company power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign corporation or other company, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

(b)           Authorization; Enforceability.  Each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and each other Loan Document to which a Borrower Party is a party has been duly executed and delivered by such Borrower Party, and is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms.

(c)           Partnerships; Joint Ventures; Subsidiaries.  Except as disclosed on Schedule 5.1(c)-1, no Borrower Party or any Subsidiary of a Borrower Party has any Subsidiaries.  No Borrower Party or any Subsidiary of a Borrower Party is a partner or joint venturer in any partnership or joint venture other than (i) the Subsidiaries listed on Schedule 5.1(c)-1 and (ii) the partnerships and joint ventures (that are not Subsidiaries) listed on Schedule 5.1(c)-2.  Schedule 5.1(c)-1 and Schedule 5.1(c)-2 set forth, for each Person set forth thereon, a complete and accurate statement of (a) the percentage ownership of each such Person by the applicable Borrower Party or Subsidiary of a Borrower Party, (b) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person, (c) each state in which each such Person is qualified to do business on the Agreement Date and (d) all of each such Person’s trade names, trade styles or doing business forms which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Agreement Date.

(d)           Capital Stock and Related Matters.  The authorized Equity Interests as of the Agreement Date of each Borrower Party and each Subsidiary of a Borrower Party and the number of shares of such Equity Interests that are issued and outstanding as of the Agreement Date are as set forth on Schedule 5.1(d).  All of the shares of such Equity Interests that are issued and outstanding as of the Agreement Date have been duly authorized and validly issued and are fully paid and non-assessable.  None of such Equity Interests have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other Applicable Laws of any applicable jurisdiction.  As of the Agreement Date, the Equity Interests of each such Borrower Party and each such Subsidiary of a Borrower Party are owned by the parties listed on Schedule 5.1(d) in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 5.1(d).  Except as described on Schedule 5.1(d), no Borrower Party or any Subsidiary of a Borrower Party has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests.  Except as set forth on Schedule 5.1(d), no Borrower Party or any Subsidiary of any Borrower Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of such Borrower Party’s or such Subsidiary’s Equity Interests or restricting the ability of any Subsidiary of a Borrower from making distributions, dividends or other Restricted Payments to such Borrower.

(e)           Compliance with Law, Loan Documents, and Contemplated Transactions.  The execution, delivery, and performance of this Agreement and each of the other Loan Documents and the Bank Products Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Borrower Party or under any indenture, agreement, or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of its properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with any Borrower Party except Permitted Liens.

(f)            Necessary Authorizations.  Each Borrower Party and each Subsidiary of a Borrower Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect.  None of such Necessary Authorizations is the subject of any pending or, to the best of each Borrower Party’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization. No Borrower Party or any Subsidiary of a Borrower Party is required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance of this Agreement, any other Loan Document or any Bank Products Document, in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby.

(g)           Title to Properties.  Each Borrower Party has good, marketable, and legal title to, or a valid license or leasehold interest in, all of its properties and assets, and none of such properties or assets is subject to any Liens, other than Permitted Liens.

(h)           Material Contracts.  Schedule 5.1(h) contains a complete list, as of the Agreement Date, of each Material Contract, true, correct and complete copies of which have been delivered to the Administrative Agent.  Schedule 5.1(h) further identifies, as of the Agreement Date, each Material Contract that requires consent to the granting of a Lien in favor of the Administrative Agent on the rights of any Borrower Party thereunder.  No Borrower Party or any Subsidiary of a Borrower Party is in default under or with respect to any Material Contract to which it is a party or by which it or any of its properties are bound.

(i)            Labor Matters.  Except as disclosed on Schedule 5.1(i):  (i) no labor contract to which any Borrower Party or any Subsidiary of a Borrower Party is a party or is otherwise subject is scheduled to expire prior to the Maturity Date; (ii) no Borrower Party or any Subsidiary of a Borrower Party has, within the two-year period preceding the date of this Agreement, taken any action which would have constituted or resulted in a “plant closing” or “mass layoff” within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law, and no Borrower Party has any reasonable expectation that any such action is or will be required at any time prior to the Maturity Date; and (iii) on the Agreement Date (A) no Borrower Party or any Subsidiary of a Borrower Party is a party to any labor dispute (other than any immaterial disputes with such Borrower Party’s or Subsidiary’s employees as individuals and not affecting such Borrower Party’s or Subsidiary’s relations with any labor group or its workforce as a whole) and (B) there are no pending or, to each Borrower Party’s knowledge, threatened strikes or walkouts relating to any labor contracts to which any Borrower Party or any Subsidiary of a Borrower Party is a party or is otherwise subject.  Except as set forth on Schedule 5.1(i), none of the employees of any Borrower Party or a Subsidiary of a Borrower Party is a party to any collective bargaining agreement with any Borrower Party or a Subsidiary of a Borrower Party, as applicable.

(j)            Taxes.  Except as set forth on Schedule 5.1(j), all federal, state and other tax returns of each Borrower Party and each Subsidiary of a Borrower Party required by law to be filed have been duly filed, all such tax returns are true, complete and correct in all material respects, and all federal, state, and other taxes (including all real estate and personal property, income, franchise, transfer and gains taxes), all general or special assessments, and other governmental charges or levies upon each Borrower Party and each Subsidiary of a Borrower Party and any of their respective properties, income, profits, and assets, which are due and payable, have been paid, except any payment of any of the foregoing which such Borrower Party or such Subsidiary, as applicable, is currently contesting in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower Party or such Subsidiary, as the case may be.  No adjustment relating to any tax returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of each Borrower Party no basis exists for any such adjustment.  The charges, accruals, and reserves on the books of the Borrower Parties and their Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrower Parties, adequate. No Borrower Party or any Subsidiary of a Borrower Party has been audited, or has knowledge of any pending audit, by the Internal Revenue Service or any other taxing authority.  Except as described in Schedule 5.1(j), no Borrower Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes.  None of the Borrower Parties and their respective predecessors is liable for any taxes:  (i) under any agreement (including any tax sharing agreements) or (ii) to each Borrower Party’s knowledge, as a transferee.  As of the Agreement Date, no Borrower Party has agreed, or been requested, to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which would have a Materially Adverse Effect.

(k)           Financial Statements.  Camping World and its Subsidiaries have furnished, or caused to be furnished, to the Lenders (i) the audited financial statements of Camping World and its Subsidiaries on a consolidated and consolidating basis, which financial statements are complete and correct in all material respects and present fairly in accordance with GAAP the respective financial positions of Camping World and its Subsidiaries as at December 31, 2008, and the results of operations for the fiscal year then ended and (ii) the unaudited financial statements of Camping World and its Subsidiaries on a consolidated basis, which financial statements are complete and correct in all material respects and present fairly in accordance with GAAP, subject to normal year end adjustments, the respective financial positions of Camping World and its Subsidiaries as at (x) December 31, 2009, and the results of operations for the fiscal year then ended, (y) January 31, 2010, and the results of operations for the fiscal month then ended.  Except as disclosed in such financial statements, no Borrower Party or any Subsidiary of a Borrower Party has any material liabilities, contingent or otherwise, and there are no material unrealized or anticipated losses of any Borrower Party or any Subsidiary of a Borrower Party which have not heretofore been disclosed in writing to the Lenders.

(l)            No Adverse Change.  Since December 31, 2008, there has occurred no event which has had or could reasonably be expected to have a Materially Adverse Effect.

(m)          Investments and Guaranties.  As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party owns any Equity Interests of any Person except as disclosed on Schedules 5.1(c)-1 and 5.1(c)-2, or has outstanding loans or advances to, or guaranties of the obligations of, any Person, except as reflected in the financial statements referred to in Section 5.1(k) or disclosed on Schedule 5.1(m).

(n)           Liabilities, Litigation, etc.  As of the Agreement Date, except for liabilities incurred in the normal course of business, no Borrower Party or any Subsidiary of any Borrower Party has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 5.1(k) or with respect to the Obligations.  As of the Agreement Date, except as described on Schedules 5.1(n) and 5.1(y), there is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower Parties, threatened against or affecting any Borrower Party, any Subsidiary of any Borrower Party or any of their respective properties which could reasonably be expected to result in any judgment against or liability of such Borrower Party or Subsidiary in excess of $250,000, individually, with respect to all Borrower Parties and their Subsidiaries, or the loss of any certification or license material to the operation of such Borrower Party’s or Subsidiary’s business.  None of such litigation disclosed on Schedules 5.1(n) and 5.1(y), individually or collectively, could reasonably be expected to have a Materially Adverse Effect.  No Borrower Party knows of any unusual or unduly burdensome restriction, restraint or hazard relative to the business or properties of the Borrower Parties and their Subsidiaries that is not customary for or generally applicable to similarly situated businesses in the same industry as the Borrower Parties and their Subsidiaries.

(o)           ERISA.  Schedule 5.1(o) lists (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Title IV Plans, Multiemployer Plans, and Retiree Welfare Plans.  Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered to the Administrative Agent.  Except with respect to Multiemployer Plans, each Plan intended to be qualified under Code Section 401 has been determined by the IRS to qualify under Section 401 of the Code, the trusts created thereunder have been determined to be exempt from tax under the provisions of Sections 501 of the Code, and nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Each Borrower Party and each ERISA Affiliate and each of their respective Plans are in compliance with ERISA and the Code and no Borrower Party nor any of its ERISA Affiliates has incurred any accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Code.  No Borrower Party or, to each Borrower Party’s knowledge, any of its ERISA Affiliates has made any promises of pension or other benefits to employees, except as set forth in the Plans.  No Borrower Party or ERISA Affiliate has incurred any liability to the PBGC in connection with any such Plan (other than the payment of premiums that are not past due).  No Title IV Plan has any Unfunded Pension Liability.  No ERISA Event or event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any such Plan.  There are no pending, or to the knowledge of any Borrower Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary (as defined in Section 3(21) of ERISA) or sponsor of any

Plan.  No such Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Plan or any other Plan of any Borrower Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Plan or any such trust to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(p)           Intellectual Property; Licenses; Certifications.  Except as set forth on Schedule 5.1(p), no Borrower Party or any Subsidiary of a Borrower Party owns any registered patents, trademarks, service marks or copyrights, and has no pending registration applications with respect to any of the foregoing. No other patents, trademarks, service marks or copyrights are necessary for the operation of the business of the Borrower Parties and their Subsidiaries.  Except as set forth on Schedule 5.1(p), no material licenses or certifications are necessary for the operation of the Borrower Parties’ and their Subsidiaries’ business.

(q)           Compliance with Law; Absence of Default.  Each Borrower Party and each Subsidiary of a Borrower Party is in material compliance with all Applicable Laws and with all of the provisions of its certificate of incorporation or formation and by-laws or other governing documents.  No event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or (ii) except with respect to Funded Debt in an aggregate principal amount equal to or less than $250,000, a default under any other indenture, agreement, or other instrument, or any judgment, decree, or order to which such Borrower Party or such Subsidiary is a party or by which such Borrower Party or such Subsidiary or any of their respective properties may be bound.

(r)            Casualties; Taking of Properties, etc.  Since December 31, 2008, neither the business nor the properties of the Borrower Parties and their Subsidiaries has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy.

(s)           Accuracy and Completeness of Information.  All written information, reports, other papers and data relating to the Borrower Parties and their Subsidiaries furnished by or at the direction of the Borrower Parties to the Lender Group were, at the time furnished, complete and correct in all material respects.  No fact is currently known to any Borrower Party which has, or could reasonably be expected to have, a Materially Adverse Effect.  With respect to projections, estimates and forecasts given to the Lender Group, such projections, estimates and forecasts are based on the Borrower Parties’ good faith assessment of the future of the business at the time made.  The Borrower Parties had a reasonable basis for such assessment at the time made.

(t)            Compliance with Regulations T, U, and X.  No Borrower Party or any Subsidiary of a Borrower Party is engaged principally in or has as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and no Borrower Party or any Subsidiary of a Borrower Party owns or presently intends to acquire, any “margin security” or “margin stock” as defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System (herein called “margin stock”).  None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Funded Debt which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X.  None of any Borrower Party, any Subsidiary of a Borrower Party or any bank acting on its behalf has taken or will take any action which might cause this Agreement or any other Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the SEA, in each case as now in effect or as the same may hereafter be in effect.  If so requested by the Administrative Agent, the Borrower Parties and their Subsidiaries will furnish the Administrative Agent with (i) a statement or statements in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, including an opinion of counsel in form and substance satisfactory to the Administrative Agent.  Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

(u)           Solvency.  As of the Agreement Date (after giving effect to the transactions contemplated by the Loan Documents and the AGI Credit Documents) (i) the property of each Borrower Party, at a fair valuation on a going concern basis, will exceed its debt; (ii) the capital of each Borrower Party will not be unreasonably small to conduct its business; and (iii) no Borrower Party will have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature.  For purposes of this Section 5.1(u), “debt” shall mean any liability on a claim, and “claim” shall mean (A) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

(v)           Insurance.  The Borrower Parties and their Subsidiaries have insurance meeting the requirements of Section 6.5, and such insurance policies are in full force and effect.  As of the Agreement Date, all insurance maintained by the Borrower Parties and their Subsidiaries is fully described on Schedule 5.1(v).

(w)          Broker’s or Finder’s Commissions.  No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Borrower Parties for any other services rendered to the Borrower Parties ancillary to the credit transactions contemplated herein.

(x)            Real Property.  All real property leased by each Borrower Party and each Subsidiary of a Borrower Party as of the Agreement Date, and the name of the lessor of such real property, is set forth in Schedule 5.1(x)-1.  The leases of each Borrower Party and each Subsidiary of a Borrower Party are valid, enforceable and in full force and effect, and have not been modified or amended, except as otherwise set forth in Schedule 5.1(x)-1.  The Borrower

Parties and their Subsidiaries are the sole holders of the lessee’s interests under such leases.  No Borrower Party or any Subsidiary of a Borrower Party has made any pledge, mortgage, assignment or sublease of any of it rights under such leases except pursuant to the Loan Documents and as set forth in Schedule 5.1(x)-1 and, there is no default or condition which, with the passage of time or the giving of notice, or both, would constitute a material default on the part of any party under such leases and the Borrower Parties and their Subsidiaries have paid all rents and other charges due and payable under such leases.  All real property owned by each Borrower Party or a Subsidiary of a Borrower Party as of the Agreement Date is set forth in Schedule 5.1(x)-2.  As of the Agreement Date, no Borrower Party or any Subsidiary of a Borrower Party owns, leases or uses any real property other than as set forth on Schedule 5.1(x)-1 or 5.1(x)-2.  Each Borrower Party and each Subsidiary of a Borrower Party owns good and marketable fee simple title to all of its owned real property, and none of its respective owned real property is subject to any Liens, except Permitted Liens.  No Borrower Party or any Subsidiary of a Borrower Party owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by it.

(y)           Environmental Matters.

(i)            Except as is described on Schedule 5.1(y), none of the Properties contains, in, on or under, including the soil and groundwater thereunder, any Hazardous Materials in violation of Environmental Laws or in amounts that could give rise to any material liability under Environmental Laws.

(ii)           Except as is described on Schedule 5.1(y), each Borrower Party and each Subsidiary of a Borrower Party is in compliance with all applicable Environmental Laws and there is no violation of any Environmental Law or contamination which could materially interfere with the continued operation of any of the Properties or impair the financial condition of any Borrower Party or any Subsidiary of a Borrower Party.

(iii)          Except as is described on Schedule 5.1(y), no Borrower Party or any Subsidiary of a Borrower Party has received from any Governmental Authority any complaint, or notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to the Properties, nor is any Borrower Party aware that any such notice is pending.

(iv)          Except as is described on Schedule 5.1(y), Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Property in violation of any Environmental Laws or in a manner that could give rise to any liability under Environmental Laws nor have any Hazardous Materials been transported or disposed of from any of the Properties to any other location in violation of any Environmental Laws or in a manner that could give rise to liability under Environmental Laws.  Except as disclosed on Schedule 5.1(y), no Borrower Party or any Subsidiary of a Borrower Party has permitted or will permit any tenant or occupant of the Properties to engage in any activity that could impose material liability under the Environmental Laws on such tenant or occupant, any Borrower Party or any Subsidiary of a Borrower Party or any other owner of any of the Properties.

(v)           Except as is described on Schedule 5.1(y), no Borrower Party or any Subsidiary of a Borrower Party is a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law with respect to any of the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

(vi)          Except as is described on Schedule 5.1(y), there has been no release or threat of release of Hazardous Materials into the environment at or from any of the Properties, or arising from or relating to the operations of the Borrower Parties or their Subsidiaries, in material violation of Environmental Laws or in amounts that could give rise to any material liability under Environmental Laws.

(vii)         None of the matters disclosed on Schedule 5.1 (y) is reasonably likely to result in liability to the Borrower Parties and their Subsidiaries in excess of $250,000 in the aggregate.

(z)            OSHA.  All of the Borrower Parties’ and their Subsidiaries’ operations are conducted in compliance, in all material respects, with all applicable rules and regulations promulgated by the Occupational Safety and Health Administration of the United States Department of Labor.

(aa)         Name of Borrower Party.  No Borrower Party or any Subsidiary of any Borrower Party has changed its name within the preceding five (5) years from the Agreement Date, nor has any Borrower Party or any Subsidiary of a Borrower Party transacted business under any other name or trade name.

(bb)         Investment Company Act; Federal Power Act.  No Borrower Party or any Subsidiary of a Borrower Party is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower Parties of this Agreement nor the issuance of any Revolving Loan Notes violates any provision of such Act or requires any consent, approval, or authorization of, or registration with, any governmental or public body or authority pursuant to any of the provisions of such Act.  No Borrower Party or any Subsidiary of a Borrower Party is a “public utility” within the meaning of the Federal Power Act (16 U.S.C. Section 791a et seq.), as amended.

(cc)         [Intentionally Omitted]

(dd)         Anti-Terrorism Laws.

(i)            Anti-Terrorism Laws.  No Borrower Party nor any Affiliate of any Borrower Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii)           Executive Order No. 13224.  No Borrower Party nor any Affiliate of any Borrower Party is any of the following (each a “Blocked Person”):

(A)          a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(B)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(C)           a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D)          a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(E)           a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(F)           a Person or entity who is affiliated with a Person or entity listed above.

No Borrower Party nor any Affiliate of any Borrower Party (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

(iii)          OFAC.  No Borrower Party nor any Affiliate of any Borrower Party is in violation of any rules or regulations promulgated by OFAC or of any economic or trade sanctions or engages in administered and enforced by OFAC or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any rules or regulations promulgated by OFAC.

Section 5.2            Representations and Warranties Relating to Accounts.  With respect to all Accounts of each Borrower Party, such Borrower Party hereby warrants and represents to the Lender Group that such Accounts are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of such Borrower Party’s business and all documents relating to such Accounts are legally sufficient under Applicable Law and are legally enforceable in accordance with their terms.  As to each Account that is identified by such Borrower Party as an Eligible Trade Account or an Eligible Credit Card Account in the most recent Borrowing Base Certificate submitted to the Administrative Agent by Borrowers, such Account is not ineligible by virtue of one or more of the excluding criteria set forth in the definitions of Eligible Trade Accounts or Eligible Credit Card Accounts, as the case may be.

Section 5.3            Representations and Warranties Relating to Inventory.  With respect to all Eligible Inventory, the Administrative Agent may rely upon all statements, warranties, or representations made in any Borrowing Base Certificate in determining the classification of such

Inventory and in determining which items of Inventory listed in such Borrowing Base Certificate meet the requirements of eligibility.

Section 5.4            Survival of Representations and Warranties, etc.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct, at and as of the Agreement, and the date of each Advance or issuance of a Letter of Credit hereunder, except to the extent previously fulfilled in accordance with the terms of this Agreement or the other Loan Documents and to the extent subsequently inapplicable.  All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lender Group, or any of them, any investigation or inquiry by any member of the Lender Group, or the making of any Advance or the issuance of any Letter of Credit under this Agreement.

ARTICLE 6.

GENERAL COVENANTS

Until the later of the date the Obligations are repaid in full or the date Borrowers no longer have the right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Majority Lenders shall otherwise give their prior consent in writing:

Section 6.1            Preservation of Existence and Similar Matters.  Each Borrower Party will, and will cause each of its Subsidiaries to (i) except as expressly permitted by Section 8.7, preserve and maintain its existence, rights, franchises, licenses, and privileges in its jurisdiction of incorporation or organization including all Necessary Authorizations, and (ii) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

Section 6.2            Compliance with Applicable Law.  Each Borrower Party will, and will cause each of its Subsidiaries to, comply, in all material respects, with the requirements of all Applicable Law.

Section 6.3            Maintenance of Properties.  Each Borrower Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties used or useful in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto.

Section 6.4            Accounting Methods and Financial Records.  Each Borrower Party will, and will cause each of its Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP, and will, and will cause each of its Subsidiaries to, keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

Section 6.5            Insurance.  Each Borrower Party will, and will cause each of its Subsidiaries to, maintain insurance including public liability, property insurance, comprehensive general liability, product liability, business interruption and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Borrower Parties and their Subsidiaries from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent.  In addition to the foregoing, each Borrower Party further agrees to maintain and pay for insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, vessels or aircraft, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Borrower Parties, from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent to insure the Lender Group’s interest in such Collateral.  All such property insurance policies shall name the Administrative Agent as loss payee and all liability insurance policies shall name the Administrative Agent as additional insured.  On or before the Agreement Date, each Borrower Party shall deliver the original certificates of insurance evidencing that the required insurance is in force together with satisfactory lender’s loss payable and additional insured, as applicable, endorsements.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to the Administrative Agent in the event of cancellation or modification of the policy for any reason whatsoever (other than non-payment of premiums, which notice may be less than thirty (30) days but at least ten (10) days) and a clause that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower Party or owner of the Collateral nor by the occupation of the premises for purposes more hazardous than are permitted by said policy.  If any Borrower Party fails to provide and pay for such insurance, the Administrative Agent may, at Borrowers’ expense, procure the same, but shall not be required to do so.  Each Borrower Party agrees to deliver to the Administrative Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

Section 6.6            Payment of Taxes and Claims.  Each Borrower Party will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or its income or profit or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of its Property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement.  Each Borrower Party shall, and shall cause each of its Subsidiaries to, timely file all information returns required by federal, state, or local tax authorities.

Section 6.7            Visits and Inspections.  Each Borrower Party will, and will permit each of its Subsidiaries to, permit representatives of the Administrative Agent to (a) visit and inspect the properties of the Borrower Parties and their Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of the Borrower Parties’ and their Subsidiaries’ books and records, (c) conduct appraisals, field examinations and audits of the Accounts, Inventory and other personal property of the Borrower Parties and their Subsidiaries and (d) discuss with the Borrower Parties’ and their Subsidiaries’ respective principal officers the Borrower Parties’ or such Subsidiaries’ businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower Parties or such Subsidiaries.  Any other member of the Lender Group may, at its expense (unless an Event of Default has occurred and is continuing), accompany the Administrative Agent on any regularly scheduled visit (or at any time that a Default exists any visit regardless of whether it is regularly scheduled) to the Borrower Parties and their Subsidiaries’ properties.

Section 6.8            Conduct of Business.  Each Borrower Party shall, and shall cause each of its Subsidiaries to, continue to engage in business of the same general type as conducted by it as of the Agreement Date.

Section 6.9            ERISA.  Each Borrower Party shall at all times make, or cause to be made, prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to each Borrower Party’s and its ERISA Affiliates’ Plans; furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, copies of any annual report required to be filed pursuant to ERISA in connection with each such Plan of each Borrower Party and its ERISA Affiliates; notify the Administrative Agent as soon as practicable of any ERISA Event; and furnish to the Administrative Agent, promptly upon the Administrative Agent’s request therefor, such additional information concerning any such Plan as may be reasonably requested by the Administrative Agent.

Section 6.10          Lien Perfection.  Each Borrower Party agrees to take such action as may be requested by the Administrative Agent or otherwise be required to perfect or continue the perfection of the Administrative Agent’s (on behalf of, and for the benefit of, the Lender Group) security interest in the Collateral.  Each Borrower Party hereby authorizes the Administrative Agent to file any such financing statement on such Borrower Party’s behalf describing the Collateral as “all assets of the debtor”, “all personal property of the debtor”, “all assets of debtor whether now existing or hereafter acquired, and the proceeds thereof” or words of similar effect.

Section 6.11          Location of Collateral.  All Collateral, other than Inventory in transit and Inventory sold in the ordinary course of business, will at all times be kept by the Borrower Parties at one or more of the business locations of the Borrower Parties set forth in Schedule 6.11.  The Inventory shall not, without the prior written approval of the Administrative Agent, be moved from the locations set forth on Schedule 6.11 except as permitted in the immediately preceding sentence and prior to an Event of Default, (a) sales or other dispositions of assets permitted pursuant to Section 8.7 and (b) the storage of Inventory at locations within the continental US other than those specified in the first sentence of this Section 6.11 if (i) Borrowers give the Administrative Agent written notice of the new storage location at least thirty (30) days prior to storing Inventory at such location, (ii) the Lender Group’s security interest in such Inventory is and continues to be a duly perfected, first priority Lien thereon, (iii) neither any Borrower Party’s nor the Administrative Agent’s right of entry upon the premises where such Inventory is stored or its right to remove the Inventory therefrom, is in any way restricted, (iv) if requested by the Administrative Agent, the owner of such premises, and any bailee, warehouseman or similar party that will be in possession of such Inventory, shall have executed and delivered to the Administrative Agent a Collateral Access Agreement, and (v) all negotiable documents and receipts in respect of any Collateral maintained at such premises are promptly delivered to the Administrative Agent and any non-negotiable documents and receipts in respect of any Collateral maintained at such premises are issued to the Administrative Agent and promptly delivered to the Administrative Agent.

Section 6.12          Protection of Collateral.  All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including all rent payable by any Borrower Party to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Borrower Parties.  If the Borrower Parties fail to promptly pay any portion thereof when due, the Lenders may, at their option, but shall not be required to, make a Base Rate Advance for such purpose and pay the same directly to the appropriate Person.  Each Borrower agrees to reimburse the Lenders promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement.  All sums so paid or incurred by the Lenders for any of the foregoing and all reasonable costs and expenses (including attorneys’ fees, legal expenses, and court costs) which the Lenders may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of their rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by Borrowers to the Lenders with interest at the Default Rate, shall be considered Obligations owing by Borrowers to the Lenders hereunder.  Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Borrower Parties in or coming into the hands or inuring to the benefit of the Lenders.  Neither the Administrative Agent nor the Lenders shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in the Lenders’ actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the Borrower Parties’ sole risk.

Section 6.13          Assignments and Records of Accounts.  If so requested by the Administrative Agent following an Event of Default, each Borrower Party shall execute and deliver to the Administrative Agent, for the benefit of the Lender Group, formal written assignments of all of the Accounts daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.  Each Borrower Party shall keep accurate and complete records of the Accounts and all payments and collections thereon.

Section 6.14          Administration of Accounts.

(a)           The Administrative Agent retains the right after the occurrence and during the continuance of an Event of Default to notify the Account Debtors, Credit Card Processors and Credit Card Issuers that the Accounts have been assigned to the Administrative Agent, for the benefit of the Lender Group, and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers.  The Administrative Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them.  Each Borrower Party irrevocably makes, constitutes and appoints the Administrative Agent as such Borrower Party’s true and lawful attorney and agent-in-fact to endorse such Borrower Party’s name on any checks, notes, drafts or other payments relating to, the Accounts which come into the Administrative Agent’s possession or under the Administrative Agent’s control as a result of its taking any of the foregoing actions.  Additionally, the Administrative Agent, for the benefit of the Lender Group, shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtor, Credit Card Processors and Credit Card Issuers and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including attorney’s fees, to Borrowers.

(b)           If an Account includes a charge for any tax payable to any governmental taxing authority, the Administrative Agent on behalf of the Lenders is authorized, in its sole and absolute discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower Party and to make a Base Rate Advance to Borrowers to pay therefor.  The Borrower Parties shall notify the Administrative Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by any Borrower Party by reason of the sale and delivery creating the Account.

(c)           Whether or not a Default has occurred, any of the Administrative Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of the Lenders, or any designee of the Lenders or the Borrower Parties, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, telegraph or otherwise.  The Borrower Parties shall cooperate fully with the Administrative Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.

Section 6.15          The Blocked Account.  On or before the Agreement Date, and at all times thereafter:

(a)           The Borrower Parties shall establish and maintain one or more deposit and lockbox accounts pursuant to arrangements acceptable to the Administrative Agent with SunTrust, any Affiliate thereof or any other bank(s) as may be selected by the Borrower Parties and approved by the Administrative Agent.  The Borrower Parties shall issue to each such bank an irrevocable letter of instruction directing such bank to deposit all payments or other remittances received in the lockbox to the Disbursement Account.  Each such Blocked Account bank shall agree to the Administrative Agent’s standard Blocked Account Agreement or such variation thereof as shall be mutually satisfactory to the Administrative Agent and such bank.  All amounts which shall be deposited into any Blocked Account shall immediately become the property of and be under the sole dominion and exclusive control of the Administrative Agent, on behalf of the Lender Group, and no Borrower Party shall have any right to withdraw such amounts from the Blocked Account.

(b)           The Borrower Parties shall take all steps to ensure that all of their Account Debtors and all of their Credit Card Processors forward all items of payment to lockboxes established with the Blocked Account banks.  The Borrower Parties shall cause each of their Credit Card Processors to enter into an agreement, in form and substance satisfactory to the Administrative Agent, with the Administrative Agent and the applicable Borrower Party pursuant to which the applicable Borrower Party shall irrevocably instruct such Credit Card Processor to forward all items of payment owing to the Borrower Parties directly to a Blocked Account (each, a “Credit Card Processor Agreement”).

(c)           In the event that any Borrower Party shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, such Borrower Party shall hold the same as trustee for the Administrative Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into the Disbursement Account.  All cash, cash equivalents (including Cash Equivalents), checks, notes, drafts or similar items of payment (including from the sale of any assets under Section 8.7(b) or otherwise or constituting insurance or condemnation proceeds) received by any Borrower Party shall be deposited into the Disbursement Account promptly upon (and in any event within one (1) Business Day of) receipt thereof by such Borrower Party.

(d)           On each Business Day the Administrative Agent shall, without further consent of any Borrower Party, withdraw all immediately available funds in the Blocked Accounts maintained by SunTrust or any Affiliate thereof, deposit the same in the Loan Account, and apply the same against the Obligations in the manner provided for in Section 2.11 or, if applicable, Section 2.6(b).

(e)           If any Blocked Account bank is not maintained with SunTrust, or any Affiliate thereof, all funds in the Blocked Account of such other bank shall be deposited into the Disbursement Account on a daily basis in immediately available funds.  On each Business Day on which any amount is deposited into the Disbursement Account in immediately available funds, the Administrative Agent shall withdraw such amount from into the Disbursement Account, deposit the same in the Loan Account, and apply the same against the Obligations in the manner provided for in Section 2.11 or, if applicable, Section 2.6(b).

(f)            As of the Agreement Date, all bank accounts and investment accounts of the Borrower Parties are listed on Schedule 6.15 and such Schedule designates which such accounts are deposit accounts.  Except as otherwise expressly permitted under the Security Agreement, no Borrower Party shall open any other deposit account unless the depository bank for such account shall have entered into an agreement with the Administrative Agent substantially in the form of the Blocked Account Agreement.  In addition, except as otherwise expressly permitted under the Security Agreement, no Borrower Party shall maintain a balance in excess of the amount necessary to cover outstanding checks drawn on such account or in any other bank account or investment account (each a “Non-Depository Account”) unless and until such Borrower Party has delivered to the Administrative Agent a control agreement in form and substance satisfactory to the Administrative Agent executed by such Borrower Party, the Administrative Agent and the financial institution where such account is located.

Section 6.16          Further Assurances.  Each Borrower Party will promptly cure, or cause to be cured, defects in the creation and issuance of any Revolving Loan Notes and the execution and delivery of the Loan Documents (including this Agreement) and any Bank Products Documents, resulting from any act or failure to act by any Borrower Party or any employee or officer thereof.  Each Borrower Party at its expense will promptly execute and deliver to the Administrative Agent and the Lenders, or cause to be executed and delivered to the Administrative Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower Parties in the Loan Documents (including this Agreement) and the Bank Products Documents, or to correct any omissions in the Loan Documents or any Bank Products Documents, or more fully to state the obligations set out herein or in any of the Loan Documents or the Bank Products Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be reasonably requested.

Section 6.17          Broker’s Claims.  Each Borrower Party hereby indemnifies and agrees to hold each member of the Lender Group harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by such member of the Lender Group in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or Bank Products Document or the consummation of the transactions contemplated herein or therein.  This Section 6.17 shall survive termination of this Agreement.

Section 6.18          Indemnity.  Each Borrower Party shall indemnify each Indemnified Person against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnified Person), and shall indemnify and hold harmless each Indemnified Person from all fees and time charges and disbursements for attorneys who may be employees of any Indemnified Person, incurred by any Indemnified Person or asserted against any Indemnified Person by any third party or by any Borrower or any other Borrower Party arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower Party or any of its Subsidiaries, or any environmental liability related in any way to any Borrower Party or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Borrower Party, and regardless of whether any Indemnified Person is a party thereto, provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  NO INDEMNIFIED PERSON SHALL BE

RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT.  This Section 6.18 shall survive termination of this Agreement.

Section 6.19          Environmental Matters.

(a)           Each Borrower Party shall, and shall cause its Subsidiaries to, comply in all material respects with the Environmental Laws and shall notify the Administrative Agent within thirty (30) days in the event of any discharge or discovery of any Hazardous Materials at, upon, under or within the Properties in amounts that require remediation.  Each Borrower Party shall forward to the Administrative Agent copies of all documents alleging a violation of Environmental Laws, all responses thereto and all documents submitted to environmental agencies relative to remediation of Hazardous Materials on the Properties, in each case, within thirty (30) days of receipt, delivery or submission (as the case may be) of the same.

(b)           The Borrower Parties will not use or permit any other party to use any Hazardous Materials at any of their places of business except such materials as are used in the Borrower Parties’ normal course of business, maintenance and repairs, and then only in material compliance with all applicable Environmental Laws.  The Borrower Parties shall not install or permit to be installed in the Property friable asbestos or any substance containing asbestos and deemed hazardous by an Applicable Law respecting such material, or any other building material deemed to be harmful, hazardous or injurious by relevant Applicable Law and with respect to any such material currently present in any Property shall promptly either (a) remove any material which such Applicable Law deem harmful, hazardous or injurious and require to be removed or (b) otherwise comply with such Applicable Law, at the Borrower Parties’ expense.

(c)           Promptly upon the written request of the Administrative Agent from time to time, the Borrower Parties shall provide the Administrative Agent with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable to the Administrative Agent, to assess with a reasonable degree of certainty the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Properties.  Such assessment or report shall be at Borrower Parties’ expense if, in the judgment of the Administrative Agent, there is reason to believe that a violation of Environmental Laws has occurred.

(d)           Each Borrower Party shall at all times indemnify and hold harmless the Lender Group against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, and expenses, or any nature whatsoever under or on account of the Environmental Laws including the assertion of any Lien thereunder, with respect to:

(i)            any discharge of Hazardous Materials, the threat of a discharge of any Hazardous Materials or the presence of any Hazardous Materials affecting the Properties whether or not the same originates or emanates from the Properties or any contiguous real estate including any loss of value of the Properties as a result of any of the foregoing;

(ii)           any costs of removal or remedial action incurred by the US government or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws;

(iii)          liability for personal injury or property damage arising under any statutory or common law tort theory (including damages assessed) for the maintenance of a public or private nuisance or for the carrying on of an abnormally dangerous activity at or caused by any Borrower Party or Subsidiary of a Borrower Party near the Properties; or

(iv)          any other environmental matter affecting the Properties within the jurisdiction of the Environmental Protection Agency, any other federal agency, or any state or local environmental agency.

(e)           In the event of any discharge or discovery of any Hazardous Materials at, upon, under or within the Properties in amounts that require remediation, if the applicable Borrower Party or Subsidiary fails to begin the remediation within thirty (30) days after notice to the Administrative Agent, the Administrative Agent may at its election, but without the obligation to do so, give such notices or cause such work to be performed at the Properties or take any and all other actions as the Administrative Agent shall deem necessary or advisable in order to abate the discharge of such Hazardous Material, remove such Hazardous Material or cure such Borrower Party’s or Subsidiary’s noncompliance.

(f)            All of the representations, warranties, covenants and indemnities of this Section 6.19 and Section 5.1(y) shall survive the termination of this Agreement, the repayment of the Obligations or the release of the liens of the Mortgage from the Properties that are subject to the Mortgage and shall survive the transfer of any or all right, title and interest in and to the Properties by the Borrower Parties or any Subsidiary to any party, whether or not affiliated with the Borrower Parties.

Section 6.20          Post-Closing Deliveries.

(a)           Borrowers shall, no later than thirty (30) days after the Agreement Date (or such later date to which the Administrative Agent agrees, in its sole and absolute discretion), deliver evidence to the Administrative Agent that Borrowers have closed all of their bank accounts with Union Bank of California.

(b)           Borrowers shall, no later than thirty (30) days after the Agreement Date (or such later date to which the Administrative Agent agrees, in its sole and absolute discretion), deliver or cause to be delivered to the Administrative Agent a copy of each Mortgage of record, as of the Agreement Date, which is secured by any Property of any Borrower Party, including any leasehold interest in real property.

(c)           Borrowers shall use all commercially reasonable efforts to, no later than thirty (30) days after the Agreement Date (or such later date to which the Administrative Agent agrees, in its sole and absolute discretion), deliver or cause to be delivered to the Administrative Agent a duly executed Collateral Access Agreement for each of the leased locations described on Schedule 6.20(c).

(d)           Borrowers shall cause to be executed and delivered all further instruments and documents, and take all further action, that may be necessary or that Administrative Agent may reasonably request, in order to (i) record the Administrative Agent’s security interest, satisfactory to the Administrative Agent, in any of the Borrowers Parties’ Trademarks (as defined in the Security Agreement) noted in the applicable records of the United States Patent and Trademark Office and (ii) correct or clarify ownership or chain of title, satisfactory to the Administrative Agent, of any of the Borrowers Parties’ Trademarks (as defined in the Security Agreement) in the applicable records of the United States Patent and Trademark Office.

(e)           Borrowers shall, no later March 12, 2010 (or such later date to which the Administrative Agent agrees, in its sole and absolute discretion), deliver Blocked Account Agreements in favor of the Administrative Agent for all of their bank accounts with U.S. Bank National Association.

(f)            Borrowers shall, no later than March 12, 2010 (or such later date to which the Administrative Agent agrees, in its sole and absolute discretion) deliver to the Administrative Agent any certificates constituting the Pledged Interests (as defined in the Security Agreement), to the extent such Pledged Interests are represented by certificates, together with undated powers endorsed in blank by the applicable party.

Section 6.21          Additional Leasehold Mortgages.  In the event that any Mortgage in favor of the AGI Credit Agreement Agent is filed against any Borrower Party’s leasehold interest in any real property after the Agreement Date, such Borrower Party shall deliver and have filed a substantially similar Mortgage on such real property in favor of the Administrative Agent and such Mortgage in favor of the Administrative Agent shall be a first priority perfected Lien and senior to the Mortgage filed in favor of the AGI Credit Agreement Agent.

ARTICLE 7.

INFORMATION COVENANTS

Until the earlier of (i) the date the Obligations are repaid in full and (ii) the date Borrowers no longer have a right to borrow and have Letters of Credit issued hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Lenders shall otherwise give their prior consent in writing, the Borrower Parties will furnish or cause to be furnished to each member of the Lender Group:

Section 7.1            Monthly Financial Statements and Information.

(a)           Within thirty (30) days after the last day of each fiscal month in each fiscal year of Camping World, the balance sheet of Camping World as at the end of such fiscal month, and the related statement of income and retained earnings and related statement of cash flows for such fiscal month and for the fiscal year to date period (starting with the Agreement Date) ended with the last day of such fiscal month, which financial statements shall be in form and substance satisfactory to the Administrative Agent and set forth in comparative form (i) the figures for the applicable period set forth in the projections provided by the Borrower Parties pursuant to Section 4.1, as amended or superseded by projections delivered pursuant to Section 7.5(e), and (ii) such figures as at the end of such month during the previous fiscal year and for such month during the previous fiscal year, all of which shall be on a consolidated and consolidating basis for Camping World and its Subsidiaries and shall be certified by an Authorized Signatory of Camping World to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of Camping World and its Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year (starting with the Agreement Date) ended with the last day of such period, subject only to normal year-end adjustments and lack of footnotes.

(b)           Within thirty (30) days after the last day of each fiscal quarter in each fiscal year of AGI, the balance sheet of AGI as at the end of such fiscal quarter, and the related statement of income and retained earnings and related statement of cash flows for such fiscal quarter and for the fiscal year to date period (starting with the Agreement Date) ended with the last day of such fiscal quarter, which financial statements shall be in form and substance satisfactory to the Administrative Agent and set forth in comparative form such figures as at the end of such quarter during the previous fiscal year and for such quarter during the previous fiscal year, all of which shall be on a consolidated and consolidating basis for AGI and its Subsidiaries and shall be certified by an Authorized Signatory of Camping World to be, in his or her opinion, complete and correct in all material respects and to present fairly in accordance with GAAP the financial position of AGI and its Subsidiaries, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year (starting with the Agreement Date) ended with the last day of such period, subject only to normal year-end adjustments and lack of footnotes.

Section 7.2            Annual Financial Statements and Information; Certificate of No Default.

(a)           Within one hundred twenty (120) days after the end of each fiscal year of Camping World, the audited balance sheet of Camping World as at the end of such period and the related audited statements of income and retained earnings and related audited statements of cash flows for such period, all of which shall be on a consolidated basis for Camping World and its Subsidiaries, together with consolidating schedules for Camping World and its Subsidiaries, which financial statements shall be in form and substance satisfactory to the Administrative Agent and set forth in comparative form (i) the figures for the applicable period set forth in the projections provided by the Borrower Parties pursuant to Section 4.1, as amended or superseded by projections delivered pursuant to Section 7.5(e), and (ii) such figures as at the end of and for the previous year, and shall be accompanied by an unqualified opinion of independent certified public accountants of recognized national standing satisfactory to the Administrative Agent, stating that such financial statements are prepared in all material respects in accordance with GAAP and fairly present the financial condition of Camping World and its Subsidiaries in all material respects, without any explanatory paragraphs, together with a statement of such accountants of Camping World certifying that no Default, including any Default under the

Financial Covenants (as applicable), was detected during the examination of the Borrower Parties.

(b)           Within one hundred twenty (120) days after the end of each fiscal year of AGI, the audited balance sheet of AGI as at the end of such period and the related audited statements of income and retained earnings and related audited statements of cash flows for such period, all of which shall be on a consolidated basis for AGI and its Subsidiaries, together with consolidating schedules for AGI and its Subsidiaries, which financial statements shall be in form and substance satisfactory to the Administrative Agent and set forth in comparative form such figures as at the end of and for the previous year, and shall be accompanied by an unqualified opinion of independent certified public accountants of recognized national standing satisfactory to the Administrative Agent, stating that such financial statements are prepared in all material respects in accordance with GAAP and fairly present the financial condition of Camping World and its Subsidiaries in all material respects, without any explanatory paragraphs, together with a statement of such accountants of AGI certifying that no default with respect to the AGI Credit Documents was detected during the examination of AGI and its Subsidiaries.

Section 7.3            Compliance Certificates.  At the time the financial statements are furnished pursuant to Sections 7.1(a) and 7.2, a Compliance Certificate:

(a)           Setting forth as at the end of the relevant period the arithmetical calculations required to establish the Financial Covenants for such period;

(b)           Stating whether any change in GAAP or the application thereof has occurred since the date of Camping World’s audited financial statements delivered as of the Agreement Date, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(c)           Stating that, to the best of his or her knowledge, no Default has occurred as at the end of the relevant period, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred and whether it is continuing.

Section 7.4            Access to Accountants.  Each Borrower Party hereby authorizes the Administrative Agent to communicate directly with the Borrower Parties’ and their Subsidiaries’ independent public accountants and authorizes these accountants to disclose to the Administrative Agent any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial condition and other affairs.  On or before the Agreement Date, the Borrower Parties shall deliver to their independent public accountants a letter authorizing them to comply with the provisions of this Section 7.4.

Section 7.5            Additional Reports.

(a)           On or before Wednesday of each calendar week, or more or less frequently as reasonably required by the Administrative Agent, Borrowers shall deliver to the Administrative Agent and the Lenders, a Borrowing Base Certificate as of the last day of the preceding calendar week or such other date reasonably required by the Administrative Agent, which shall be in such form as shall be satisfactory to the Administrative Agent, setting forth the amount of Inventory owned by each Borrower, the amount of Eligible Inventory and a categorical breakdown of all Accounts of each Borrower and a calculation of Eligible Trade Accounts and Eligible Credit Card Accounts as of such last day of the preceding calendar week.

(b)           Within fifteen (15) days after the end of each calendar month, or more frequently as reasonably required by the Administrative Agent, Borrowers shall deliver to the Administrative Agent and to any Lender requesting the same, in form acceptable to the Administrative Agent, (i) a report showing the type (including SKU information), Value and location of the Inventory of each Borrower as at the end of the immediately preceding fiscal month and the aggregate Dollar amount of all returns, repossessions or discounts with respect to Inventory of each Borrower, (ii) a report of sales, collections, debit and credit adjustments of the preceding fiscal month (iii) a detailed aged trial balance of all accounts payable of Borrowers existing as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent (iv) a detailed aged trial balance of all Accounts of each Borrower existing as of the last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent, specifying the names, and face value for each Account Debtor obligated on an Account of such Borrower so listed and all other information necessary to calculate Eligible Trade Accounts and Eligible Credit Card Accounts, (v) lockbox, bank and investment account statements with respect to the preceding fiscal month, (vi) a report showing year-over-year sales comparisons by location for the preceding fiscal month and (vii) upon the Administrative Agent’s request therefor, copies of proof of delivery and the original copy of all documents, including repayment histories and present status reports relating to the Accounts of such Borrower so scheduled and such other matters and information relating to the status of then existing Accounts of such Borrower as the Administrative Agent shall reasonably request as of such last day of the preceding fiscal month or such other date reasonably required by the Administrative Agent.

(c)           Upon request by the Administrative Agent, Borrowers shall deliver to the Administrative Agent and any Lender requesting the same, in form acceptable to the Administrative Agent, a report showing the sales and collections of Borrowers for the prior day or, if such Business Day precedes a weekend or a holiday, days.

(d)           Promptly upon (and in any event within three (3) Business Days of) receipt thereof, the Borrower Parties shall deliver to the Lender Group copies of all final reports, if any, submitted to any Borrower Party or any Subsidiary of a Borrower Party by the Borrower Parties’ and their Subsidiaries’ independent public accountants in connection with any annual or interim audit of the Borrower Parties and their Subsidiaries, including any final management report prepared in connection with the annual audit referred to in Section 7.2;

(e)           On or before the date thirty (30) days prior to the commencement of each fiscal year, the Borrower Parties shall deliver to the Lender Group, in form and substance satisfactory to the Administrative Agent, the annual consolidated and consolidating budget for the Borrower Parties and their Subsidiaries approved by the board of directors of Camping World, including forecasts of the income statement, the balance sheet and the Borrowing Base and a cash flow statement for the immediately succeeding year on a month by month basis;

(f)            To the extent not covered elsewhere in this Article 7, promptly after (and in any event within three (3) Business Days of) the sending thereof, the Borrower Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent and the Lenders copies of all financial statements, reports and other information which any Borrower Party, or any Affiliate thereof, including AGH and AGI, sends to any holder of its Funded Debt or its securities or which any Borrower Party, or any Affiliate thereof, including AGH and AGI, files with the Securities and Exchange Commission or any national securities exchange;

(g)           If there is a material change in GAAP after December 31, 2008, that affects the presentation of the financial statements referred to in Section 7.1 or 7.2, then, in addition to delivery of such financial statements, and on the date such financial statements are required to be delivered, the Borrower Parties shall furnish the adjustments and reconciliations necessary to enable Borrowers and each Lender to determine compliance with the Financial Covenants, all of which shall be determined in accordance with GAAP consistently applied; and

(h)           Promptly upon (and in any event within three (3) Business Days of) receipt thereof, the Borrower Parties shall deliver to the Lender Group copies of any notices, demand letters, or other information received by any Borrower Party in respect of the Deferred Tax Liabilities.

(i)            From time to time and promptly upon (and in any event within three (3) Business Days of) each request the Borrower Parties shall, and shall cause their Subsidiaries to, deliver to the Administrative Agent on behalf of the Lender Group such data, certificates, reports, statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Borrower Parties, such Subsidiaries, or any of them, as the Administrative Agent may reasonably request.

Section 7.6            Notice of Litigation and Other Matters.

(a)           Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against any Borrower Party, any Subsidiary of a Borrower Party or any Property, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, would expose, in such Borrower Party’s reasonable judgment, any Borrower Party or any Subsidiary of a Borrower Party to liability in an aggregate amount in excess of $250,000, such Borrower Party shall notify the Lender Group of the occurrence thereof, and the Borrower Parties shall provide such additional information with respect to such matters as the Lender Group, or any of them, may reasonably request.

(b)           Immediately following the occurrence of any default (whether or not any Borrower Party has received notice thereof from any other Person) on Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party which singly, or in the aggregate, exceeds $250,000, such Borrower Party shall notify the Lender Group of the occurrence thereof;

(c)           Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s receipt of notice of the pendency of any proceeding for the condemnation or other taking of any Property of any Borrower Party or any Subsidiary of a Borrower Party, such Borrower Party shall notify the Lender Group of the occurrence thereof;

(d)           Promptly upon (and in any event within three (3) Business Days of) any Borrower Party’s receipt of notice of any event that could reasonably be likely to result in a Materially Adverse Effect, such Borrower Party shall notify the Lender Group of the occurrence thereof;

(e)           Promptly (and in any event within three (3) Business Days) following any material amendment or change approved by the board of directors of Camping World to the budget submitted to the Lender Group pursuant to Section 7.5(e), the Borrower Parties shall notify the Lender Group of the occurrence thereof;

(f)            Immediately following any (i) Default under any Loan Document, (ii) breach under any lease under which any Borrower Party makes rental payments in excess of $250,000 in any year or (iii) default under any other agreement (other than those referenced in clause (i) of this Section 7.6(f) or in Section 7.6(b)) to which any Borrower Party or any Subsidiary of a Borrower Party is a party or by which any Borrower Party’s or any such Subsidiary’s properties is bound which could reasonably be expected to have a Materially Adverse Effect, then the Borrower Parties shall notify the Lender Group of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

(g)           Promptly (but in any event within three (3) Business Days) following the occurrence of any ERISA Event or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of any Borrower Party or any of its ERISA Affiliates or the commencement or threatened commencement of any litigation regarding any such Plan or naming it or the trustee of any such Plan with respect to such Plan (other than claims for benefits in the ordinary course of business), the Borrower Parties shall notify the Administrative Agent and the Lenders of the occurrence thereof.

(h)           The Borrower Parties shall deliver updates or supplements to the schedules to the Loan Documents from time to time as may be required to render correct the representations and warranties contained in the applicable sections to which such schedules relate as of the last day of such fiscal quarter without giving effect to any references therein to the “Agreement Date” in each case, appropriately marked to show the changes made therein; provided that no such supplement to any such Schedules or representation shall be deemed a waiver of any Default resulting from the matters disclosed therein, except as consented to by the Majority Lenders in writing.

(i)            At least five (5) Business Days prior to the payment of any Dividend by any Borrower Party, Borrowers shall provide (i) written notice to the Administrative Agent of such Dividend, specifying the amount, the applicable Borrower Party and such other information reasonably requested by Administrative Agent, (ii) a Borrowing Base Certificate calculated for the date of such Dividend payment, without giving effect to such Dividend payment, and (iii) a Borrowing Base Certificate calculated for the date of such Dividend payment, calculated after giving effect to such Dividend payment.

Section 7.7            Financial Statements of FreedomRoads.  Within ten (10) days after receipt thereof by Camping World, but in any event no later than sixty (60) days following the end of each fiscal quarter, the balance sheet of the FreedomRoads as at the end of such fiscal quarter, and the related statement of income and retained earnings and related statement of cash flows for such fiscal quarter and for the fiscal year to date period (starting with the Agreement Date) ended with the last day of such fiscal quarter, and within ten (10) days after receipt thereof by Camping World, but in any event no later than one hundred fifty (150) days the end of each fiscal year of Camping World starting with the fiscal year ending in December of 2009, the audited balance sheet of FreedomRoads as at the end of such period and the related audited statements of income and retained earnings and related audited statements of cash flows for such period.

ARTICLE 8.

NEGATIVE COVENANTS

Until the earlier of the date the Obligations are repaid in full or the date Borrowers no longer have a right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Lenders shall otherwise give their prior consent in writing:

Section 8.1            Funded Debt.  No Borrower Party will, or will permit any of its Subsidiaries to, create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Funded Debt except:

(a)           Funded Debt under this Agreement and the other Loan Documents and the Bank Products Documents;

(b)           The AGI Credit Agreement Debt, so long as all Liens on the assets of the Borrower Parties securing such Indebtedness are subject to the Intercreditor Agreement;

(c)           The Funded Debt existing on the Agreement Date and described on Schedule 8.1;

(d)           Funded Debt of a Borrower or any Subsidiary of a Borrower that is secured by Permitted Liens described in clause (f) of the definition of Permitted Liens (including Capitalized Lease Obligations) not to exceed the aggregate principal amount of $250,000 at any time;

(e)           Guaranties permitted by Section 8.2;

(f)            Unsecured Funded Debt of any Borrower Party owed to another Borrower Party; and

(g)           Obligations under Hedge Agreements not entered into for speculative purposes and otherwise approved by the Administrative Agent;

Section 8.2            Guaranties.  No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, at any time guarantee or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty, other than (a) guaranties of the Obligations, (b) guaranties by any Borrower Party of obligations under agreements of any other Borrower Party entered into in connection with the acquisition of services, supplies, and equipment in the ordinary course of business of such Borrower Party, (c) endorsements of instruments in the ordinary course of business, (d) guaranties by any Borrower Party of any obligation of any other Borrower Party and (e) unsecured guaranties by the Borrower Parties of the AGI Bonds.

Section 8.3            Liens.  No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, except for Permitted Liens.

Section 8.4            Restricted Payments and Purchases.  No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase, or set aside any funds for any such purpose, other than Dividends on common stock which accrue (but are not paid in cash) or are paid in kind or Dividends on preferred stock which accrue (but are not paid in cash) or are paid in kind; provided, however, that a Borrower’s Subsidiaries may make Restricted Payments to such Borrower or a wholly owned Domestic Subsidiary of such Borrower that is a Borrower Party.

Section 8.5            Investments.  No Borrower Party will, or will permit any Subsidiary of a Borrower Party to, make Investments, except that:  (a) any Borrower may purchase or otherwise acquire and own and may permit any of its Subsidiaries to purchase or otherwise acquire and own Cash Equivalents; (b) any Borrower may hold the Investments in existence on the Agreement Date and described on Schedule 5.1(c)-2; (c) so long as no Default exists, any Borrower may convert any of its Accounts that are in excess of ninety (90) days past due into notes or Equity Interests from the applicable Account Debtor so long as the Administrative Agent, for the benefit of the Lender Group, is granted a first priority security interest in such Equity Interests or notes which Lien is perfected contemporaneously with the conversion of such Account to Equity Interests or notes; (d) the Borrower Parties and their Subsidiaries may hold the Equity Interests of their respective Subsidiaries in existence as of the Agreement Date; (e) without limiting Section 8.2, any Borrower Party may make Investments in any other Borrower Party; (f) the Borrower Parties and their Subsidiaries may make loans to employees in an aggregate amount not to exceed $50,000 at any time outstanding; (g) the Borrower Parties may hold Investments arising out of Hedge Agreements not entered into for speculative purposes and otherwise approved by the Administrative Agent; and (h) Borrowers may enter into the Letter of Credit Reimbursement Agreement with AGI.

Section 8.6            Affiliate Transactions.  No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, enter into or be a party to any agreement or transaction with any Affiliate except (a) as described on Schedule 8.6, (b) as permitted by Section 8.4 or 8.5 or (c) in the ordinary course of and pursuant to the reasonable requirements of the applicable Borrower Party’s or Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Borrower Party or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of such Borrower Party or such Subsidiary, and otherwise on terms consistent with the business relationship of such Borrower Party or such

Subsidiary and such Affiliate prior to the Agreement Date, if any, and fully disclosed to the Administrative Agent.

Section 8.7            Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets; Etc.  No Borrower Party shall, or shall permit any Subsidiary to, at any time:

(a)           Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business, except that any Subsidiary of a Borrower may liquidate or dissolve itself in accordance with Applicable Law;

(b)           Sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business, except for (i) the sale of Inventory in the ordinary course of business at the fair market value thereof and for cash or cash equivalents, (ii) physical assets used or consumed in the ordinary course of business, (iii) the sale or other disposal of obsolete equipment with a sale value not greater than $100,000 in the aggregate for all such assets that may be sold during any year if the purchase price therefor is paid solely in cash and (iv) bulk sales or other sales, transfers, abandonment or dispositions of Inventory and equipment of a Borrower Party or a Subsidiary of a Borrower Party not in the ordinary course of business in connection with store closings, so long as during any fiscal year of Camping World not more than four (4) of the Borrower Parties’ existing stores are closed in any fiscal year;

(c)           Become a partner or joint venturer with any third party after the Agreement Date;

(d)           Acquire (i) any Person, (ii) all or any substantial part of the assets, property or business of a Person, or (iii) any assets that constitute a division or operating unit of the business of any Person;

(e)           Merge or consolidate with any other Person; provided, however, that (i) any Guarantor may merge into a Borrower so long as such Borrower is the surviving entity after such merger and (ii) any Guarantor may merge into any other Guarantor so long as a Guarantor is the surviving entity after such merger;

(f)            Change its legal name, state of incorporation or formation or structure without giving the Administrative Agent at least thirty (30) days prior written notice of its intention to do so and complying with all reasonable requirements of the Lenders in regard thereto;

(g)           Change its year-end for accounting purposes from its 4/4/5 fiscal year;

(h)           Acquire any real estate;

(i)            Create any Subsidiary; or

(j)            Engage in any business other than the type of business in which such Borrower Parties and their Subsidiaries are engaged in on the Agreement Date and reasonable extensions thereof and activities incidental thereto.

Section 8.8            Minimum EBITDA.

(a)           Minimum EBITDA.  The Borrower Parties shall not permit EBITDA to be less than the amount specified below as of the last day of each fiscal month so specified for the immediately preceding twelve (12) month period then ended:

Month Ending	Minimum EBITDA
March 31, 2010	$8,000,000
April 30, 2010	$8,000,000
May 31, 2010	$8,000,000
June 30, 2010	$8,000,000
July 31, 2010	$8,000,000
August 31, 2010	$8,000,000
September 30, 2010	$8,000,000
October 31, 2010	$8,000,000
November 30, 2010	$8,000,000
December 31, 2010	$8,000,000
January 31, 2011	$9,000,000
February 28, 2011	$9,000,000
March 31, 2011	$9,000,000
April 30, 2011	$9,000,000
May 31, 2011	$9,000,000
June 30, 2011	$9,000,000
July 31, 2011	$9,000,000
August 31, 2011	$9,000,000
September 30, 201	$9,000,000
October 31, 2011	$9,000,000
November 30, 2011	$9,000,000
December 31, 2011	$9,000,000
January 31, 2012	$10,000,000
February 29, 2012	$10,000,000
March 31, 2012	$10,000,000
April 30, 2012	$10,000,000
May 31, 2012	$10,000,000
June 30, 2012	$10,000,000
July 31, 2012	$10,000,000
August 31, 2012	$10,000,000
September 30, 2012	$10,000,000
October 31, 2012	$10,000,000
November 30, 2012	$10,000,000

December 31, 2012 and each fiscal month thereafter	$10,000,000

(b)           [Intentionally omitted].

(c)           Right to Cure Financial Covenants.  Notwithstanding anything to the contrary contained in Section 9.1, in the event that the Borrower Parties fail to comply with the Financial Covenants (other than the financial covenant provided in Section 8.9), until the fifth Business Day subsequent to delivery of the related Compliance Certificate, Camping World may request that any cash common equity contribution made to Camping World by the holders of its Equity Interests in the past thirty (30) days in an aggregate amount not to exceed the lesser of (i) the amount required for purposes of complying with the Financial Covenants and (ii) $1,000,000, be included in the calculation of EBITDA for such fiscal month and eleven (11) consecutive subsequent fiscal months (the ability of Camping World to make such request, the “Cure Right”, and such cash common equity contribution amount received by Company, the “Cure Amount”, and such twelve (12) month period, the “Cure Period”).  The Cure Right (i) may be exercised on no more than two (2) occasions in the aggregate since the Agreement Date and (ii) having been exercised once, may only be exercised a second time if at least six (6) consecutive fiscal months have passed.  Pursuant to the exercise by Camping World of such Cure Right, the Financial Covenants and the calculations for purposes of Section 8.4 (but not the relevant ratio as it relates to any other covenant) shall be recalculated giving effect to the following pro forma adjustments:

(i)            EBITDA shall be increased for such period, in accordance with the definition thereof, solely for the purpose of measuring the Financial Covenants and the calculations for purposes of Section 8.4 for the previous fiscal month and the subsequent eleven (11) fiscal months and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)           if, after giving effect to the foregoing recalculations, Borrowers shall then be in compliance with the Financial Covenants and the calculations for purposes of Section 8.4, Borrowers shall be deemed to have satisfied the requirements of the Financial Covenants and the calculations for purposes of Section 8.4 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants which had occurred shall be deemed cured for all purposes of the Agreement.

Section 8.9            Capital Expenditures.  The Borrower Parties and their Subsidiaries shall not make or incur in the aggregate any Capital Expenditures in excess of $4,000,000 in any fiscal year.

Section 8.10          Limitation on New Stores.  The Borrower Parties shall not, and shall not permit their Subsidiaries to, open more than four (4) new stores during any fiscal year.

Section 8.11          Sales and Leasebacks.  No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, enter into any arrangement, directly or indirectly, with any third party whereby such Borrower Party or such Subsidiary, as applicable, shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby such Borrower Party or such Subsidiary, as applicable, shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Borrower Party or such Subsidiary intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 8.12          Amendment and Waiver.  No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, (a) enter into any amendment of, or agree to or accept any waiver, which would adversely affect the rights of such Borrower Party or such Subsidiary, applicable, or any member of the Lender Group, of its articles or certificate of incorporation or formation and by-laws, partnership agreement or other governing documents or (b) permit any Material Contract to be cancelled or terminated prior to its stated maturity if such cancellation or termination could reasonably be likely to result in a Materially Adverse Effect.

Section 8.13          ERISA Liability.  No Borrower Party shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, and, to the extent that the assets of any of their Plans would be less (by $250,000 or more) than an amount sufficient to provide all accrued benefits payable under such Plans, the Borrower Parties shall make the maximum deductible contributions allowable under the Code (based on Borrowers’ current actuarial assumptions).  No Borrower Party shall, or shall cause or permit any ERISA Affiliate to, (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA, or (b) cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Materially Adverse Effect.

Section 8.14          Prepayments.  No Borrower Party shall, or shall permit any Subsidiary of a Borrower Party to, prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Funded Debt, except any Borrower may (i) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any Funded Debt permitted hereunder, and (ii) make payments, including prepayments permitted or required hereunder, with respect to the Obligations.

Section 8.15          Negative Pledge.  No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, directly or indirectly, enter into any agreement (other than the Loan Documents) with any Person that prohibits or restricts or limits the ability of any Borrower Party or any such Subsidiary to create, incur, pledge, or suffer to exist any Lien upon any of its respective assets, or restricts the ability of any Subsidiary of a Borrower to pay Dividends to such Borrower.

Section 8.16          Inconsistent Agreements.  No Borrower Party shall, or shall permit any Subsidiary of any Borrower Party to, enter into any contract or agreement which would violate the terms hereof, any other Loan Document or any Bank Products Document.

Section 8.17          AGI Credit Documents.  Amend, replace, refinance, refund, restructure, supplement, modify, extend or otherwise modify the AGI Credit Agreement Loan Documents, or any of them, in effect on the Agreement Date to contravene the provisions of the Intercreditor

Agreement or in any manner which, after giving effect to any such modification, would result in any non-compliance with the terms and conditions of the Intercreditor Agreement.

Section 8.18          Restrictions on CWFR.

(a)           The Borrowers Parties will not permit CWFR to (i) engage in any business activities or create, incur, assume or permit to exist any Indebtedness other than ownership of the FRH Preferred Equity Interest and ongoing activities related thereto, (ii) agree to any amendment, modification, supplement or waiver to any of the terms of the FRH Preferred or any agreement which limits or restricts the rights of the members of FRH without, in each case, the prior consent of the Administrative Agent, (iii) assign, sale, dispose, pledge or otherwise transfer any of the FRH Preferred Equity Interest unless, as a result thereof, the Credit Parties have received an amount at least equal to the Liquidation Payment, or (iv) agree to the filing of any voluntary bankruptcy petition or similar filing by FRH without the prior consent of the Majority Lenders.

(b)           Upon the receipt by CWFR of any distribution, Liquidation Payment or other payment from FRH, the Credit Parties shall cause CWFR to distribute such distribution, Liquidation Payment or other payment to CWI, and such distribution, Liquidation Payment or other payment shall be distributed by the Borrower Parties to AGI.

ARTICLE 9.

DEFAULT

Section 9.1            Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a)           Any representation, warranty, certification or statement of fact made under this Agreement, any other Loan Document or any Bank Products Document shall prove incorrect or misleading in any material respect (unless such representation, warranty, certification or statement of fact is qualified as to materiality, in which case such representation, warranty, certification or statement of fact shall at any time prove to have been incorrect or misleading in any respect) when made or deemed to have been made pursuant to Section 5.4;

(b)           Any payment of any principal or interest hereunder, or any reimbursement obligations with respect to any Letter of Credit (including obligations of AGI under the Letter of Credit Reimbursement Agreement), or any fees payable hereunder or under the other Loan Documents shall not be received by the Administrative Agent on the date such payment is due;

(c)           Any Borrower Party shall default in the performance or observance of any agreement or covenant contained in Section 2.12, 6.1, 6.5, 6.6, 6.7, 6.10, 6.12 or 6.15 or in Article 7 or Article 8 or in any Security Document;

(d)           Any Borrower Party shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 9.1, and such default, if curable, shall not be cured to the Majority Lenders’ satisfaction within the earlier of (i) a period of ten (10) days from the date that such Borrower Party knew or should have known of the occurrence of such default, or (ii) a period of ten (10) days after written notice of such default is given to such Borrower Party;

(e)           There shall occur any default in the performance or observance of any agreement or covenant contained in any of the other Loan Documents or in the Bank Products Documents (other than this Agreement or the Security Documents or as otherwise provided in this Section 9.1) which shall not be cured to the Majority Lenders’ satisfaction within the applicable cure period, if any, provided for in such Loan Document or Bank Products Document;

(f)            There shall occur any Change in Control;

(g)           (i) There shall be entered a decree or order for relief in respect of any Borrower Party or any Subsidiary of a Borrower Party under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Borrower Party or any Subsidiary of a Borrower Party or of any substantial part of its properties, or ordering the winding-up or liquidation of the affairs of any Borrower Party or any Subsidiary of a Borrower Party, or (ii) an involuntary petition shall be filed against any Borrower Party or any Subsidiary of a Borrower Party and a temporary stay entered and (A) such petition and stay shall not be diligently contested, or (B) any such petition and stay shall continue undismissed for a period of forty-five (45) consecutive days;

(h)           AGI, any Borrower Party or any Subsidiary of a Borrower Party shall commence an Insolvency Proceeding or AGI, any Borrower Party or any Subsidiary of a Borrower Party shall consent to the institution of an Insolvency Proceeding or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of AGI or such Borrower Party or any Subsidiary of a Borrower Party or of any substantial part of its properties, or AGI, any Borrower Party or any Subsidiary of a Borrower Party shall fail generally to pay its debts as they become due, or AGI, any Borrower Party or any Subsidiary of a Borrower Party shall take any action in furtherance of any such action;

(i)            A final judgment (other than a money judgment or judgments fully covered (except for customary deductibles or copayments not to exceed $250,000 in the aggregate) by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against any Borrower Party or any Subsidiary of any Borrower Party for the payment of money which exceeds, together with all such other judgments of the Borrower Parties and their Subsidiaries, $250,000 in the aggregate, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Borrower Party or any Subsidiary of a Borrower Party pursuant to a final judgment which, together with all other such property of the Borrower Parties and their Subsidiaries subject to other such process, exceeds in value $250,000 in the aggregate, and if, within thirty (30) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

(j)            There shall be at any time any “accumulated funding deficiency”, as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by any Borrower Party or any ERISA Affiliate of a Borrower Party, or to which any Borrower Party or any of its ERISA Affiliates has any liabilities, or any trust created thereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or the PBGC shall institute proceedings to terminate any such Plan; or any Borrower Party or any ERISA Affiliate of any Borrower Party shall incur any liability to the PBGC in connection with the termination of any such Plan; or any Plan or trust created under any Plan of any Borrower Party or any ERISA Affiliate of any Borrower Party shall engage in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to any material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code; or any Borrower Party or any ERISA Affiliate of any Borrower Party shall enter into or become obligated to contribute to a Multiemployer Plan; or there shall be at any time a Lien imposed against the assets of a Borrower Party or ERISA Affiliate under Code Section 412, or ERISA Sections 302 or 4068; or there shall occur at any time an ERISA Event to the extent such ERISA Event could reasonably be expected to result in an aggregate liability greater than $250,000 or otherwise have a Materially Adverse Effect;

(k)           (i) There shall occur any default (after the expiration of any applicable cure period) under any indenture, agreement, or instrument evidencing Funded Debt of any Borrower Party or any Subsidiary of a Borrower Party in an aggregate principal amount exceeding $250,000 (determined singly or in the aggregate with other Funded Debt), or (ii) there shall occur any default under any Hedge Agreement (after the expiration of any applicable cure period set forth therein);

(l)            (i) There shall occur any default (after the expiration of any applicable cure period) under any AGI Credit Document, including any “Event of Default” as such term is defined in the AGI Credit Agreement, or (ii) any Borrower Party or an Affiliate thereof, including AGI, shall fail to observe or perform any covenant, condition or other agreement relating to any AGI Credit Document, the effect of which is to cause, or permit any AGI Credit Agreement Lender or the AGI Credit Agreement Agent, with or without any require notice, to demand all AGI Credit Agreement Debt be paid, become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise);

(m)          Any of Marcus Lemonis, Kenneth Marshall and Brent Moody ceases to be holding the office or position with Camping World or any other Borrower Party held by such Person on the Agreement Date, and such Person is not replaced by a Person reasonably acceptable to the Administrative Agent within 90 days of such cessation;

(n)           Permitted Holder ceases to directly or indirectly own and control more than fifty percent (50%) of the outstanding Equity Interests of FreedomRoads; provided, however, that the occurrence of such event as a result of the death of Permitted Holder shall not be considered an Event of Default during the time JPMorgan Chase & Co. controls, as trustee for the estate of Permitted Holder, more than fifty percent (50%) of the outstanding Equity Interests of FreedomRoads;

(o)           All or any portion of the Deferred Tax Liabilities shall become due and payable by CWI or any other Borrower Party, and CWI or such Borrower Party uses operating funds or the proceeds of a Loan to fund any such payment; or

(p)           All or any portion of any Loan Document or any Bank Products Document shall at any time and for any reason be declared to be unenforceable, null or void, or a proceeding shall be commenced by any Borrower Party, any Subsidiary of a Borrower Party or any Affiliate thereof, by any Governmental Authority having jurisdiction over any Borrower Party, any Subsidiary of a Borrower Party or any Affiliate thereof, or by any party to such Loan Document or Bank Products Document (other than a member of the Lender Group) seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Borrower Party, any Subsidiary of a Borrower Party or any Affiliate thereof shall deny that it has any liability or obligation for the payment of any Obligation purported to be created under any Loan Document or any Bank Products Document, or any Administrative Agent Hedge Agreement shall be terminated as a result of a default or event of default by any Borrower Party or revoked.

Section 9.2            Remedies.  If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents and the Bank Products Documents:

(a)           With the exception of an Event of Default specified in Section 9.1(g) or 9.1(h), the Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders, (i) terminate the Revolving Loan Commitment and the Letter of Credit Commitment, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Obligations existing from time to time of any Borrower Party to the Administrative Agent (or an Affiliate of the Administrative Agent) arising in connection with any Bank Products Documents) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.

(b)           Upon the occurrence and continuance of an Event of Default specified in Section 9.1(g) or 9.1(h), such principal, interest, and other Obligations (other than any Obligations existing from time to time of any Borrower Party to the Administrative Agent (or an Affiliate of the Administrative Agent) arising in connection with any Bank Products Documents) shall thereupon and concurrently therewith become due and payable, and the Revolving Loan Commitment and the Letter of Credit Commitment, shall forthwith terminate, all without any action by the Lender Group, or any of them and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c)           The Administrative Agent may in its discretion (unless otherwise instructed by the Majority Lenders) or shall at the direction of the Majority Lenders exercise all of the post-default rights granted to the Lender Group, or any of them, under the Loan Documents or under Applicable Law.  The Administrative Agent, for the benefit of the Lender Group, shall have the right to the appointment of a receiver for the Property of the Borrower

Parties, and the Borrower Parties hereby consent to such rights and such appointment and hereby waive any objection the Borrower Parties may have thereto or the right to have a bond or other security posted by the Lender Group, or any of them, in connection therewith.

(d)           In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 9.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, Borrowers shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Lender Group an amount equal to one hundred five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations.  Amounts held in such Letter of Credit Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.11.  Pending the application of such deposit to the payment of the Reimbursement Obligations, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to Borrowers.  Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by Borrowers.

(e)           The rights and remedies of the Lender Group hereunder shall be cumulative, and not exclusive.

ARTICLE 10.

THE ADMINISTRATIVE AGENT

Section 10.1          Appointment and Authorization.  Each member of the Lender Group hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in this Agreement and the other Loan Documents and its Loans, its portion of the Revolving Loan Commitment and, if applicable, the Letter of Credit Commitment irrevocably to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Without limiting the foregoing, each member of the Lender Group hereby authorizes the Administrative Agent to execute and deliver each Loan Document to which the Administrative Agent is, or is required to be, a party.  Neither the Administrative Agent nor any of its directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

Section 10.2          Interest Holders.  The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent under this Section 10.2, as the holder of all of the interests of such Lender in this Agreement and the other Loan Documents, its Loans and its portion of the Revolving Loan Commitment until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

Section 10.3          Consultation with Counsel.  The Administrative Agent may consult with legal counsel selected by it and shall not be liable to any Lender or the Issuing Bank for any action taken or suffered by it in good faith in reliance on the advice of such counsel.

Section 10.4          Documents.  The Administrative Agent shall not be under any duty to examine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement, any other Loan Document, or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.

Section 10.5          Administrative Agent and Affiliates.  With respect to the Revolving Loan Commitment and the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower Parties or any Affiliates of, or Persons doing business with, the Borrower Parties, as if it were not the Administrative Agent or affiliated with the Administrative Agent and without any obligation to account therefor.  The Lenders and the Issuing Bank acknowledge that the Administrative Agent and its Affiliates have other lending and investment relationships with the Borrower Parties and their Affiliates and in the future may enter into additional such relationships.

Section 10.6          Responsibility of the Administrative Agent.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any other member of the Lender Group, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall be entitled to assume that no Default exists unless it has actual knowledge, or has been notified by the any Borrower Party, of such fact, or has been notified by a Lender that such Lender considers that a Default exists, and such Lender shall specify in detail the nature thereof in writing.  The Administrative Agent shall provide each Lender with copies of such documents received from any Borrower Party as such Lender may reasonably request.

Section 10.7           Action by Administrative Agent.

(a)           The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Administrative Agent shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action.  The Administrative Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances.

(b)           The Administrative Agent shall not be liable to the Lenders and the Issuing Bank, or any of them, in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders (or all Lenders if expressly required by Section 11.12), and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders and the Issuing Bank.

Section 10.8           Notice of Default.  In the event that any member of the Lender Group shall acquire actual knowledge, or shall have been notified in writing, of any Default, such member of the Lender Group shall promptly notify the other members of the Lender Group, and the Administrative Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request.  If the Majority Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement in respect of any Default after their receipt of the notice of any Default from a member of the Lender Group, or shall request inconsistent action with respect to such Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 9) as it deems in its discretion to be advisable for the protection of the Lender Group, except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions.

Section 10.9           Responsibility Disclaimed.  The Administrative Agent shall not be under any liability or responsibility whatsoever as Administrative Agent:

(a)           To any Borrower Party or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any member of the Lender Group of any of its obligations under this Agreement;

(b)           To any Lender Group, or any of them, as a consequence of any failure or delay in performance by, or any breach by, any Borrower Party or any other obligor of any of its obligations under this Agreement or any other Loan Document; or

(c)           To any Lender Group, or any of them, for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, any other Loan Document, or any other document contemplated by this Agreement.

Section 10.10         Indemnification.  The Lenders agree to indemnify (to the extent not reimbursed by Borrowers) and hold harmless the Administrative Agent and each of its employees, representatives, officers and directors (each, an “Administrative Agent Indemnified Person”) pro rata in accordance with their Aggregate Commitment Ratios from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Administrative Agent Indemnified Person is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against an Administrative Agent Indemnified Person resulting from any breach or alleged breach by the Borrower Parties, or any of them, of any representation or warranty made hereunder, or otherwise in any way relating to or arising out of the Revolving Loan Commitment, the Loans, the Letters of Credit, this Agreement, the other Loan Documents or any other document contemplated by this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement (other than Bank Products Documents), the making, administration or enforcement of the Loan Documents and the Loans or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Administrative Agent Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct.  This Section 10.10 is for the benefit of each Administrative Agent Indemnified Person and shall not in any way limit the obligations of the Borrower Parties under Section 6.18.  The provisions of this Section 10.10 shall survive the termination of this Agreement.

Section 10.11         Credit Decision.  Each member of the Lender Group represents and warrants to each other member of the Lender Group that:

(a)           In making its decision to enter into this Agreement and to make its Advances it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower Parties and that it has made an independent credit judgment, and that it has not relied upon information provided by the Administrative Agent;

(b)           So long as any portion of the Obligations remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower Parties; and

(c)           Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower Parties which may come into the possession of any of the Administrative Agent or any Affiliates of the Administrative Agent.

Section 10.12         Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrowers.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent (with the consent of Borrowers if no Event of Default then exists).  If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender or a Person organized under the laws of the US, a State or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 10.13         Administrative Agent May File Proofs of Claim.  The Administrative Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel), the Lenders and the Issuing Bank allowed in any judicial proceedings relative to any Borrower Party or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due to the Administrative Agent for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents, financial advisors and counsel, and any other amounts due the Administrative Agent under Section 11.2.  Nothing contained in the Loan Agreement or the Loan Documents shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting this Agreement, any Revolving Loan Notes, the Letters of Credit or the rights of any holder thereof, or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

Section 10.14         Collateral.  The Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lender Group, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement.  The Lender Group acknowledges that the Loans, any Overadvances, all Obligations with respect to Bank Products Documents and all interest, fees and expenses hereunder constitute one Funded Debt, secured by all of the Collateral.  The

Administrative Agent hereby appoints each Lender and the Issuing Bank as its agent (and each Lender and the Issuing Bank hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with the UCC, can be perfected by possession.  Should any Lender or the Issuing Bank obtain possession of any such Collateral, subject to the limitations set forth in the Block Account Agreements, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

Section 10.15         Release of Collateral.

(a)           Each Lender and the Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Lender Group:

(i)            against all of the Collateral, upon the payment in full of the Obligations and termination of the Revolving Loan Commitment; or

(ii)           against any part of the Collateral sold or disposed of by the Borrower Parties if such sale or disposition is permitted by Section 8.7 or is otherwise consented to by the requisite Lenders for such release as set forth in Section 11.12, as certified to the Administrative Agent by Borrowers in a certificate of an Authorized Signatory.

(b)           Each Lender and the Issuing Bank hereby directs the Administrative Agent to execute and deliver or file or authorize the filing of such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.15 promptly upon the effectiveness of any such release.  Upon request by the Administrative Agent at any time, the Lenders and the Issuing Bank will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.15.

Section 10.16         [Intentionally Omitted].

ARTICLE 11.

MISCELLANEOUS

Section 11.1           Notices.

(a)           All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out (with receipt confirmed) by telex or telecopy, (or to the extent specifically permitted under Section 11.1(c) only, when sent out by electronic means) addressed to the party to which such notice is directed at its address determined as in this Section 11.1.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)            If to any Borrower Party, to such Borrower Party in care of Camping World at:

Camping World, Inc.

650 Three Springs Road

Bowling Green, KY 42104

Attn: Chief Financial Officer

And

Camping World, Inc.

Two Marriott Drive

Lincolnshire, IL 60069

Attn: Brent Moody

Telecopy No.: (847) 808-7015

Email: bmoody@campingworldrv.com

with a copy to:

Robert T. York, Esq.

Kaplan, Strangis and Kaplan, P.A.

90 South Seventh Street

Suite 5500

Minneapolis, MN 55402

Telecopy No.: (612) 375-1143

Email: rty@kskpa.com

(ii)           If to the Administrative Agent, to it at:

SunTrust Bank

303 Peachtree Street, 23rd Floor

Mail Code GA-ATL 1981

Atlanta, Georgia 30308

Attn: Angela Leake

Telecopy No.: 404-813-5890

Email:  Angela.Leake@suntrust.com

with a copy to:

Chris Molen, Esq.

Paul, Hastings, Janofsky & Walker LLP

600 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30308

Telecopy No.: (404) 815-2424

Email: chrismolen@paulhastings.com

(iii)          If to SunTrust, as a Lender, to it at the address set forth above for the Administrative Agent;

(iv)          to any other Lender, to it at its address set forth on Schedule 11.1(a) or as set forth in the Assignment and Assumption to which such Lender is a party as an assignee; and

(v)           If to the Issuing Bank, to it at the address set forth above for the Administrative Agent.

(b)           Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days written notice of such change to the other parties.

(c)           Borrowers may make delivery of the items required by Section 7.3 via electronic mail to the Lender Group or may deliver such items to the Administrative Agent with instructions for the Administrative Agent to post such documents on an E-System for viewing by the Lender Group.  The Administrative Agent shall so post such items within a reasonable period of time after delivery thereof by Borrowers.  Such posting or sending via electronic mail to the Lender Group shall constitute delivery of such items to the Lender Group.

Section 11.2           Expenses.  Each Borrower agrees, jointly and severally, to promptly pay or promptly reimburse:

(a)           All out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement, the other Loan Documents and the Bank Products Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Advance hereunder, including the fees and disbursements of counsel for the Administrative Agent;

(b)           All out-of-pocket costs and expenses of the Administrative Agent in connection with the administration of the transactions contemplated in this Agreement, the other Loan Documents and the Bank Products Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement, the other Loan Documents or the Bank Products Documents, including all out-of-pocket costs and expenses of the Administrative Agent in connection with its periodic field audits, environmental audits, appraisals and examinations, a fee of $850 (as may be increased by the Administrative Agent from time to time) per day, per auditor, plus out-of-pocket costs and expenses for each field audit or examination of a Borrower Party performed by personnel employed by the Administrative Agent and the reasonable fees and the disbursements of counsel for the Administrative Agent;

(c)           All out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder;

(d)           All out-of-pocket costs and expenses of the Administrative Agent, the Issuing Bank and any Lender in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance under this Agreement, the other Loan Documents and the Bank Products Documents, and all out-of-pocket costs and expenses of collection if default is made in the payment of the Obligations, which in each case shall include fees and out-of-pocket expenses of counsel for the Administrative Agent, the Issuing Bank and any Lender, and the fees and out-of-pocket expenses of any experts of the Administrative Agent, or consultants of the Administrative Agent,; and

(e)           All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral, any Revolving Loan Notes or the Obligations.

Section 11.3           Waivers.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents and the Bank Products Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have.  No failure or delay by the Lender Group, or any of them, or the Majority Lenders in exercising any right shall operate as a waiver of such right.  The Lender Group expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance.  In the event the Lenders decide to fund a request for an Advance at a time when Borrowers are not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity.  Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future.  Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to Borrowers.

Section 11.4           Set-Off.  In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, at any time that a Default exists, each member of the Lender Group and each subsequent holder of the Obligations is hereby authorized by the Borrower Parties at any time or from time to time, without notice to the Borrower Parties or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including Funded Debt evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by any member of the Lender Group or any of its Affiliates in any escrow account) and any other Funded Debt at any time held or owing by any member of the Lender Group or any such holder to or for the credit or the account of any Borrower Party, against and on account of the obligations and liabilities of the Borrower Parties, to any member of the Lender Group or any such holder under this Agreement, any Revolving Loan Notes, any other Loan Document and any Bank Products Documents, including all claims of any nature or description arising out of or connected with this Agreement, any Revolving Loan Notes, any other Loan Document or any Bank Products Document, irrespective of whether or not (a) the Lender Group shall have made any demand hereunder or (b) the Lender Group shall have declared the principal of and interest on the Loans and any Notes and other amounts due hereunder to be due and payable as permitted by Section 9.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured.  Any sums obtained by any member of the Lender Group or by any subsequent holder of the Obligations shall be subject to the application of payments provisions of Article 2.

Section 11.5           Assignment.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower Party without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender (and any Lender that is an Issuing Bank) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its portion of the Revolving Loan Commitment and the Loans at the time owing to it and, if applicable, all or a portion of its portion of the Letter of Credit Commitment and excluding rights and obligations with respect to Bank Products Documents); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s portion of the Revolving Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the portion of the Revolving Loan Commitment, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default exists, Camping World otherwise consents (each such consent not to be unreasonably withheld or delayed, and Camping World shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof), and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.5(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8(b), 2.9, 6.18, 6.19(d), 12.3 and 12.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with this Section 11.5(b).

(c)           The Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the portion of the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may, without the consent of, or notice to, Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its portion of the Revolving Loan Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers and the Lender Group shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.12(a)(i) that affects such Participant.  Subject to Section 11.5(e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.8(b), 2.9, 6.18, 6.19(d) and 12.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.5(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.8(b) as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 2.8(b) or 12.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.8(b) unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 2.8(b) as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a Fund, any pledge or assignment of all or any portion of such Lender’s rights under this Agreement to any holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities, or to any trustee for, or any other representative of, such holders, and this Section 11.5 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.6           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.  In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 11.7           Under Seal; Governing Law.  This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.

Section 11.8           Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.9           Headings.  Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 11.10         Source of Funds.  Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to Borrowers at interest rates tied to such reference rates.

Section 11.11         Entire Agreement.  THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  Each Borrower Party represents and warrants to the Lender Group that it has read the provisions of this Section 11.11 and discussed the provisions of this Section 11.11 and the rest of this Agreement with counsel for such Borrower Party, and such Borrower Party acknowledges and agrees that the Lender Group is expressly relying upon such representations and warranties of such Borrower Party (as well as the other representations and warranties of such Borrower Party set forth in this Agreement and the other Loan Documents) in entering into this Agreement.

Section 11.12         Amendments and Waivers.

(a)           Neither this Agreement, any other Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Majority Lenders, or in the case of Loan Documents executed by the Administrative Agent (and not the other members of the Lender Group), signed by the Administrative Agent and approved by the Majority Lenders and, in the case of an amendment, also by Borrowers, except that (i) the consent of each of the Lenders shall be required for (A) any sale or release of, or the subordination of the Administrative Agent’s security interest in, any material Collateral except in conjunction with sales or transfers of Collateral permitted hereunder or any release of any guarantor of the Obligations, (B) any extensions, postponements or delays of the Maturity Date or the scheduled date of payment of interest or principal or fees, or any reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest or fees due to the Lenders hereunder or under any other Loan Documents, (C) any amendment of this Section 11.12 or of the definition of Majority Lenders or any other provision of the Loan Documents specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder; (D) any amendment increasing the Revolving Loan Commitment (it being understood and agreed that a waiver of any Default or modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 11.12) shall not constitute a change in the terms of the Revolving Loan Commitment of any Lender); (E) any amendment increasing the amounts or percentages set forth in the definition of Borrowing Base; (F) any amendment to the definitions of Availability, Eligible Trade Accounts, Eligible Credit Card Accounts, Eligible In-Transit Inventory or Eligible Landed Inventory to the extent that any such amendment results in more credit being made available to Borrowers under the Borrowing Base, but not otherwise; and (G) any amendment to Section 2.11; (ii) the consent of the Administrative Agent, the Majority Lenders and Borrowers shall be required for any amendment to Section 2.1(e) or Article 10; (iii) the consent of the Issuing Bank, the Majority Lenders and Borrowers shall be required for any amendment to Section 2.1(b) or 2.15 or the definition of Letter of Credit Commitment; (iv) the consent of the Guarantors and the Majority Lenders shall be required for any amendment to Article 3; (v) the consent of the Swing Bank, the Majority Lenders and Borrowers shall be required for any amendment to Section 2.1(c) or 2.2(g); (vi) the consent of the Administrative Agent only shall be required to amend Schedule 1.1(a) to reflect assignments of the Revolving Loan Commitment and the Loans in accordance with this Agreement and (vii) any amendment, waiver or other modification of any term or condition of the Fee Letter shall require the consent of the Administrative Agent and Borrowers only.  In addition to the required consents set forth above, if SunTrust or any Affiliate thereof has entered into an Administrative Agent Hedge Agreement with any Borrower Party and SunTrust is no longer the Administrative Agent or a Lender, the consent of SunTrust or such Affiliate shall be required for any amendment to Section 2.11 or any amendment described in Section 11.12(a)(i)(A).  Any amendment, modification, waiver, consent, termination or release of any Bank Products Documents may be effected by the parties thereto without the consent of the Lender Group.

(b)           Each Lender grants to the Administrative Agent the right to purchase all (but not less than all) of such Lender’s portion of the Revolving Loan Commitment, portion of the Letter of Credit Commitment, the Loans and the Letter of Credit Obligations owing to it and any Revolving Loan Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus the amount necessary to cash collateralize any Letters of Credit issued by such Lender, which right may be exercised by the Administrative Agent if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Administrative Agent and Borrowers have agreed.  Each Lender agrees that if the Administrative Agent exercises its option hereunder, it shall promptly execute and deliver an Assignment and Acceptance and other agreements and documentation necessary to effectuate such assignment.  The Administrative Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 11.5(b).

(c)           If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Administrative Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

Section 11.13         Other Relationships.  No relationship created hereunder or under any other Loan Document shall in any way affect the ability of any member of the Lender Group to enter into or maintain business relationships with any Borrower, or any of their respective Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 11.14         Pronouns.  The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 11.15         Disclosure.  The Borrower Parties agree that the Administrative Agent shall have the right to issue press releases regarding the making of the Loans and issuance of Letters of Credit and the Revolving Loan Commitment to Borrowers pursuant to the terms of this Agreement.

Section 11.16         Replacement of Lender.  In the event that a Replacement Event occurs and is continuing with respect to any Lender, Borrowers may designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to the Administrative Agent, and which is not a Borrower or an Affiliate of a Borrower, to assume such Lender’s portion of the Revolving Loan Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is the Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender plus amounts necessary to cash collateralize any Letters of Credit issued by such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of Borrowers to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement.  “Replacement Event” shall mean, with respect to any Lender, (a) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent or (b) the making of any claim by any Lender under Section 2.8(b), 12.3 or 12.5, unless the changing of the lending office by such Lender would obviate the need of such Lender to make future claims under such Sections.

Section 11.17         Confidentiality.  No member of the Lender Group shall disclose any non-public confidential information regarding the Borrower Parties (“Confidential Information”) to any other Person without the consent of Borrowers, other than (i) to such member of the Lender Group’s Affiliates and their officers, directors, employees, agents and advisors, to other members of the Lender Group and, as contemplated by Section 11.5, to actual or prospective assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process, (iii) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Borrower Parties received by it from such member of the Lender Group, (iv) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking and (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.

Section 11.18         Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Borrower or any Guarantor, or the transfer to the Lender Group of any property, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses and attorneys fees of the Lender Group related thereto, the liability of such Borrower or such Guarantor, as applicable, automatically shall be revived, reinstated and restored and shall exist as though such Voidable Transfer had never been made.

Section 11.19         Electronic Transmissions.

(a)           Authorization.  Subject to the provisions of this Section 11.19(a), each of the Administrative Agent, Borrowers, the Lenders, the Issuing Bank and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole and absolute discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each of Camping World and the other Borrower Parties hereby acknowledges and agrees, and each of Camping World and the other Borrower Parties shall cause each of their Subsidiaries to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)           Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to the terms and conditions of this Agreement, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Borrower Parties or the members of the Lender Group in connection with the use of such E-System.

(c)           Limitation of Liability.  All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”.  None of Administrative Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein.  No warranty of any kind is made by the Administrative Agent or any of its Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects.  Each of Camping World and the other Borrower Parties agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

ARTICLE 12.

YIELD PROTECTION

Section 12.1           Eurodollar Rate Basis Determination.  Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Advance for any Eurodollar Advance Period, the Administrative Agent (a) determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Eurodollar Advance Period or (b) is advised by the Majority Lenders that the Eurodollar Basis for such Eurodollar Advance Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the Loans for such Eurodollar Advance Period, the Administrative Agent shall forthwith give notice thereof to Camping World and the Lenders, whereupon until the Administrative Agent notifies Camping World that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make or continue, or convert Base Rate Advances into, Eurodollar Advances shall be suspended until the circumstances giving rise to such situation no longer exist.

Section 12.2           Illegality.  If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any change in compliance with Applicable Law as a result of any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency after the Agreement Date, shall make it unlawful or impossible for any Lender to make, maintain, or fund its Eurodollar Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and Borrowers.

Before giving any notice to the Administrative Agent pursuant to this Section 12.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  Upon receipt of such notice, notwithstanding anything contained in Article 2, Borrowers shall repay in full the then outstanding principal amount of each affected Eurodollar Advance of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Advance Period applicable to such Eurodollar Advance if such Lender may lawfully continue to maintain and fund such Eurodollar Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Advance to such day.  Concurrently with repaying each affected Eurodollar Advance of such Lender, notwithstanding anything contained in Article 2, Borrowers shall borrow a Base Rate Advance from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such repayment.

Section 12.3           Increased Costs.

(a)           If any change in Applicable Law, any change in the interpretation or administration of any Applicable Law by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof or any change in compliance with Applicable Law as a result of any request or directive (whether or not having the force of law) of such Governmental Authority, central bank, or comparable agency after the Agreement Date:

(i)            Shall subject any Lender to any tax, duty, or other charge with respect to its obligation to make Eurodollar Advances, or its Eurodollar Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or in respect of any other amounts due under this Agreement in respect of its Eurodollar Advances or its obligation to make Eurodollar Advances (except for changes in the rate of tax on the overall net income of such Lender);

(ii)           Shall impose, modify, or deem applicable any reserve (including any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Advances or its Eurodollar Advances; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Advances, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under any Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate;

(iii)          Shall subject the Issuing Bank or any Lender to any tax, duty or other charge with respect to the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit, or shall change the basis of taxation of payments to the Issuing Bank or any Lender in respect of amounts drawn under Letters of Credit or in respect of any other amounts due under this Agreement in respect of Letters of Credit or the obligation of the Issuing Bank to issue Letters of Credit or maintain Letters of Credit or the obligation of the Lenders to participate in Letters of Credit (except for changes in the rate of tax on the overall net income of the Issuing Bank or any Lender); or

(iv)          Shall impose, modify, or deem applicable any reserve (including any imposed by the Board of Governors of the Federal Reserve System), special deposit, assessment, or other requirement or condition against assets of, deposits (other than as described in Section 12.5) with or for the account of, or commitments or credit extended by the Issuing Bank, or shall impose on the Issuing Bank or any Lender any other condition affecting the obligation to issue Letters of Credit, maintain Letters of Credit or participate in Letters of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Bank or any Lender of issuing, maintaining or participating in any such Letters of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank or any Lender under this Agreement with respect thereto, then promptly upon demand by such Lender or Issuing Bank, each Borrower agrees, jointly and severally, to pay, without duplication of amounts due under Section 2.8(b), to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased costs.  Each Lender or Issuing Bank will promptly notify Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender or the Issuing Bank to compensation pursuant to this Section 12.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender or the Issuing Bank, be otherwise disadvantageous to such Lender or the Issuing Bank.

(b)           A certificate of any Lender or the Issuing Bank claiming compensation under this Section 12.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error.  In determining such amount, such Lender or the Issuing Bank may use any reasonable averaging and attribution methods.  If any Lender demands compensation under this Section 12.3, Borrowers may at any time, upon at least five (5) Business Days prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Advances of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9.  Concurrently with prepaying such Eurodollar Advances, Borrowers shall borrow a Base Rate Advance, or a Eurodollar Advance not so affected, from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Revolving Loans held by such Lender shall equal the outstanding principal amount of such Revolving Loans immediately prior to such prepayment.

Section 12.4           Effect On Other Advances.  If notice has been given pursuant to Section 12.1, 12.2 or 12.3 suspending the obligation of any Lender to make any, or requiring Eurodollar Advances of any Lender to be repaid or prepaid, then, unless and until such Lender (or, in the case of Section 12.1, the Administrative Agent) notifies Borrowers that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender as to the Eurodollar Advances affected shall, at the option of Borrowers, be made instead as Base Rate Advances.

Section 12.5           Capital Adequacy.  If after the Agreement Date, any Lender or Issuing Bank (or any Affiliate of the foregoing) shall have reasonably determined that the adoption of any applicable law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or Issuing Bank (or any Affiliate of the foregoing) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency (but only if such adoption, change, request or directive occurs after the Agreement Date), has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital as a consequence of such Lender’s or Issuing Bank’s portion of the Revolving Loan Commitment or other obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s or Issuing Bank’s (or any Affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, promptly upon demand by such Lender or Issuing Bank, Borrowers shall immediately pay to such Lender or Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or Issuing Bank for any such reduction actually suffered.  A certificate of such Lender or Issuing Bank setting forth the amount to be paid to such Lender or Issuing Bank by Borrowers as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive.

ARTICLE 13.

JURISDICTION, VENUE AND WAIVER OF JURY TRIAL

Section 13.1           Jurisdiction and Service of Process.  FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY ANY MEMBER OF THE LENDER GROUP WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT, EACH BORROWER PARTY HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF GEORGIA AND HEREBY IRREVOCABLY DESIGNATES AND APPOINTS, AS ITS AUTHORIZED AGENT FOR SERVICE OF PROCESS IN THE STATE OF GEORGIA, CAMPING WORLD, OR SUCH OTHER PERSON AS SUCH BORROWER PARTY SHALL DESIGNATE HEREAFTER BY WRITTEN NOTICE GIVEN TO THE ADMINISTRATIVE AGENT.  THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE EXCLUSIVE.  THE LENDER GROUP SHALL FOR ALL PURPOSES AUTOMATICALLY, AND WITHOUT ANY ACT ON THEIR PART, BE ENTITLED TO TREAT SUCH DESIGNEE OF EACH BORROWER PARTY AS THE AUTHORIZED AGENT TO RECEIVE FOR AND ON BEHALF OF SUCH BORROWER PARTY SERVICE OF WRITS, OR SUMMONS OR OTHER LEGAL PROCESS IN THE STATE OF GEORGIA, WHICH SERVICE SHALL BE DEEMED EFFECTIVE PERSONAL SERVICE ON SUCH BORROWER PARTY SERVED WHEN DELIVERED, WHETHER OR NOT SUCH AGENT GIVES NOTICE TO SUCH BORROWER PARTY; AND DELIVERY OF SUCH SERVICE TO ITS AUTHORIZED AGENT SHALL BE DEEMED TO BE MADE WHEN PERSONALLY DELIVERED OR THREE (3) BUSINESS DAYS AFTER MAILING

BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH AUTHORIZED AGENT.  EACH BORROWER PARTY FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH BORROWER PARTY AT THE ADDRESS SET FORTH ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING.  IN THE EVENT THAT, FOR ANY REASON, SUCH AGENT OR ITS SUCCESSORS SHALL NO LONGER SERVE AS AGENT OF EACH BORROWER PARTY TO RECEIVE SERVICE OF PROCESS IN THE STATE OF GEORGIA, EACH BORROWER PARTY SHALL SERVE AND ADVISE THE ADMINISTRATIVE AGENT THEREOF SO THAT AT ALL TIMES EACH BORROWER PARTY WILL MAINTAIN AN AGENT TO RECEIVE SERVICE OF PROCESS IN THE STATE OF GEORGIA ON BEHALF OF SUCH BORROWER PARTY WITH RESPECT TO THIS AGREEMENT, ALL OTHER LOAN DOCUMENTS AND THE BANK PRODUCTS DOCUMENTS.  IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 13.2           Consent to Venue.  EACH BORROWER PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY BANK PRODUCTS DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES SITTING IN FULTON COUNTY, GEORGIA, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 13.3           Waiver of Jury Trial.  EACH BORROWER PARTY AND EACH MEMBER OF THE LENDER GROUP, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY BORROWER PARTY, ANY MEMBER OF THE LENDER GROUP OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE BANK PRODUCTS DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 13.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first above written.

BORROWERS:	CAMPING WORLD, INC., a Kentucky corporation

	By:	/s/ Brent Moody
Name: Brent Moody
Title: Executive Vice President

CWI, INC., a Kentucky corporation

	By:	/s/ Brent Moody
Name: Brent Moody
Title: Executive Vice President

GUARANTORS:	By:	/s/ Brent Moody
Name: Brent Moody
Title: Executive Vice President

CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC., a Nevada corporation

	By:	/s/ Brent Moody
Name: Brent Moody
Title: Executive Vice President

CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC., a Texas corporation

	By:	/s/ Brent Moody
Name: Brent Moody
Title: Executive Vice President

CW MICHIGAN, INC., a Delaware corporation

	By:	/s/ Brent Moody
Name: Brent Moody
Title: Executive Vice President

CAMPING REALTY, INC., a Kentucky corporation

	By:	/s/ Brent Moody
Name: Brent Moody
Title: Executive Vice President

CAMPING WORLD CARD SERVICES, INC., an Ohio corporation

	By:	/s/ Brent Moody
Name: Brent Moody
Title: Executive Vice President

ADMINISTRATIVE AGENT,
ISSUING BANK AND LENDERS:	SUNTRUST BANK, as the Administrative Agent, Issuing Bank and a Lender

	By:	/s/ Amy Burnstine
Name: Amy Burnstine
Title:Director

Schedule 1.1(a)

Revolving Loan Commitment, Letter of Credit Commitment and Aggregate Commitment Ratios

Lender	Revolving Loan Commitment	Revolving Commitment Ratio	Letter of Credit Commitment	Aggregate Commitment	Aggregate Commitment Ratio

SunTrust Bank	$12,000,000	100%	$10,000,000	$22,000,000	100%

Totals	$12,000,000	100%	$10,000,000	$22,000,000	100%

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of April 22, 2010, by and among CAMPING WORLD, INC., a Kentucky corporation, CWI, INC., a Kentucky corporation (collectively, the “Borrowers” and each, individually a “Borrower”), the other Guarantors (as defined in the hereinafter-defined Credit Agreement) party hereto, the Lenders (as defined in the hereinafter-defined Credit Agreement) party hereto, and SUNTRUST BANK, as the administrative agent (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the certain Subsidiaries of a Borrower party thereto as guarantors, the Issuing Bank, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of March 1, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), pursuant to which the Lenders have agreed to make the certain financial accommodations available to the Borrowers from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the Borrowers have requested that certain terms and conditions of the Credit Agreement be amended, and the Administrative Agent, the Lenders and, by their respective acknowledgment hereof, the Guarantors have agreed to the requested amendments on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Amendments to the Credit Agreement.

(a)           Section 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by inserting the following definition in appropriate alphabetical order:

“First Amendment Effective Date” shall mean April 22, 2010.

(b)           Section 6.15 of the Credit Agreement, The Blocked Account, is hereby modified and amended by deleting the first sentence of clause (f) of such section in its entirety and inserting the following in lieu thereof:

“As of the First Amendment Effective Date, all bank accounts and investment accounts of the Borrower Parties are listed on Schedule 6.15 and such Schedule designates which such accounts are deposit accounts.”

(c)           Section 6.15 of the Credit Agreement, The Blocked Account, is hereby modified and amended by inserting the following new clause (g) at the end of such section:

“(g)                           Notwithstanding any provision to the contrary

contained elsewhere in this Agreement or in any other Loan Document, so long as less than $25,000 is held in such account at all times, the provisions of this Section 6.15 shall not apply to account number 1 458 0513 9626 held with U.S. Bank National Association, and Borrowers shall not be required to deliver a Blocked Account Agreement with respect to such account; provided, however, that upon fifteen (15) days written notice by Administrative Agent to Borrowers, Borrowers shall deliver to Administrative Agent, in form and substance satisfactory to Administrative Agent, either (i) evidence that such account has been closed or (ii) a Blocked Account Agreement for such account (upon receipt of which, such account shall become subject to the provisions of this Section 6.15).”

2.             Amendment to Schedule. Schedule 6.15 to the Credit Agreement, Bank and Investment Accounts, is hereby modified and amended by deleting such Schedule in its entirety and by substituting the attached Schedule 6.15 in lieu thereof.

3.             No Other Amendments or Waivers.  Except in connection with the amendment set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents.  Except for the amendment set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and the Borrowers hereby ratify and confirm their respective obligations thereunder.  This Amendment shall not constitute a modification of the Credit Agreement or any of the other Loan Documents or a course of dealing with the Administrative Agent or the Lenders at variance with the Credit Agreement or the other Loan Documents such as to require further notice by the Administrative Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein.  The Borrowers acknowledge and expressly agree that the Administrative Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents, as amended herein.  The Borrowers have no knowledge of any challenge to the Administrative Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

4.             Conditions Precedent to Effectiveness.  This Amendment shall become effective as of the date hereof when, and only when, the Administrative Agent shall have received the counterparts of this Amendment executed by the Borrowers, the Guarantors, the Administrative Agent and the Lenders.

5.             Representations and Warranties of the Borrower Parties.  In consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders, each Borrower Party hereby represents and warrants in favor of the Lender Group as follows:

(a)           each Borrower Party has the corporate power and authority (i) to enter into this Amendment and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by such Borrower Party;

(b)           each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Amendment in accordance with the terms hereof and to consummate the transactions contemplated hereby;

(c)           each Borrower Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect.  None of such Necessary Authorizations is the subject of any pending or, to the best of each Borrower Party’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization.  No Borrower Party or any Subsidiary of a Borrower Party is required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance of this Amendment or any other Loan Document, in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby;

(d)           the execution, delivery, and performance of this Amendment in accordance with its terms and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Borrower Party or under any material indenture, agreement, or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of its properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with any Borrower Party except Permitted Liens;

(e)           this Amendment has been duly executed and delivered by such Borrower Party, and is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(f)            no Default or Event of Default exists under the Credit Agreement or the other Loan Documents;

(g)           as of the date hereof, all representations and warranties of the Borrower Parties set forth in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects; and

(h)           the Loan Documents to which such Borrower Party is a party, including, without limitation, the Credit Agreement, constitute the legal, valid and binding obligations of such Borrower Party, enforceable in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

6.             Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.

7.             Reference to and Effect on the Loan Documents.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

8.             Affirmation of Guaranty.  By executing this Amendment, each of the Guarantors hereby acknowledges, consents and agrees that all of its obligations and liabilities under the provisions of the Credit Agreement remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under the Credit Agreement or any of the other Loan Documents to which it is a party.

9.             Costs, Expenses and Taxes.  The Borrowers agree, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.  In addition, the Borrowers agree, jointly and severally, to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agree to save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

10.           Section Titles.  The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

11.           Entire Agreement.  This Amendment and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

12.           Under Seal; Governing Law.  This Amendment is intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents

13.           Loan Document.  This Amendment shall be deemed to be a Loan Document for all purposes.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	CAMPING WORLD, INC., a Kentucky corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CWI, INC., a Kentucky corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

GUARANTORS:	CAMPING WORLD INSURANCE SERVICES OF KENTUCKY, INC., a Delaware corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC., a Nevada corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC., a Texas corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CW MICHIGAN, INC., a Delaware corporation

		By:	/s/Brent Moody
		Name:	Brent Moody
		Title:	Executive Vice President

CAMPING REALTY, INC., a Kentucky corporation

		By:	/s/Brent Moody
		Name:	Brent Moody
		Title:	Executive Vice President

CAMPING WORLD CARD SERVICES, INC., an Ohio corporation

	By:	/s/Brent Moody
		Name:	Brent Moody
		Title:	Executive Vice President

ADMINISTRATIVE AGENT,
ISSUING BANK AND LENDERS:	SUNTRUST BANK, as the Administrative Agent, Issuing Bank and a Lender

	By:	/s/Angela Leake
		Name:	Angela Leake
		Title:	Vice President

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of May 3, 2010, by and among CAMPING WORLD, INC., a Kentucky corporation, CWI, INC., a Kentucky corporation (collectively, the “Borrowers” and each, individually a “Borrower”), the other Guarantors (as defined in the hereinafter-defined Credit Agreement) party hereto, the Lenders (as defined in the hereinafter-defined Credit Agreement) party hereto, and SUNTRUST BANK, as the administrative agent (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the certain Subsidiaries of a Borrower party thereto as guarantors, the Issuing Bank, the Administrative Agent and the Lenders are parties to that certain Credit Agreement, dated as of March 1, 2010, as amended by that certain First Amendment to Credit Agreement, dated as of April 22, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), pursuant to which the Lenders have agreed to make the certain financial accommodations available to the Borrowers from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the Borrowers have requested that certain terms and conditions of the Credit Agreement be amended, and the Administrative Agent, the Lenders and, by their respective acknowledgment hereof, the Guarantors have agreed to the requested amendments on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Amendments to the Credit Agreement.

(a)           Section 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by inserting the following new definitions in appropriate alphabetical order:

““Eurodollar Index Determination Date” shall mean the Agreement Date and the first Business Day of each calendar month thereafter.”

(b)           Section 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by deleting the definitions of “Eurodollar Basis” and “Eurodollar Rate” in their entirety and inserting the following in lieu thereof:

““Eurodollar Basis” shall mean a simple per annum interest rate equal to the quotient of (i) the Eurodollar Rate divided by (ii) one minus the Eurodollar Reserve Percentage, stated as a decimal.  The Eurodollar Basis shall remain unchanged during the period between Eurodollar Index Determination Dates, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

“Eurodollar Rate” shall mean that rate per annum effective on any Eurodollar Index Determination Date equal to the greater of (a) the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to one (1) month appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two (2) Business Days prior to such Eurodollar Index Determination Date, or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable, the Eurodollar Rate shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest one one-hundredth of one percent (1/100th of 1%)) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the Eurodollar Index Determination Date by leading banks in the London interbank market as of 10:00 a.m. for delivery on such Eurodollar Index Determination Date for a one (1) month period and (b) 1.00%.”

(c)           Section 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by deleting the definitions of “Eurodollar Advance Period” and “Payment Date” in their entirety.

(d)           Section 2.2(a) of the Credit Agreement, Choice of Interest Rate, etc., is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(a)         Choice of Interest Rate, etc.  Any Advance shall, at the option of a Borrower, be made either as a Base Rate Advance or as a Eurodollar Advance; provided, however, that all Agent Advances shall be made as Base Rate Advances.  Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (Atlanta, Georgia time) in order for such Business Day to count toward the minimum number of Business Days required.”

(e)           Section 2.2(b) of the Credit Agreement, Base Rate Advances, is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(b)         Base Rate Advances and Eurodollar Advances.

(i)           Initial and Subsequent Advances.  Except as otherwise provided in Section 2.2(f), a Borrower shall give the Administrative Agent in the case of Base Rate Advances and Eurodollar Advances irrevocable notice by telephone not later than 11:00 a.m. (Atlanta, Georgia time) on the date of such Base Rate Advance or Eurodollar Advance and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by such Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given.

(ii)           Repayments and Conversions. Each Borrower may (A) subject to Section 2.2(g)(i) and Section 2.5, at any time without prior notice repay a Base Rate Advance or a Eurodollar Advance, (B) at any time with delivery of a Notice of Conversion/Continuation to Administrative Agent, convert all or a portion of the principal of a Base Rate Advance to a Eurodollar Advance or (C) at any time with delivery of a Notice of Conversion/Continuation to Administrative Agent, convert all or a portion of the principal of a Eurodollar Advance to a Base Rate Advance.  Upon the date indicated by such Borrower, such Base Rate Advance or Eurodollar Advance shall be so repaid or converted.”

(f)            Section 2.2(c) of the Credit Agreement, Eurodollar Advances, is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(c)        [Intentionally Omitted]”

(g)           Section 2.2(d) of the Credit Agreement, Notification of Lenders, is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(d)         Notification of Lenders.  Upon receipt of (i) a Request for Advance or a telephone, telecopy or deemed request for Advance or (ii) notification from the Issuing Bank that a draw has been made under any Letter of Credit (unless the Issuing Bank will be reimbursed through the funding of a Swing Loan), the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Advance.  Each Lender shall, not later than 1:00 p.m. (Atlanta, Georgia time) on the date specified for such Advance (under clause (i) or (ii) of this Section 2.2(d)) in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of such Lender’s portion of the Advance in immediately available funds.”

(h)           Section 2.2(f) of the Credit Agreement, Deemed Requests for Advances, is hereby modified and amended by deleting the phrase “and shall bear interest as a Base Rate

Advance” in its entirety and inserting the phrase “and shall bear interest as a Base Rate Advance or, in Administrative Agent’s sole and absolute discretion, as a Eurodollar Advance” in lieu thereof.

(i)            Section 2.2(g) of the Credit Agreement, Special Provisions Pertaining to Swing Loans, is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(g)         Special Provisions Pertaining to Swing Loans.

(i)            A Borrower shall give the Swing Bank written notice in the form of a Request for Advance, or notice by telephone no later than 11:00 a.m. (Atlanta, Georgia time) on the date on which such Borrower wishes to receive an Advance of any Swing Loan followed immediately by a written Request for Advance, with a copy to the Administrative Agent; provided, however, that the failure by such Borrower to confirm any notice by telephone with a written Request for Advance shall not invalidate any notice so given; provided, further, however, that any request by such Borrower of a Base Rate Advance or a Eurodollar Advance under the Revolving Loan Commitment shall be deemed to be a request for a Swing Loan unless such Borrower specifically requests otherwise.  Each Base Rate Advance deemed to be a Swing Loan pursuant to this Section 2.2(g)(i) shall bear interest as a Base Rate Advance and each Eurodollar Advance deemed to be a Swing Loan pursuant to this Section 2.2(g)(i) shall bear interest as a Eurodollar Advance.  If the Swing Bank, in its sole and absolute discretion, elects to make the requested Swing Loan, the Swing Loan shall be made on the date specified in the notice or the Request for Advance and such notice or Request for Advance shall specify (A) the amount of the requested Swing Loan, and (B) instructions for the disbursement of the proceeds of the requested Swing Loan.  Each Swing Loan shall be subject to all the terms and conditions applicable to Revolving Loans, except that all payments thereon shall be payable to the Swing Bank solely for its own account.  The Swing Bank shall have no duty or obligation to make any Swing Loans hereunder.  The Swing Bank shall not make any Swing Loans if the Swing Bank has received written notice from any Lender (or the Swing Bank has actual knowledge) that one or more applicable conditions precedent set forth in Section 4.2 will not be satisfied (or waived pursuant to the last sentence of Section 4.2) on the requested Advance date.  In the event the Swing Bank in its sole and absolute discretion elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to Borrowers by deposit of Dollars in same day funds by wire transfer to the Disbursement Account.

(ii)           The Swing Bank shall notify the Administrative Agent and each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Swing Loans outstanding as of 3:00 p.m. (Atlanta, Georgia time) as of such date and each Lender’s pro rata share (based on its Revolving Commitment Ratio) thereof.  Each Lender shall before 12:00 noon (Atlanta, Georgia time) on the next Business Day make available to the Administrative Agent, in immediate available funds, the amount of its pro rata share (based on its Revolving Commitment Ratio) of such principal amount of Swing Loans outstanding.  Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to Borrowers, notwithstanding any failure of Borrowers to satisfy the conditions in Section 4.2.  Each Revolving Loan so made shall bear interest at the same rate at which the corresponding outstanding Swing Loans bears interest.  The Administrative Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank.  Additionally, if at any time any Swing Loans are outstanding, any of the events described in Section 9.1(g) or 9.1(h) shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, Borrowers, the Administrative Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio of the principal and interest of all Swing Loans then outstanding and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent for the account of the Swing Bank in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount).  The disbursement of funds in connection with the settlement of Swing Loans hereunder shall be subject to the terms and conditions of Section 2.2(e).”

(j)            Section 2.3(a)(i) of the Credit Agreement, On Base Rate Advances, is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(i) On Base Rate Advances.  Interest on each Base Rate Advance shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable monthly in arrears on the last day of each calendar month for such calendar month, commencing on March 31, 2010.  Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations). Interest shall accrue and be payable on each Base Rate Advance at the simple per annum interest rate equal to the sum of (A) the Base Rate applicable to such Base Rate Advance from time to time, and (B) the Interest Rate Margin.”

(k)           Section 2.3(a)(ii) of the Credit Agreement, On Eurodollar Advances, is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(ii)        On Eurodollar Advances.   Interest on each Eurodollar Advance shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed and shall be payable monthly in arrears on the first day of each calendar month for the prior calendar month.  Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date (or the date of any earlier prepayment in full of the Obligations).  Interest shall accrue and be payable on each Eurodollar Advance at the simple per annum interest rate equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Advance from time to time, and (B) the Interest Rate Margin.”

(l)            Section 2.3(a)(iii) of the Credit Agreement, If No Notice of Selection of Interest Rate, is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(iii)        If No Notice of Selection of Interest Rate.  If a Borrower fails to give the Administrative Agent timely notice of its selection of a Eurodollar Basis or Base Rate with respect to any Advance, or if for any reason a determination of a Eurodollar Basis or a Base Rate for any Advance is not timely concluded, the Eurodollar Basis shall apply to such Advance.”

(m)          Section 2.5(a) of the Credit Agreement is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(a)         The principal amount of any Base Rate Advance or any Eurodollar Advance may be repaid in full or in part at any time, without penalty or prior notice.  Upon receipt of any notice of repayment or prepayment, the Administrative Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the repayment or prepayment.  Notwithstanding the foregoing, Borrowers shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swing Loans and the Agent Advances then outstanding is zero.  Except as provided in Section 2.5(b), any repayment and prepayment of Advances outstanding under the Revolving Loan Commitment shall not reduce the Revolving Loan Commitment.  Any prepayment of the Loans shall not affect any Borrower’s obligation to continue to make payments under any swap agreement (as defined in 11 U.S.C. §101), including any such swap agreement that is an Administrative Agent Hedge Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of the applicable swap agreement.”

(n)           Section 2.8(a)(ii) of the Credit Agreement is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(ii)         If any payment under this Agreement or any other Loan Document shall be specified to be made on a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.”

(o)                                 Section 2.9 of the Credit Agreement, Reimbursement, is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“Section 2.9                                [Intentionally Omitted]”

(p)                                 Section 2.15(d) of the Credit Agreement is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(d)                           Each Borrower hereby agrees, jointly and severally, to immediately reimburse the Issuing Bank for amounts paid by the Issuing Bank in respect of draws under each Letter of Credit.  In order to facilitate such repayment, each Borrower hereby irrevocably requests the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article 4 with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Advance, or in Administrative Agent’s sole and absolute discretion, a Eurodollar Advance, on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw.  Each Lender shall pay its share of such Advance by paying its portion of such Advance to the Administrative Agent in accordance with Section 2.2(e) and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default exists or would be caused thereby.  The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section 2.15 shall be subject to the terms and conditions of Section 2.2(e).  The obligation of each Lender to make payments to the Administrative Agent, for the account of the Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence or willful misconduct of the Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction).  The Administrative Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders.  Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two (2) Business Days, at the Federal Funds Rate, and (y) thereafter, at the Base Rate or, if the Advance which reimburses the Issuing Bank for any such drawing pursuant to this Section 2.15 is a Eurodollar Advance, then at the Eurodollar Basis.  Notwithstanding the foregoing, at the request of the Administrative Agent, the Swing Bank may, at its option and subject to the conditions set forth in Section 2.2(g) other than the condition that the applicable conditions precedent set forth in Article 4 be satisfied, make Swing Loans to reimburse the Issuing Bank for amounts drawn under Letters of Credit.”

(q)                                 Section 2.15(e) of the Credit Agreement is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(e)                            Each Borrower agrees that each Advance by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, unless and until converted into a Eurodollar Advance pursuant to Section 2.2(b)(ii), be deemed to be a Base Rate Advance under the Revolving Loan Commitment and shall be payable and bear interest in accordance with all other Base Rate Advances of Revolving Loans; provided, however, that if any such Advance was, pursuant to Section 2.15(d) made as a Eurodollar Advance, such Advance shall, for all purposes hereunder, unless and until converted into a Base Rate Advance pursuant to Section 2.2(b)(ii), be deemed to be a Eurodollar Advance under the Revolving Loan Commitment and shall be payable and bear interest in accordance with all other Eurodollar Advances of Revolving Loans.”

(r)                                    Section 6.12 of the Credit Agreement, Protection of Collateral, is hereby modified and amended by deleting the phrase “make a Base Rate Advance for such purpose” in its entirety and inserting the phrase “make a Base Rate Advance for such purpose or, in Administrative Agent’s sole and absolute discretion, make a Eurodollar Advance for such purpose” in lieu thereof.

(s)                                  Section 6.14(b) of the Credit Agreement is hereby modified and amended by deleting the phrase “to make a Base Rate Advance to Borrowers to pay therefor” in its entirety and inserting the phrase “to make a Base Rate Advance or Borrowers, or in Administrative Agent’s sole and absolute discretion, to make a Eurodollar Advance, to pay therefor” in lieu thereof.

(t)                                    Section 12.1 of the Credit Agreement, Eurodollar Rate Basis Determination, is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“Section 12.1                          Eurodollar Rate Basis Determination.  Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Advance, the Administrative Agent (a) determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Eurodollar Advance or (b) is advised by the Majority Lenders that the Eurodollar Basis for such Eurodollar Advance will not adequately and fairly reflect the cost to the Lenders of making or maintaining such Eurodollar Advance, the Administrative Agent shall forthwith give notice thereof to Camping World and the Lenders, whereupon until the Administrative Agent notifies

Camping World that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make or continue, or convert Base Rate Advances into, Eurodollar Advances shall be suspended until the circumstances giving rise to such situation no longer exist.”

(u)                                 Section 12.2 of the Credit Agreement, Illegality, is hereby modified and amended by deleting the phrase “on the last day of the then current Eurodollar Advance Period” in its entirety and inserting the phrase “on the next Eurodollar Index Determination Date” in lieu thereof.

2.                                       Amendments to Exhibits.

(a)                                  Exhibit E to the Credit Agreement, Form of Request for Advance, is hereby modified and amended by deleting such Exhibit in its entirety and by substituting the attached Exhibit E in lieu thereof.

(b)                                 Exhibit H to the Credit Agreement, Form of Conversion/Continuation, is hereby modified and amended by deleting such Exhibit in its entirety and substituting the attached Exhibit H in lieu thereof.

3.                                       No Other Amendments or Waivers.  Except in connection with the amendment set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents.  Except for the amendment set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and the Borrowers hereby ratify and confirm their respective obligations thereunder.  This Amendment shall not constitute a modification of the Credit Agreement or any of the other Loan Documents or a course of dealing with the Administrative Agent or the Lenders at variance with the Credit Agreement or the other Loan Documents such as to require further notice by the Administrative Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein.  The Borrowers acknowledge and expressly agree that the Administrative Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents, as amended herein.  The Borrowers have no knowledge of any challenge to the Administrative Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

4.                                       Conditions Precedent to Effectiveness.  This Amendment shall become effective as of the date hereof when, and only when, the Administrative Agent shall have received the counterparts of this Amendment executed by the Borrowers, the Guarantors, the Administrative Agent, Issuing Bank, the Swing Bank and the Lenders.

5.                                       Acknowledgment and Reaffirmation of Obligations.  Each Borrower Party hereby acknowledges, confirms and agrees that as of the close of business as of the date hereof, before giving effect to the terms of this Amendment, that the Borrowers are indebted to the

Administrative Agent and the Lenders for loans, advances and other financial accommodations under the Loan Documents in the following principal amounts:

Base Rate Advances	$0.00
Eurodollar Advances	$8,140,787.05
Swing Loans	$0.00
Agent Advances	$0.00
Letter of Credit Obligations	$7,610,018.00

All such Obligations, and all other Obligations, owing by the Borrowers, together with all fees, costs, expenses and other charges now or hereafter payable by the Borrowers to the Administrative Agent and each Lender, are unconditionally owing by the Borrowers to the Administrative Agent and each Lender, jointly and severally, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever. The Borrowers hereby acknowledge that the Loan Documents to which it is a party and the Obligations constitute the valid and binding obligations of the Borrowers enforceable against the Borrower in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), and the Borrowers hereby reaffirm their obligations under the Loan Documents. Without limiting the generality of the foregoing, each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents in each case effective as of the date hereof.

6.                                       Further Acknowledgment and Covenant.

(a)                                  The parties hereto each acknowledge and agree that as of the Agreement Date to the date hereof, all Advances made to Borrowers, or any of them, are, and shall be deemed and treated by all parties as having been, Eurodollar Advances (including, without limitation, for purposes of determining the rates at which such Advances accrue interest, in accordance with Section 2.3(a) of the Credit Agreement).

(b)                                 The Borrowers agree, within three (3) Business Days from the date hereof, to pay to the Administrative Agent, for the benefit of the Lender Group, payment of all accrued and unpaid interest due as of the date of such payment (and the failure by the Borrowers to so pay or cause to be paid such amounts shall constitute an immediate Event of Default under the Credit Agreement).

7.                                       Release.

(a)                                  Effective on the date hereof, each Borrower Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges each member of the Lender Group, each of their respective Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lender Group would be liable if such persons or entities were found to be liable to any Borrower Party (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character,  whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforseen, past or present, liquidated or unliquidated, suspected or unsuspected, which any Borrower Party ever had from the beginning of the world, now has, or might hereafter have against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in this Amendment.  As to each and every Claim released hereunder, each Borrower Party hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every Claim released hereunder, each Borrower Party also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the State of Georgia), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Each Borrower Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to the Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Each Borrower Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b)                                 Each Borrower Party, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by such Person pursuant to the above release.  Each Borrower Party further agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its obligations thereunder, or the validity, priority, enforceability or the extent of Agent’s Lien on any item of Collateral under the Credit Agreement or the other Loan Documents.  If Borrower or any of its respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation.

8.                                       Representations and Warranties of the Borrower Parties.  In consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders, each Borrower Party hereby represents and warrants in favor of the Lender Group as follows:

(a)                                  each Borrower Party has the corporate power and authority (i) to enter into this Amendment and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by such Borrower Party;

(b)                                 each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Amendment in accordance with the terms hereof and to consummate the transactions contemplated hereby;

(c)                                  each Borrower Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect.  None of such Necessary Authorizations is the subject of any pending or, to the best of each Borrower Party’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization.  No Borrower Party or any Subsidiary of a Borrower Party is required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance of this Amendment or any other Loan Document, in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby;

(d)                                 the execution, delivery, and performance of this Amendment in accordance with its terms and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Borrower Party or under any material indenture, agreement, or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of its properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with any Borrower Party except Permitted Liens;

(e)                                  this Amendment has been duly executed and delivered by such Borrower Party, and is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(f)                                    no Default or Event of Default exists under the Credit Agreement or the other Loan Documents;

(g)                                 as of the date hereof, all representations and warranties of the Borrower Parties set forth in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects; and

(h)                                 the Loan Documents to which such Borrower Party is a party, including, without limitation, the Credit Agreement, constitute the legal, valid and binding obligations of such Borrower Party, enforceable in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

9.                                       Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.

10.                                 Reference to and Effect on the Loan Documents.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

11.                                 Affirmation of Guaranty.  By executing this Amendment, each of the Guarantors hereby acknowledges, consents and agrees that all of its obligations and liabilities under the provisions of the Credit Agreement remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under the Credit Agreement or any of the other Loan Documents to which it is a party.

12.                                 Costs, Expenses and Taxes.  The Borrowers agree, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.  In addition, the Borrowers agree, jointly and severally, to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agree to save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

13.                                 Section Titles.  The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

14.                                 Entire Agreement.  This Amendment and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

15,                                 Under Seal; Governing Law.  This Amendment is intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents

16.                                 Loan Document.  This Amendment shall be deemed to be a Loan Document for all purposes.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	CAMPING WORLD, INC., a Kentucky corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CWI, INC., a Kentucky corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

GUARANTORS:	CAMPING WORLD INSURANCE SERVICES OF KENTUCKY, INC., a Delaware corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC., a Nevada corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC., a Texas corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CW MICHIGAN, INC., a Delaware corporation

		By:	/s/Brent Moody
		Name:	Brent Moody
		Title:	Executive Vice President

CAMPING REALTY, INC., a Kentucky corporation

		By:	/s/Brent Moody
		Name:	Brent Moody
		Title:	Executive Vice President

CAMPING WORLD CARD SERVICES, INC., an Ohio corporation

	By:	/s/Brent Moody
Name: Brent Moody
Title: Executive Vice President

ADMINISTRATIVE AGENT,
SWING BANK, ISSUING BANK AND LENDERS:	SUNTRUST BANK, as the Administrative Agent, Swing Bank, Issuing Bank and a Lender

	By:	/s/Angela Leake
Name: Angela Leake
Title: Vice President

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of November 30, 2010, by and among CAMPING WORLD, INC., a Kentucky corporation, CWI, INC., a Kentucky corporation (collectively, the “Borrowers” and each, individually a “Borrower”), the other Guarantors (as defined in the hereinafter-defined Credit Agreement) party hereto, the Lenders (as defined in the hereinafter-defined Credit Agreement) party hereto, and SUNTRUST BANK, as the administrative agent (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the certain Subsidiaries of a Borrower party thereto as guarantors, the Issuing Bank, the Administrative Agent and the Lenders are parties to that certain Credit Agreement, dated as of March 1, 2010, as amended by that certain First Amendment to Credit Agreement, dated as of April 22, 2010 and as further amended by that certain Second Amendment to Credit Agreement, dated as of May 3, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), pursuant to which the Lenders have agreed to make the certain financial accommodations available to the Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, AGI and The Bank of New York Mellon Trust Company, N.A. as trustee and collateral agent, among others, are party to that certain Indenture Agreement, dated as of the date hereof (the “Indenture”), pursuant to which AGI has issued its 11.500% Senior Secured Notes due 2016 (the “Notes”) and, in connection with the issuance of the Notes and certain other transactions (i) the AGI Credit Agreement Debt shall be repaid in accordance with the terms of the AGI Credit Agreement (as such terms were defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) and (ii) each of the AGI Bonds and the AGH Bonds (as such terms were defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) shall be redeemed and discharged in accordance with the terms thereof; and

WHEREAS, the Borrowers have requested that certain terms and conditions of the Credit Agreement be amended, and the Administrative Agent, the Lenders and, by their respective acknowledgment hereof, the Guarantors have agreed to the requested amendments on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1

1.             Amendments to the Credit Agreement.

(a)           Section 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by inserting the following new definitions in appropriate alphabetical order:

““AGI Bonds (2016)” shall mean the 11.500% Senior Secured Notes due 2016 issued pursuant to the AGI Bonds (2016) Indenture.

“AGI Bonds (2016) Debt” shall mean all Indebtedness under the AGI Bonds (2016) or any refinancing of such Indebtedness pursuant to the terms and conditions of the Intercreditor Agreement.

“AGI Bonds (2016) Documents” shall mean the AGI Bonds (2016) Indenture, the AGI Bonds (2016) and all other documents, instruments and agreements executed in connection therewith.

“AGI Bonds (2016) Indenture” shall mean that certain Indenture by and among AGI, the AGI Bonds (2016) Trustee and certain of the Borrower Parties as guarantors, dated as of November 30, 2010.

“AGI Bonds (2016) Trustee” shall mean Bank of New York Mellon Trust Company, N.A. in its capacity as trustee and collateral agent under the AGI Bonds (2016) Indenture.

“AGI Bonds (2016) Noteholders” shall mean the holders of the AGI Bonds (2016).

“AGI Intercompany Note” shall mean that certain Promissory Note in the principal amount of $40,000,000, dated as of December 23, 2005, payable by Camping World, Inc. in favor of AGI.”

(b)           Section 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by deleting the definitions of “Change in Control”, “Intercreditor Agreement”, “Material Contracts”, “Maturity Date” and “Restricted Payment” in their entirety and inserting the following in lieu thereof:

““Change in Control” shall mean the occurrence of one or more of the following events: (a) Permitted Holder ceases to directly or indirectly own and control fifty-one percent (51%) of the outstanding Equity Interests of AGI; provided, however, that the occurrence of such event as a result of the death of Permitted Holder shall not be considered a Change in Control during the time JPMorgan Chase & Co. controls, as trustee for the estate of Permitted Holder, fifty-one percent (51%) of the outstanding Equity Interests of AGI, (b) any Person or two (2) or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEA) of twenty percent (20%) or more of the outstanding shares of the voting Equity Interest of Camping World; (c) as

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of any date a majority of the board of directors of Camping World consists (other than vacant seats) of individuals who were not either (i) directors of Camping World as of the Agreement Date, (ii) selected or nominated to become directors by the board of directors of Camping World of which a majority consisted of individuals described in clause (i), or (iii) selected or nominated to become directors by the board of directors of Camping World of which a majority consisted of individuals described in clause (i) and individuals described in clause (ii); (d) AGI ceases to directly own and control one hundred percent (100%) of the outstanding Equity Interests of CWI; (e) Camping World ceases to directly own and control one hundred percent (100%) of the outstanding Equity Interests of any of its Subsidiaries; or (f) CWI ceases to directly or indirectly own and control one hundred percent (100%) of the outstanding Equity Interests of any of its Subsidiaries.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of November 30, 2010, among Administrative Agent, AGI Bonds (2016) Trustee, AGI and the Borrower Parties party thereto as “Grantors.”

“Material Contracts” shall mean, collectively, all contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which any Borrower Party or any Subsidiary of a Borrower Party is or becomes a party thereto and as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Materially Adverse Effect, including without limitation the AGI Bonds (2016).

“Maturity Date” shall mean the date which is three years from the Agreement Date.

“Restricted Payment” shall mean (a) after repayment of the AGI Bonds (2016), Dividends, (b) loans by any Borrower Party or any Subsidiary of a Borrower Party to any Affiliate or (c) any payment of management, consulting or similar fees payable by any Borrower Party or any Subsidiary of a Borrower Party to any Affiliate.”

(c)           Section 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by:

(i)            deleting the phrase “on the date of issuance of the AGH Bonds” in the definition of “FRH Preferred” in its entirety and inserting the phrase “prior to the Agreement Date” in lieu thereof;

(ii)           deleting the phrase “AGI Credit Documents” in the definition of “Necessary Authorizations” in its entirety and inserting the phrase “AGI Bonds (2016) Documents” in lieu thereof;

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(iii)          deleting the phrase “AGI Credit Agreement Debt” in the definition of “Permitted Liens” in its entirety and inserting the phrase “AGI Bonds (2016)  Debt” in lieu thereof;

(iv)          deleting the phrase “AGI Credit Agreement Agent” in the definition of “Permitted Liens” in its entirety and inserting the phrase “AGI Bonds (2016) Trustee” in lieu thereof;

(v)           deleting the phrase “AGI Credit Documents” in the definition of “Permitted Liens” in its entirety and inserting the phrase “AGI Bonds (2016) Documents” in lieu thereof; and

(d)           Section 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by deleting the definitions of “AGH Bonds”, “AGI Bonds”, “AGI Credit Agreement”, “AGI Credit Agreement Agent”, “AGI Credit Agreement Debt”, “AGI Credit Agreement Lenders”, and “AGI Credit Documents” in their entirety.

(e)           Section 4.1(a) of the Credit Agreement is hereby modified and amended by (i) deleting the phrase “and after giving effect to the AGI Credit Documents” from subsection (xiii) thereof in its entirety and (ii) deleting clauses (y) and (z) and the phrase “(x)” from subsection (xix) thereof in their entirety.

(f)            Section 4.1(c) of the Credit Agreement is hereby modified and amended by deleting such section in its entirety and inserting “Intentionally Omitted.” in lieu thereof.

(g)           Section 5.1(u) of the Credit Agreement, Solvency, is hereby modified and amended by deleting the phrase “(after giving effect to the transactions contemplated by the Loan Documents and the AGI Credit Documents)” in its entirety.

(h)           Section 6.21 of the Credit Agreement, Additional Leasehold Mortgages, is hereby modified and amended by deleting each reference to “AGI Credit Agreement Agent” in its entirety and inserting the phrase “AGI Bonds (2016) Trustee” in lieu thereof, in each instance.

(i)            Section 7.2(b) of the Credit Agreement is hereby modified and amended by deleting the phrase “AGI Credit Documents” and inserting the phrase “AGI Bonds (2016) Documents” in lieu thereof.

(j)            Section 8.1(b) of the Credit Agreement is hereby modified and amended by deleting the phrase “AGI Credit Agreement Debt” and inserting “AGI Bonds (2016) Debt” in lieu thereof.

(k)           Section 8.2 of the Credit Agreement, Guaranties, is hereby modified and amended by (i) deleting the phrase “unsecured guaranties by the Borrower Parties of the AGI Bonds” in its entirety and inserting the phrase “guaranties by the Borrower Parties of the AGI Bonds (2016)” in lieu thereof.

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(l)            Section 8.6 of the Credit Agreement, Affiliate Transactions, is hereby modified and amended by deleting the phrase “or (c)” in its entirety and inserting the phrase “, (c) the AGI Intercompany Note, so long as subject to a subordination agreement in form and substance satisfactory to Administrative Agent, or (d)” in lieu thereof.

(m)          Section 8.14 of the Credit Agreement, Prepayments, is hereby modified and amended by deleting the phrase “except any Borrower may (i) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any Funded Debt permitted hereunder, and (ii) make payments, including prepayments permitted or required hereunder, with respect to the Obligations” in its entirety and inserting the phrase “except any Borrower Party may (i) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any Funded Debt permitted hereunder, and (ii) make payments, including prepayments permitted hereunder or required with respect to the Obligations and the obligations under the AGI Bonds (2016)” in lieu thereof.

(n)           Section 8.15 of the Credit Agreement, Negative Pledge, is hereby modified and amended by deleting the parenthetical “(other than the Loan Documents)” in its entirety and inserting “(other than the Loan Documents and the AGI Bonds (2016) Documents)” in lieu thereof.

(o)           Section 8.17 of the Credit Agreement, AGI Credit Documents, is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“Section 8.17  AGI Bonds (2016) Documents. Amend, replace, refinance, refund, restructure, supplement, modify, extend or otherwise modify the AGI Bonds (2016) Documents, or any of them, to contravene the provisions of the Intercreditor Agreement or in any manner which, after giving effect to any such modification, would result in any non-compliance with the terms and conditions of the Intercreditor Agreement.”

(p)           Section 8.18 to the Credit Agreement, Restrictions on CWFR, is hereby modified and amended by deleting each reference therein to “Credit Parties” and inserting the phrase “Borrower Parties” in lieu thereof in each such instance.

(q)           Section 9.1(l) of the Credit Agreement is hereby modified and amended by deleting such section in its entirety and inserting the following in lieu thereof:

“(l)          (i) There shall occur any default (after the expiration of any applicable cure period) under any AGI Bonds (2016) Document, including any “Event of Default” as such term is defined in the AGI Bonds (2016) Indenture, or (ii) any Borrower Party or an Affiliate thereof, including AGI, shall fail to

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observe or perform any covenant, condition or other agreement relating to any AGI Bonds (2016) Document, the effect of which is to cause, or permit any AGI Bonds (2016) Noteholder or the AGI Bonds (2016) Trustee, with or without any require notice, to demand all AGI Bonds (2016) Debt be paid, become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise);”

(r)            Schedule 5.1(m) to the Credit Agreement, Investments/Guaranties, is hereby modified and amended by deleting such Schedule in its entirety and inserting the Schedule 5.1(m) attached hereto in lieu thereof.

(s)           Schedule 8.1 to the Credit Agreement, Funded Debt, is hereby modified and amended by deleting such Schedule in its entirety and inserting the Schedule 8.1 attached hereto in lieu thereof.

2.             Additional Agreement with respect to certain other Loan Documents.  The Lender Group, AGI and the Borrower Parties each agree and acknowledge that the Security Agreement and the Affinity Pledge Agreement are hereby amended and modified as follows (and shall otherwise remain unchanged):

(a)           Where used in the Security Agreement, the phrase “AGI Bonds, the AGH Bonds and the AGI Credit Documents” shall be deleted in its entirety and the phrase “AGI Bonds (2016) Documents” shall be inserted in lieu thereof; and

(b)           Section 1(r) of the Affinity Pledge Agreement is deleted in its entirety and the following inserted in lieu thereof:

“(r)          Subject to the Intercreditor Agreement and the lien priority provisions set forth therein, the Obligations rank and shall continue to rank no less senior in right of payment to all Funded Debt under the AGI Bonds (2016) Documents.”

(c)           The phrase “the AGI Credit Documents and the AGI Bonds” in Section 5(k) of the Affinity Pledge Agreement is deleted in its entirety and the phrase “AGI Bonds (2016) Documents” inserted in lieu thereof

(d)           Where used in the Affinity Pledge Agreement, the term “AGI Credit Documents” shall in each instance be deleted in its entirety and the phrase “AGI Bonds (2016) Documents” shall be inserted in lieu thereof, in each instance.

3.             No Other Amendments or Waivers.  Except in connection with the amendment set forth above and in Section 15, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents.  Except for the amendment set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and the Borrowers hereby ratify and confirm their respective obligations thereunder.  This Amendment shall not constitute a modification of the

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Credit Agreement or any of the other Loan Documents or a course of dealing with the Administrative Agent or the Lenders at variance with the Credit Agreement or the other Loan Documents such as to require further notice by the Administrative Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein.  The Borrowers acknowledge and expressly agree that the Administrative Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents, as amended herein.  The Borrowers have no knowledge of any challenge to the Administrative Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

4.             Conditions Precedent to Effectiveness.  This Amendment shall become effective as of the date hereof when, and only when each of the following conditions has been met or duly waived by the Administrative Agent in writing:

(a)           AGI and the Borrower Parties, as appropriate, shall have issued the AGI Bonds (2016) and entered into the AGI Bonds (2016) Documents, which shall be in full force and effect, with all conditions to closing thereof satisfied or duly waived, and the proceeds thereof shall have been used to, among other things and with other transactions not prohibited by the terms of the Credit Agreement, (i) repay and terminate the AGI Credit Agreement (as such term was defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) and (ii) redeem and discharge the AGI Bonds and the AGH Bonds (as such terms were defined in the Credit Agreement immediately prior to the effectiveness of this Amendment) and the corresponding Funded Debt.  The Lender Group shall have received a certificate of an Authorized Signatory of Camping World so stating the foregoing, together with evidence satisfactory to the Lender Group of each of the foregoing with such other documentation as the Lender may reasonably request (including, without limitation, evidence of pay-off), and together with a true, correct and complete copy of the AGI Bonds (2016) Documents, including all exhibits and schedules thereto, which shall be in form and substance satisfactory to the Lender Group;

(b)           The rights of the AGI Bonds (2016) Noteholders and AGI Bonds (2016) Trustee with respect to the Collateral shall be subordinated to the rights of the holders of the Obligations with respect to the Collateral pursuant to the Intercreditor Agreement, which shall be in form and substance satisfactory to the Administrative Agent.

(c)           The Administrative Agent shall have received evidence of the pay-off of and release of all Liens with respect to the AGI Credit Documents (as such term was defined in the Credit Agreement immediately prior to the effectiveness of this Amendment), in each case to the satisfaction of the Administrative Agent;

(d)           The Administrative Agent shall have received a duly executed subordination agreement subordinating the AGI Intercompany Note (as such term is used in Section 1(a) above) in right and time of payment to the Obligations and containing such other terms and conditions satisfactory to Administrative Agent; and

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(e)           The Administrative Agent shall have received the counterparts of this Amendment duly executed by the Borrowers, the Guarantors, the Administrative Agent, Issuing Bank, the Swing Bank and the Lenders and a duly executed acknowledgement and agreement to this Amendment by AGI.

5.             Reaffirmation of Obligations.  All Obligations owing by the Borrowers, together with all fees, costs, expenses and other charges now or hereafter payable by the Borrowers to the Administrative Agent and each Lender, are unconditionally owing by the Borrowers to the Administrative Agent and each Lender, jointly and severally, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever. The Borrowers hereby acknowledge that the Loan Documents to which it is a party and the Obligations constitute the valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), and the Borrowers hereby reaffirm their obligations under the Loan Documents. Without limiting the generality of the foregoing, each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents in each case effective as of the date hereof.

6.             Representations and Warranties of the Borrower Parties.  In consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders, each Borrower Party hereby represents and warrants in favor of the Lender Group as follows:

(a)           each Borrower Party has the corporate power and authority (i) to enter into this Amendment and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by such Borrower Party;

(b)           each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Amendment in accordance with the terms hereof and to consummate the transactions contemplated hereby;

(c)           each Borrower Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect.  None of such Necessary Authorizations is the subject of any pending or, to the best of each Borrower Party’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization.  No Borrower Party or any Subsidiary of a Borrower Party is required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance of this Amendment or any other Loan Document, in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby;

(d)           the execution, delivery, and performance of this Amendment in accordance with its terms and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under, the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Borrower Party or under any material indenture, agreement, or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of its

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properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with any Borrower Party except Permitted Liens;

(e)           this Amendment has been duly executed and delivered by such Borrower Party, and is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(f)            no Default or Event of Default exists under the Credit Agreement or the other Loan Documents;

(g)           as of the date hereof, all representations and warranties of the Borrower Parties set forth in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects; and

(h)           the Loan Documents to which such Borrower Party is a party, including, without limitation, the Credit Agreement, constitute the legal, valid and binding obligations of such Borrower Party, enforceable in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

7.             Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.

8.             Reference to and Effect on the Loan Documents.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

9.             Affirmation of Guaranty.  By executing this Amendment, each of the Guarantors hereby acknowledges, consents and agrees that all of its obligations and liabilities under the provisions of the Credit Agreement remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under the Credit Agreement or any of the other Loan Documents to which it is a party.

10.           Costs, Expenses and Taxes.  The Borrowers agree, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this

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Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.  In addition, the Borrowers agree, jointly and severally, to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agree to save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

11.           Section Titles.  The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

12.           Entire Agreement.  This Amendment and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

13.           Under Seal; Governing Law.  This Amendment is intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents

14.           Loan Document.  This Amendment shall be deemed to be a Loan Document for all purposes.

15.           Consent.  The Lender Group hereby consents to AGI and the Borrower Parties entering into the AGI Bonds (2016) Documents and authorizes the Administrative Agent to enter into the “Intercreditor Agreement” referred to in Section 1(b), in each case subject to the conditions set forth in Section 4.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	CAMPING WORLD, INC., a Kentucky corporation

	By:	/s/Kenneth W. Marshall
	Name:	Kenneth W. Marshall
	Title:	EVP Finance and Administration

CWI, INC., a Kentucky corporation

	By:	/s/Kenneth W. Marshall
	Name:	Kenneth W. Marshall
	Title:	EVP Finance and Administration

GUARANTORS:	CAMPING WORLD INSURANCE SERVICES OF KENTUCKY, INC., a Delaware corporation

	By:	/s/Kenneth W. Marshall
	Name:	Kenneth W. Marshall
	Title:	EVP Finance and Administration

CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC., a Nevada corporation

	By:	/s/Kenneth W. Marshall
	Name:	Kenneth W. Marshall
	Title:	EVP Finance and Administration

THIRD AMENDMENT TO CREDIT AGREEMENT

CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC., a Texas corporation

By:	/s/Kenneth W. Marshall
Name:	Kenneth W. Marshall
Title:	EVP Finance and Administration

CW MICHIGAN, INC., a Delaware corporation

By:	/s/Kenneth W. Marshall
Name:	Kenneth W. Marshall
Title:	EVP Finance and Administration

OUTDOOR BUYS, INC., a Kentucky corporation (formerly known as CAMPING REALTY, INC., a Kentucky corporation)

By:	/s/Kenneth W. Marshall
Name:	Kenneth W. Marshall
Title:	EVP Finance and Administration

CAMPING WORLD CARD SERVICES, INC., an Ohio corporation

By:	/s/Kenneth W. Marshall
Name:	Kenneth W. Marshall
Title:	EVP Finance and Administration

THIRD AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT,
SWING BANK, ISSUING BANK
AND LENDERS:	SUNTRUST BANK, as the Administrative Agent, Swing Bank, Issuing Bank and a Lender

	By:	/s/Angela Leake
Name: Angela Leake
Title: Vice President

THIRD AMENDMENT TO CREDIT AGREEMENT

ACKNOWLEDGMENT AND AGREEMENT

November 30, 2010

This Acknowledgment and Agreement (this “Acknowledgment”) makes reference to that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of March 1, 2010, by and among Camping World, Inc., a Kentucky corporation, CWI, Inc., a Kentucky corporation, the entities signatory thereto as guarantors from time to time, the financial institutions party thereto as lenders from time to time, and SunTrust Bank, as the administrative agent (the “Administrative Agent”), as amended by that certain First Amendment to Credit Agreement, dated as of April 22, 2010, as further amended by that certain Second Amendment to Credit Agreement, dated as of May 3, 2010, and as further amended by that certain Third Amendment to Credit Agreement, dated on or about the date hereof (the “Third Amendment”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Affinity Group, Inc., a Delaware corporation (“AGI”), by its execution hereto acknowledges, consents and agrees to the Third Amendment including, without limitation, to the extent the Third Amendment amends the Affinity Pledge Agreement.  AGI further acknowledges, consents and agrees that all of its obligations and liabilities under the provisions of the Affinity Pledge Agreement and the other Loan Documents to which AGI is a party (if any) remain in full force and effect, and that the execution and delivery of this Acknowledgement or the Third Amendment by the parties thereto and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under the Affinity Pledge Agreement and the other Loan Documents to which AGI is a party (if any).  The obligations and liabilities of AGI under the Affinity Pledge Agreement and the other Loan Documents to which AGI is a party (if any) constitute valid and binding obligations of AGI enforceable against AGI in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), and AGI hereby reaffirms its obligations thereunder. Any signature to this Acknowledgement delivered by electronic transmission shall be deemed an original signature hereto.  This Acknowledgement shall be governed by the laws of the State of Georgia, without regard to the conflict of laws principles thereof.

AFFINITY GROUP, INC., a Delaware corporation

By:	/s/Thomas F. Wolfe
	Name:	Thomas F. Wolfe
	Title:	SVP/CFO

Schedule 5.1 (m)

Investments/Guaranties

1.             CWFR Capital Corp., a Delaware corporation (“CWFR”), holds a preferred membership interest in FreedomRoads Holding Company, LLC , a Minnesota limited liability company (“Freedom Roads”). The preferred membership interest has a face amount of $88.2 million and is entitled to receive a preferred payment from FreedomRoads at 10-7/8% per annum when and as declared by the Board of Governors of FreedomRoads from any source legally available therefor. Any portion of the preferred payment not paid accumulates and is compounded semi-annually until paid. FreedomRoads may redeem the preferred membership interest upon the payment of $88.2 million plus the accrued and unpaid preferred return to the date of redemption. FreedomRoads will be required to redeem the preferred membership interest at that same redemption price if there is a sale or reorganization of the membership interests of FreedomRoads or a sale of substantially all of the assets of FreedomRoads.

2.             Guaranty of AGI Bonds (2016) Debt by Camping World, Inc., CWI, Inc., Outdoor Buys, Inc., f/k/a Camping Realty, Inc., Camping World Insurance Services of Nevada, Inc., Camping World Insurance Services of Kentucky, Inc., Camping World Insurance Services of Texas, Inc., CW Michigan, Inc. and Camping World Card Services, Inc.

Schedule 8.1

Funded Debt

Guaranty of AGI Bonds (2016) Debt by Camping World, Inc., CWI, Inc., Outdoor Buys, Inc., f/k/a Camping Realty, Inc., Camping World Insurance Services of Nevada, Inc., Camping World Insurance Services of Kentucky, Inc., Camping World Insurance Services of Texas, Inc., CW Michigan, Inc. and Camping World Card Services, Inc.

Funded debt owed by Camping World, Inc. under the AGI Intercompany Note.

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FOURTH AMENDMENT TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 30, 2010, by and among CAMPING WORLD, INC., a Kentucky corporation, CWI, INC., a Kentucky corporation (collectively, the “Borrowers” and each, individually a “Borrower”), the Guarantors (as defined in the hereinafter-defined Credit Agreement), the Lenders (as defined in the hereinafter-defined Credit Agreement) party hereto, and SUNTRUST BANK, as the administrative agent (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the certain Subsidiaries of a Borrower party thereto as guarantors, the Issuing Bank, the Administrative Agent and the Lenders are parties to that certain Credit Agreement, dated as of March 1, 2010, as amended by that certain First Amendment to Credit Agreement, dated as of April 22, 2010, as further amended by that certain Second Amendment to Credit Agreement, dated as of May 3, 2010 and as further amended by that certain Third Amendment to Credit Agreement, dated as of November 30, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), pursuant to which the Lenders have agreed to make the certain financial accommodations available to the Borrowers from time to time pursuant to the terms and conditions thereof;

WHEREAS, the Borrowers have requested that certain terms and conditions of the Credit Agreement be amended, and the Administrative Agent, the Lenders and, by their respective acknowledgment hereof, the Guarantors have agreed to the requested amendments on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

(a)                                  Section 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by inserting the following new definitions in appropriate alphabetical order:

““Affiliate Debtor” shall mean an Account Debtor that is an Affiliate of the Borrower Parties that is not itself a Borrower Party, and “Affiliate Debtors” shall mean all of them.

“Letter of Credit Sublimit” shall mean an amount equal to the lesser of (i) $5,000,000 and (ii) the Revolving Loan Commitment minus the Aggregate Revolving Credit Obligations (except for Letter of Credit Obligations outstanding under the Revolving Loan Commitment or the Letter of Credit Commitment).”

(b)                                 Section 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by deleting the definitions of “Availability”, “Availability Block”, “Availability Block

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Reduction Period”, “Available Letter of Credit Amount”, “Interest Rate Margin”, “Letter of Credit Commitment”, “Maturity Date”, and “Revolving Loan Commitment”, in their entirety and inserting the following definitions in lieu thereof:

“Availability” shall mean, as of any particular time, the lesser of (a) the sum of the Revolving Loan Commitment minus the Aggregate Revolving Credit Obligations other than the aggregate amount of all Letter of Credit Obligations then outstanding under the Letter of Credit Commitment and (b) the sum of the Borrowing Base minus the Aggregate Revolving Credit Obligations.

“Availability Block” shall mean (a) during the Availability Block Reduction Period, $4,500,000 and (b) at all other times, $5,000,000.

“Availability Block Reduction Period” shall mean the period from and including December 30, 2010 until and including June 30, 2011.

“Available Letter of Credit Amount” shall mean, as of any particular time, an amount equal to the lesser of (a) (i) the Letter of Credit Commitment plus (ii) the Letter of Credit Sublimit minus (iii) the aggregate amount of all Letter of Credit Obligations then outstanding and (b) the sum of the Borrowing Base minus the Aggregate Revolving Credit Obligations.

“Interest Rate Margin” shall mean 2.75%.

“Letter of Credit Commitment” shall mean the obligation of the Issuing Bank to issue Letters of Credit in an aggregate face amount from time to time not to exceed $5,000,000 pursuant to the terms of this Agreement.

“Maturity Date” shall mean September 1, 2014.

“Revolving Loan Commitment” shall mean the several obligations of the Lenders to advance the aggregate amount of up to $20,000,000 to Borrowers on or after the Agreement Date in accordance with their respective Revolving Commitment Ratios, and of which an amount up to the Letter of Credit Sublimit may be used by the Borrowers for Letters of Credit, in each case pursuant to the terms of this Agreement and as such amount may be reduced from time to time pursuant to the terms of this Agreement.”

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(c)                                  Section 1.1 of the Credit Agreement, Definitions, is hereby modified and amended by deleting each of the phrases “(a)” and “and (b) 1.00%” in the definition of “Eurodollar Rate” in their entirety so that after giving effect thereto such definition shall read as follows:

““Eurodollar Rate” shall mean that rate per annum effective on any Eurodollar Index Determination Date equal to the British Bankers’ Association Interest Settlement Rate per annum for deposits in Dollars for a period equal to one (1) month appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Bankers’ Association for the display of such Association’s Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) on the day that is two (2) Business Days prior to such Eurodollar Index Determination Date, or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable, the Eurodollar Rate shall mean the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest one one-hundredth of one percent (1/100th of 1%)) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the Eurodollar Index Determination Date by leading banks in the London interbank market as of 10:00 a.m. for delivery on such Eurodollar Index Determination Date for a one (1) month period.”

(d)                                 Section 2.5 of the Credit Agreement, Prepayment/Reduction of Revolving Loan Commitment, is hereby modified and amended by deleting clause (b)(z) thereof in its entirety and inserting the following in lieu thereof:

“(z) in the case of reduction or cancellation of the Revolving Loan Commitment or the Letter of Credit Commitment, secure the Letter of Credit Obligations through the delivery of cash collateral in an amount equal to one hundred five percent (105%) of the Letters of Credit Obligations in excess of the sum of the Letter of Credit Commitment plus the Letter of Credit Sublimit (after giving effect to such reduction or cancellation).”

(e)                                  Section 2.15 of the Credit Agreement, Letters of Credit, is hereby modified and amended by deleting the phrase “Subject to the terms and conditions of this Agreement, the Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c), hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Letter of Credit Commitment” and inserting the following in lieu thereof:

“Subject to the terms and conditions of this Agreement, the Issuing

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Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in Section 2.15(c), hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Letter of Credit Commitment plus the Letter of Credit Sublimit, but in no event in an outstanding face amount exceeding the Available Letter of Credit Amount with respect to the issuance of any individual Letter of Credit.”

(f)                                    Section 2.15 of the Credit Agreement, Letters of Credit, is hereby modified and amended by inserting the following new clause (j) at the end thereof:

“(j)                               All Letters of Credit issued pursuant to this Agreement shall be deemed to have been issued first, under the Letter of Credit Commitment up to the maximum amount set forth in the definition thereof and second, under the Revolving Loan Commitment and the Letter of Credit Sublimit discussed in the definition thereof.   Nothing in this clause (j) shall be deemed to allow any Letters of Credit or related Obligations in excess of any applicable limitation set forth in this Agreement (including, without limitation, those set forth in this Section 2.15).

(g)                                 Section 6.14 of the Credit Agreement, Administration of Accounts, is hereby modified and amended by deleting from clause (b) thereof the phrase “to make a Base Rate Advance or Borrowers” in its entirety and inserting the phrase “to make a Base Rate Advance to Borrowers” in lieu thereof.

(h)                                 Section 7.3 of the Credit Agreement, Compliance Certificates, is hereby modified and amended by deleting clause (a) thereof in its entirety and inserting the following in lieu thereof:

“(a)                            Setting forth as at the end of the relevant period the arithmetical calculations required to establish the Financial Covenants for such period as well as, with respect to the financial statements furnished pursuant to Section 7.1(a), summary information with respect to compliance with Section 8.19 (including a list of Affiliate Debtors and amounts owed by each such Affiliate Debtor to each Borrower Party).”

(i)                                     Article 8 of the Credit Agreement, Negative Covenants, is hereby modified and amended by inserting the following new Section 8.19 at the end thereof:

“Section 8.19                          Affiliate Debtors.  The Borrowers Parties shall not have, in the aggregate, more than (i) $8,000,000 of Accounts due from Affiliate Debtors in excess of Accounts due to Affiliate Debtors from the Borrower Parties or (ii) $6,000,000 of Accounts due from FreedomRoads in excess of Accounts due to FreedomRoads from the Borrower Parties, in each case as of the last day of each calendar month.”

(j)                                     Section 9.1 of the Credit Agreement, Events of Default, is hereby modified and amended by deleting clause (c) of such section in its entirety and inserting the following in lieu thereof:

“(c)                            Any Borrower Party shall default in the performance or observance of any agreement or covenant contained in (i) Section 8.19 and such default is not cured to the Majority Lenders’ satisfaction within five (5) Business Days of the occurrence of such default or (ii) Section 2.12, 6.1, 6.5, 6.6, 6.7, 6.10, 6.12 or 6.15 or in Article 7 or Article 8 or in any Security Document.”

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(k)                                  Exhibit C to the Credit Agreement, Form of Compliance Certificate, is hereby modified and amended by deleting such Exhibit in its entirety and inserting the Exhibit C attached hereto in lieu thereof.

(l)                                     Exhibit F to the Credit Agreement, Form of Request for Issuance of Letter of Credit, is hereby modified and amended by deleting the phrase “under the Letter of Credit Commitment” from such Exhibit in its entirety.

(m)                               Schedule 1.1(a) to the Credit Agreement, Revolving Loan Commitment, Letter of Credit Commitment and Aggregate Commitment Ratios, is hereby modified and amended by deleting such Schedule in its entirety and inserting the Schedule 1.1(a) attached hereto in lieu thereof.

(n)                                 Schedule 5.1(o) to the Credit Agreement, Intellectual Property; Licenses; Certifications, is hereby modified and amended by adding and supplementing such schedule with the copyrights set forth on Schedule 1 attached hereto.

2.                                       No Other Amendments or Waivers.  Except in connection with the amendment set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the other Loan Documents.  Except for the amendment set forth above, the text of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect and the Borrowers hereby ratify and confirm their respective obligations thereunder.  This Amendment shall not constitute a modification of the Credit Agreement or any of the other Loan Documents or a course of dealing with the Administrative Agent or the Lenders at variance with the Credit Agreement or the other Loan Documents such as to require further notice by the Administrative Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Loan Documents in the future, except as expressly set forth herein.  The Borrowers acknowledge and expressly agree that the Administrative Agent and the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Loan Documents, as amended herein.  The Borrowers have no knowledge of any challenge to the Administrative Agent’s or any Lender’s claims arising under the Loan Documents, or to the effectiveness of the Loan Documents.

3.                                       Conditions Precedent to Effectiveness.  This Amendment shall become effective as of the date hereof when, and only when each of the following conditions has been met or duly waived by the Administrative Agent in writing:

(a)                                  Administrative Agent shall have received, for its own account, an amendment and advisory fee in the amount of $500,000 (the “Amendment and Advisory Fee”), which Amendment and Advisory Fee shall be fully earned and due and payable on the date hereof;

(b)                                 After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions

5

contemplated herein;

(c)                                  After giving effect to this Amendment, all representations and warranties of the Borrower Parties set forth in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects as of the date hereof; and

(d)                                 The Administrative Agent shall have received the counterparts of this Amendment duly executed by the Borrowers, the Guarantors, the Administrative Agent, Issuing Bank, the Swing Bank and the Lenders, as well as a signed acknowledgement and reaffirmation with respect to the Letter of Credit Reimbursement Agreement.

4.                                       Reaffirmation of Obligations.  All Obligations owing by the Borrowers, together with all fees, costs, expenses and other charges now or hereafter payable by the Borrowers to the Administrative Agent and each Lender, are unconditionally owing by the Borrowers to the Administrative Agent and each Lender, jointly and severally, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever. The Borrowers hereby acknowledge that the Loan Documents to which it is a party and the Obligations constitute the valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), and the Borrowers hereby reaffirm their obligations under the Loan Documents. Without limiting the generality of the foregoing, each Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents in each case effective as of the date hereof.

5.                                       Representations and Warranties of the Borrower Parties.  In consideration of the execution and delivery of this Amendment by the Administrative Agent and the Lenders, each Borrower Party hereby represents and warrants in favor of the Lender Group as follows:

(a)                                  each Borrower Party has the corporate power and authority (i) to enter into this Amendment and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by such Borrower Party;

(b)                                 each Borrower Party has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Amendment in accordance with the terms hereof and to consummate the transactions contemplated hereby;

(c)                                  each Borrower Party has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect.  None of such Necessary Authorizations is the subject of any pending or, to the best of each Borrower Party’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization.  No Borrower Party or any Subsidiary of a Borrower Party is required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance of this Amendment or any other Loan Document, in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby;

6

(d)                                 the execution, delivery, and performance of this Amendment in accordance with its terms and the consummation of the transactions contemplated hereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under, the certificate of incorporation or formation or by-laws, partnership agreement or operating agreement of any Borrower Party or under any material indenture, agreement, or other instrument to which any Borrower Party is a party or by which any Borrower Party or any of its properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with any Borrower Party except Permitted Liens;

(e)                                  this Amendment has been duly executed and delivered by such Borrower Party, and is a legal, valid and binding obligation of such Borrower Party, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(f)                                    no Default or Event of Default exists under the Credit Agreement or the other Loan Documents;

(g)                                 as of the date hereof, all representations and warranties of the Borrower Parties set forth in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects; and

(h)                                 the Loan Documents to which such Borrower Party is a party, including, without limitation, the Credit Agreement, constitute the legal, valid and binding obligations of such Borrower Party, enforceable in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

6.                                       Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.

7.                                       Reference to and Effect on the Loan Documents.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

8.                                       Affirmation of Guaranty.  By executing this Amendment, each of the Guarantors

7

hereby acknowledges, consents and agrees that all of its obligations and liabilities under the provisions of the Credit Agreement remain in full force and effect, and that the execution and delivery of this Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify its obligations and liability under the Credit Agreement or any of the other Loan Documents to which it is a party.  Without limiting the foregoing or any other provision of the Loan Documents, each Guarantor acknowledges and agrees that this Amendment extends the stated maturity date of certain Obligations under the Credit Agreement and may increase the principal amount of the Obligations and the interest, fees or other amounts that may accrue from time to time in respect thereof, and each Guarantor acknowledges and reaffirms their continuing, unconditional guaranty of the Obligations including, without limitation, as may be increased or extended pursuant to the terms of this Amendment.

9.                                       Release. In consideration for the accommodations provided pursuant to this Amendment, and acknowledging that the Administrative Agent and Lenders will be specifically relying on the following provisions as a material inducement in entering into this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower Party hereby releases, remises and forever discharges the Administrative Agent and the Lenders and their respective agents, servants, employees, directors, officers, attorneys, accountants, consultants, affiliates, representatives, receivers, trustees, subsidiaries, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, damages, losses, demands, liabilities, obligations, actions and causes of action whatsoever (whether arising in contract or in tort, and whether at law or in equity), whether known or unknown, matured or contingent, liquidated or unliquidated, in any way arising from, in connection with, or in any way concerning or relating to the Credit Agreement, the other Loan Documents, and/or any dealings with any of the Released Parties in connection with the transactions contemplated by such documents or this Amendment prior to date hereof.  This release shall be and remain in full force and effect notwithstanding the discovery by each Borrower Party after the date hereof (a) of any new or additional claim against any Released Party, (b) of any new or additional facts in any way relating to the subject matter of this release, (c) that any fact relied upon by it was incorrect or (d) that any representation made by any Released Party was untrue or that any Released Party concealed any fact, circumstance or claim relevant to such Borrower’s execution of this release.

10.                                 Costs, Expenses and Taxes.  The Borrowers agree, jointly and severally, to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder.  In addition, the Borrowers agree, jointly and severally, to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agree to save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

11.                                 Section Titles.  The section titles contained in this Amendment are included for

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the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

12.                                 Entire Agreement.  This Amendment and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.

13.                                 Under Seal; Governing Law.  This Amendment is intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents

14.                                 Loan Document.  This Amendment shall be deemed to be a Loan Document for all purposes.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	CAMPING WORLD, INC., a Kentucky corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CWI, INC., a Kentucky corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

GUARANTORS:	CAMPING WORLD INSURANCE SERVICES OF KENTUCKY, INC., a Delaware corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC., a Nevada corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

FOURTH AMENDMENT TO CREDIT AGREEMENT

CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC., a Texas corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CW MICHIGAN, INC., a Delaware corporation

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

OUTDOOR BUYS, INC., a Kentucky corporation (formerly known as CAMPING REALTY, INC., a Kentucky corporation)

	By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Executive Vice President

CAMPING WORLD CARD SERVICES, INC., an Ohio corporation

By:	/s/Brent Moody
Name:	Brent Moody
Title:	Executive Vice President

FOURTH AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT, SWING BANK, ISSUING BANK AND LENDERS:
SUNTRUST BANK, as the Administrative Agent, Swing Bank, Issuing Bank and a Lender

	By:	/s/ Walter W. Bolton
		Name:	Walter W. Bolton
		Title:	Managing Director

FOURTH AMENDMENT TO CREDIT AGREEMENT

ACKNOWLEDGMENT AND REAFFIRMATION

December 30, 2010

This Acknowledgment and Reaffirmation (this “Acknowledgment”) makes reference to that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of March 1, 2010, by and among Camping World, Inc., a Kentucky corporation, CWI, Inc., a Kentucky corporation, the entities signatory thereto as guarantors from time to time, the financial institutions party thereto as lenders from time to time, and SunTrust Bank, as the administrative agent (the “Administrative Agent”), as amended by that certain First Amendment to Credit Agreement, dated as of April 22, 2010, as further amended by that certain Second Amendment to Credit Agreement, dated as of May 3, 2010, as further amended by that certain Third Amendment to Credit Agreement, dated as of November 30, 2010, and as further amended by that certain Fourth Amendment to Credit Agreement, dated on or about the date hereof (the “Fourth Amendment”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Affinity Group, Inc., a Delaware corporation (“AGI”), by its execution hereto acknowledges, consents and agrees to the Fourth Amendment and hereby reaffirms all of its obligations and covenants under the Letter of Credit Reimbursement Agreement.  The obligations and liabilities of AGI under the Letter of Credit Reimbursement Agreement constitute valid and binding obligations of AGI enforceable against AGI in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity), and AGI hereby reaffirms its obligations thereunder, before and after giving effect to the Fourth Amendment. Any signature to this Acknowledgement delivered by electronic transmission shall be deemed an original signature hereto.  This Acknowledgement shall be governed by the laws of the State of Georgia, without regard to the conflict of laws principles thereof.

AFFINITY GROUP, INC., a Delaware corporation

By:	/s/Michael Schneider
Name:	Michael Schneider
Title:	President and CEO

Schedule 1.1(a)

Revolving Loan Commitment, Letter of Credit Commitment and Aggregate Commitment Ratios

Lender	Revolving Loan Commitment	Revolving Commitment Ratio	Letter of Credit Commitment	Aggregate Commitment	Aggregate Commitment Ratio

SunTrust Bank	$20,000,000	100%	$5,000,000	$25,000,000	100%

Totals	$20,000,000	100%	$5,000,000	$25,000,000	100%

Schedule 1

Copyrights

Camping World, Inc.

No.	Owner	Full Title	Copyright Number	Date
1.	Camping World, Inc.	Camping World 1989 discover catalog.	TX0002541721	1989
2.	Camping World, Inc.	Camping World and coachmen give you two chances to catch a leprechaum.	TX0002778805	1990
3.	Camping World, Inc.	Camping World : discover ... : catalog.	CSN0086785	1990
4.	Camping World, Inc.	Camping World : master ....	CSN0078879	1992
5.	Camping World, Inc.	Camping World : master ....	CSN0078879	1991
6.	Camping World, Inc.	Camping World : master ....	CSN0078879	1990
7.	Camping World, Inc.	Camping World : master ....	CSN0078879	1989
8.	Camping World, Inc.	Camping World : master ....	CSN0078879	1988
9.	Camping World, Inc.	Camping World president’s club quarterly.	CSN0086786	1991
10.	Camping World, Inc.	Camping World president’s club quarterly.	CSN0086786	1990
11.	Camping World, Inc.	Camping World : sale ....	CSN0084222	1995
12.	Camping World, Inc.	Camping World : sale ....	CSN0084222	1992
13.	Camping World, Inc.	Camping World : sale ....	CSN0084222	1991
14.	Camping World, Inc.	Camping World : sale ....	CSN0084222	1990
15.	Camping World, Inc.	Camping World : sale ....	CSN0084222	1989
16.	Camping World, Inc.	Lifestyles : clothing for the RVer from Camping World.	CSN0087700	1990
17.	Camping World, Inc.	RV view : a newsletter for club members only / Camping World President’s Club.	CSN0095060	1991
18.	Camping World, Inc. President’s Club	RV view : a newsletter for club members only / Camping World President’s Club.	CSN0095060	2001
19.	Camping World, Inc. President’s Club	RV view : a newsletter for club members only / Camping World President’s Club.	CSN0095060	2000
20.	Camping World, Inc. President’s Club	RV view : a newsletter for club members only / Camping World President’s Club.	CSN0095060	1999
21.	Camping World, Inc. President’s Club	RV view : a newsletter for club members only / Camping World President’s Club.	CSN0095060	1998

CWI, Inc.

No.	Owner	Full Title	Copyright Number	Date
1.	CWI, Inc.	1996 Camping World camper accessories catalog.	TX0004242090	1996
2.	CWI, Inc.	Camping World : catalog.	CSN0078879	2002
3.	CWI, Inc.	Camping World : catalog.	CSN0078879	2001
4.	CWI, Inc.	Camping World : catalog.	CSN0078879	2000
5.	CWI, Inc.	Camping World : catalog.	CSN0078879	1999
6.	CWI, Inc.	Camping World : catalog.	CSN0078879	1998

7.	CWI, Inc.	Camping World : catalog.	CSN0078879	1997
8.	CWI, Inc.	Camping World : fall 1996.	TX0004345512	1996
9.	CWI, Inc.	Camping World hard to find parts catalog : 5514.	TX0003602039	1993
10.	CWI, Inc.	Camping World holiday 1995.	TX0004086226	1995
11.	CWI, Inc.	Camping World holiday 2000.	TX0005277685	2000
12.	CWI, Inc.	Camping World holiday cash-saving coupon sale.	TX0004957081	1998
13.	CWI, Inc.	Camping World : holiday gift guide ....	CSN0107405	1994
14.	CWI, Inc.	Camping world : late summer 2002.	TX0005640175	2002
15.	CWI, Inc.	Camping World : master ....	CSN0078879	1996
16.	CWI, Inc.	Camping World : master ....	CSN0078879	1995
17.	CWI, Inc.	Camping World : master ....	CSN0078879	1994
18.	CWI, Inc.	Camping World : master ....	CSN0078879	1993
19.	CWI, Inc.	Camping World master 2001 : [catalog]	TX0005360025	2001
20.	CWI, Inc.	Camping World : sale ....	CSN0084222	1996
21.	CWI, Inc.	Camping World : sale ....	CSN0084222	1995
22.	CWI, Inc.	Camping World : sale ....	CSN0084222	1994
23.	CWI, Inc.	Camping World : sale ....	CSN0084222	1993
24.	CWI, Inc.	Camping World : sale ....	CSN0084222	1992
25.	CWI, Inc.	Camping World : spring 2000.	TX0005154345	2000
26.	CWI, Inc.	Camping World summer sale 1999.	TX0005003565	1999
27.	CWI, Inc.	Camping World summer sale ‘93 : catalog.	TX0003577683	1993
28.	CWI, Inc.	Camping world winter 2002.	TX0005533744	2001
29.	CWI, Inc.	Camping World winter sale.	TX0004425015	1996

Exhibit C

Form of Compliance Certificate

(attached)

As of January 24, 2011

Camping World, Inc.

250 Parkway Drive, Suite 27

Lincolnshire, IL 60069

Attn: Brent Moody

Telecopy No.: (847) 808-7015

Email: bmoody@campingworldrv.com

Re:  Covenant with respect to Affiliate Debtors

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 1, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement) by and among Camping World, Inc., a Kentucky corporation and CWI, Inc., a Kentucky corporation, as borrowers (collectively, the “Borrowers” and each, individually a “Borrower”), the certain Subsidiaries of Borrowers party thereto as Guarantors, the financial institutions party thereto as the Lenders (“Lenders”), SunTrust Bank, as the Issuing Bank, and SunTrust Bank, as the Administrative Agent (“Administrative Agent”).

Administrative Agent and Lenders hereby agree that the covenants of the Borrower Parties under Section 8.19 of the Credit Agreement (“Affiliate Debtors”) shall only be effective and binding on the Borrower Parties on and after February 1, 2011 and no Default or Event of Default shall arise under the Credit Agreement or the other Loan Documents solely as a result of the Borrower Parties failure to comply with Section 8.19 of the Credit Agreement prior to February 1, 2011.

Except as expressly set forth herein, this letter agreement shall not, by implication or otherwise, limit, impair constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent or Lenders under the Credit Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances.

This letter agreement shall constitute a Loan Document.  This letter agreement shall be subject to the provisions regarding governing law, waiver of jury trial, jurisdiction and venue applicable to the Credit Agreement.  This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This letter agreement shall not become effective until executed by the Administrative Agent, the Lenders and the Borrowers.  Delivery of an executed counterpart of this letter agreement by telefacsimile or other electronic transmission shall be equally as effective as delivery of an original executed counterpart of this letter agreement.

Very Truly Yours,

SUNTRUST BANK, as the Administrative Agent

and a Lender

By:		/s/ Angela Leake
	Name:	Angela Leake
	Title:	Vice President

Acknowledged and Agreed to as

of the date first written above:

CAMPING WORLD, INC., as a Borrower

By:		/s/ Brent Moody
	Name:	Brent Moody
Title: Executive Vice President

CWI, INC., as a Borrower

By:		/s/ Brent Moody
	Name:	Brent Moody
Title: Executive Vice President

FIFTH AMENDMENT TO CREDIT AGREEMENT

This FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of February 23, 2011 by and among CAMPING WORLD, INC., a Kentucky corporation, CWI, INC., a Kentucky corporation (collectively, the “Borrowers” and each, individually a “Borrower”), the Guarantors (as defined in the hereinafter-defined Credit Agreement), the Lenders (as defined in the hereinafter-defined Credit Agreement) party hereto, and SUNTRUST BANK, as the administrative agent (the “Administrative Agent”) in order to amend and modify certain terms of that certain Credit Agreement, dated as of March 1, 2010, by and among the Borrowers, the Guarantors, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).   Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

The parties hereto agree that upon execution of this Amendment by the Borrowers, the Guarantors, the Administrative Agent and the Lenders, Section 1.1 of the Credit Agreement, Definitions, shall be hereby modified and amended by deleting clause (a) of the definition of “Change in Control” in its entirety and inserting the following in lieu thereof:

“(a) Permitted Holder ceases to directly or indirectly own and control more than fifty percent (50%) of the outstanding voting Equity Interests of AGI; provided, however, that the occurrence of such event as a result of the death of Permitted Holder shall not be considered a Change in Control during the time JPMorgan Chase & Co. controls, as trustee for the estate of Permitted Holder, more than fifty percent (50%) of the outstanding voting Equity Interests of AGI,”

Except in connection with the foregoing, this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders or any provision of the Loan Documents.  Except for the foregoing amendment, all Loan Documents shall remain unchanged and in full force and effect and the Borrowers and Guarantors hereby ratify and confirm their respective obligations thereunder.  This Amendment shall not constitute a course of dealing with the Administrative Agent or the Lenders at variance with the Loan Documents such as to require notice by the Administrative Agent or the Lenders for strict compliance with the terms thereof.

This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.  Any signatures delivered by a party by electronic transmission shall be deemed an original signature hereto.  This Amendment and the other Loan Documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby. This Amendment shall be governed by the laws of the State of Georgia, without regard to the conflict of laws principles thereof.  This Amendment shall be a Loan Document for all purposes.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWERS:	CAMPING WORLD, INC., a Kentucky corporation

	By:	/s/Brent Moody
		Name:	Brent Moody
		Title:	Chief Administrative Officer and Executive Vice President

CWI, INC., a Kentucky corporation

	By:	/s/Brent Moody
		Name:	Brent Moody
		Title:	Chief Administrative Officer and Executive Vice President

GUARANTORS:	CAMPING WORLD INSURANCE SERVICES OF KENTUCKY, INC., a Delaware corporation

	By:	/s/Brent Moody
		Name:	Brent Moody
		Title:	Chief Administrative Officer and Executive Vice President

CAMPING WORLD INSURANCE SERVICES OF NEVADA, INC., a Nevada corporation

	By:	/s/Brent Moody
		Name:	Brent Moody
		Title:	Chief Administrative Officer and Executive Vice President

FIFTH AMENDMENT TO CREDIT AGREEMENT

CAMPING WORLD INSURANCE SERVICES OF TEXAS, INC., a Texas corporation

By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Chief Administrative Officer and Executive Vice President

CW MICHIGAN, INC., a Delaware corporation

By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Chief Administrative Officer and Executive Vice President

OUTDOOR BUYS, INC., a Kentucky corporation (formerly known as CAMPING REALTY, INC., a Kentucky corporation)

By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Chief Administrative Officer and Executive Vice President

CAMPING WORLD CARD SERVICES, INC., an Ohio corporation

By:	/s/Brent Moody
	Name:	Brent Moody
	Title:	Chief Administrative Officer and Executive Vice President

FIFTH AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT AND LENDERS:

SUNTRUST BANK, as the Administrative Agent and a Lender

	By:	/s/Angela Leake
		Name:	Angela Leake
		Title:	Vice President